                               Dated 28 June 2004




                        CROWN CASTLE INTERNATIONAL CORP.

                                       and

                         NGG TELECOMS INVESTMENT LIMITED

                                       and

                         NATIONAL GRID HOLDINGS ONE PLC

                            SHARE PURCHASE AGREEMENT

   relating to the sale and purchase of the whole of the issued share capital of Crown Castle UK Holdings Limited



[Linklaters Logo]

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref Roger Barron/Joanna Healey

                                Table of Contents

Contents                                                                       Page

1    Interpretation .......................................................      1


2    Agreement to Sell the Shares .........................................     15


3    Consideration ........................................................     15


4    Conditions ...........................................................     16


5    Pre-Closing ..........................................................     18


6    Closing ..............................................................     21


7    Post-Closing Adjustments .............................................     22


8    Warranties ...........................................................     25


9    Limitation of Liability ..............................................     27


10    Claims ..............................................................     32


11    Restrictions on the Seller ..........................................     32


12    Confidentiality .....................................................     34


13    Other Provisions ....................................................     35


14    Tax Indemnity .......................................................     45


15    Tax Returns etc. ....................................................     53


16    Environmental Indemnity .............................................     55


17    Repayment of Intra-Group balances ...................................     60


18    Guarantee by the Guarantor ..........................................     60


Schedule 1 The Company and the Subsidiaries ...............................     64


Schedule 2 Retained Names and Marks (Clause 13.2) .........................     69


Schedule 3 Closing Obligations (Clause 6) .................................     74


Schedule 4 Determination of Closing Date Balance Sheet and
  Completion Statements (Clause 7) Part 1 .................................     77


Schedule 4 Part 2 March Balance Sheet (Clause 1.1) ........................     79


Schedule 4 Part 3  Base Working Capital Amount (Clause 1.1) ...............     81


Schedule 4 Part 4 Estimated Cash Deferred Income Amount (Clause 1.1) ......     84


Schedule 4 Part 5 Illustration of Post-Closing
  Adjustment Mechanisms (Clause 7.5) ......................................     85


Closing and Completion Adjustment Summary .................................     85


Schedule 4 Part 6 Specific Accounting Policies ............................     86


Schedule 5 Warranties given by the Seller .................................     87


Schedule 6  Warranties given by the Purchaser .............................    111


Schedule 7  Warranties given by the Guarantor .............................    114


Schedule 8 Seller's Knowledge .............................................    115


Schedule 9 Transitional Services Agreement ................................    116


Table of Contents .........................................................     i

                            Share Purchase Agreement

This Agreement is made on 28 June 2004

between:

(1) Crown Castle International Corp, a company incorporated under the laws of Delaware whose registered office is at 510 Bering Drive, Suite 500, Houston, Texas 77057 (the "Seller");

(2) NGG Telecoms Investment Limited, a company incorporated in England and Wales with registered number 3696564 whose registered office is at 1-3 The Strand, London WC2N 5EH (the "Purchaser"); and

(3) National Grid Holdings One plc, a company incorporated in England and Wales with registered number 2367004 whose registered office is at 1-3 The Strand, London WC2N 5EH (the "Guarantor").

Whereas:

(A) The Seller has agreed to sell or procure to be sold the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement;

(B) The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement; and

(C) The Guarantor has agreed to guarantee the Purchaser's obligations under this Agreement.

It is agreed as follows:

1        Interpretation

         In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1      Definitions

         "Accounting Policies" means the accounting policies and procedures of the Group Companies as set out in Part 1 of Schedule 4;

         "Accounts" has the meaning given to it in paragraph 2.1 of Schedule 5;

         "Accounting Firm" has the meaning given to it in paragraph 2.4 of Part 1 of Schedule 4;

         "Accounts Date" means 31 March 2004;

         "Actual Tax Written Down Value" means the Tax Written Down Value of the assets of any Group Company which constitute Plant and Machinery which are not Long Life Assets as of 31 December 2003 on the assumption that an accounting period of each Group Company ends on Closing;

         "ADR Notice" has the meaning given to it in Clause 13.21.2;

         "Affiliate" means, with respect to any person, any other person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first person from time to time;

         "Agreed Terms" means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and signed for identification by the Purchaser and the Seller with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;

         "Agreement" means this Share Purchase Agreement;

         "Ancillary Agreements" means any ancillary agreements with utility providers (including providers of power and water), any agreements for grazing or mowing affecting any undeveloped part or parts of any real property described in paragraph 4.1 of Schedule 5 and any other similar non-material agreements granting occasional rights, including rights of way over any such undeveloped part or parts of the surface area of such real property;

         "appropriate representatives" has the meaning given to it in paragraph
         7.1 of Schedule 5;

         "Asbestos" means all or any of the following naturally occurring minerals: chrysotile, crocidolite, amosite, anthophyllite, tremolite and actinolite and includes materials containing any of those minerals;

         "Asbestos Regulations" means the Control of Asbestos at Work Regulations 2002 as in force as at the date of this Agreement;

         "Base Working Capital Amount" means (pound)(7,434,000) (negative seven million, four hundred and thirty four thousand pounds Sterling), being the amount equal to (x) Base Working Capital Assets minus (y) Base Working Capital Liabilities, as set out on the March Balance Sheet and the Base Working Capital Schedule;

         "Base Working Capital Assets" means the aggregate of receivables (excluding receivables included within deferred income and VAT on such receivables within deferred income), prepayments (excluding FASB Asset and amounts corresponding to the line items "Other Debtors DLA" and "Escrow Ac-Esat"), inventories and work-in-progress as set out on the March Balance Sheet and the Base Working Capital Schedule (it being understood that Base Working Capital Assets shall not include Cash Balances or amounts included in Intra-Group Indebtedness);

         "Base Working Capital Liabilities" means the aggregate of payables, accrued liabilities (excluding FASB Liability), corporation tax and provisions falling due within 12 months as set out on the March Balance Sheet and the Base Working Capital Schedule (it being understood that Base Working Capital Liabilities shall not include deferred income or amounts included in Intra-Group Indebtedness);

         "Base Working Capital Schedule" means the calculation of the Base Working Capital Amount set out in Part 3 of Schedule 4;

         "BBC" means The British Broadcasting Corporation, a corporation incorporated by Royal Charter (Company No.: RC000057);

         "BBC Analogue Transmission Agreement" means the agreement between the Company and the BBC dated 27 February 1997;

         "BBC DAB Service Agreement" means the agreement between the Company and the BBC dated 24 March 2003;

         "BBC Mux B DTT Transmission Agreement" means the agreement between the Company and the BBC dated 23 August 2002;

         "BBC Mux 1 DTT Transmission Agreement" means the agreement between the Company and the BBC dated 10 February 1998;

         "BBC Pension Scheme" means the BBC pension scheme established by a trust deed dated 23 June 1949, as amended from time to time;

         "Books and Records" means all books of account, ledgers, general, financial, accounting, tax documentation and personnel records, files, customers' and suppliers' lists, sales, advertising and promotional literature and customer and supplier correspondence, whether held in paper form or by electronic means, exclusively relating to the Group Companies and portions of all such types of records that primarily relate to the Group Companies but do not exclusively relate to the Group Companies;

         "Broadcasting Act" means the Broadcasting Act 1990 and the Broadcasting Act 1996;

         "British Isles" means the United Kingdom, the Republic of Ireland, the Channel Islands and the Isle of Man;

         "Budget" means the 2004 budget of the Group set out in Section 6.1 of the Disclosure Letter;

         "Business Day" means a day which is not a Saturday, Sunday or a public holiday in England or New York City;

         "Capital Allowances" means capital allowances as provided for by the Capital Allowances Act;

         "Capital Allowances Act" means the Capital Allowances Act 2001;

         "Cash Amount Statement" has the meaning given to it in Clause 7.2;

         "Cash Balances" means the aggregate of cash in hand or credited at a financial institution (including deposits repayable on demand or within three months of the applicable balance sheet date with any financial institution) as recorded in the March Balance Sheet or the Closing Date Balance Sheet, as applicable, less the aggregate of bank overdrafts or amounts debited at a financial institution as recorded in the March Balance Sheet or the Closing Date Balance Sheet, as applicable;

         "Cash Deferred Income" means all amounts included in the Closing Date Balance Sheet in respect of income which is deferred and in respect of which cash has been banked and cleared prior to the Closing Date. For the avoidance of doubt, reference is hereby made to the Cash Deferred Income Schedule;

         "Cash Deferred Income Amount Statement" has the meaning given to it in Clause 7.2;

         "Cash Deferred Income Schedule" means the hypothetical illustration of the Estimated Cash Deferred Income Amount set out in Part 4 of Schedule 4;

         "CEDR" means the Centre for Effective Dispute Resolution;

         "CEDR Model Mediation Procedure" means the model mediation procedure edition 9A as adopted by CEDR as of February 2004;

         "Change in Tax Law" means the coming into force after the Closing Date of, or any introduction or change after the Closing Date in, any Law (or its judicial interpretation) or published practice of any Tax Authority of general application (including any Inland Revenue Statement of Practice or Extra-statutory Concession or the Inland Revenue Tax Bulletin, and the Inland Revenue Manuals) or any change after the Closing Date in the rates of Taxes;

         "Claim" has the meaning given to it in paragraph 10.1 of Schedule 5;

         "Clawback Provision" has the meaning given to it in paragraph 12 of
         Schedule 5;

         "Closing" means the completion of the sale of the Shares pursuant to Clause 6;

         "Closing Amount" has the meaning given to it in Clause 3.1;

         "Closing Date" means the date on which Closing takes place;

         "Closing Date Balance Sheet" has the meaning given to it in Clause 7.1;

         "Closing Working Capital Amount" means the amount equal to (x) Closing Working Capital Assets minus (y) Closing Working Capital Liabilities, as set out on the Closing Date Balance Sheet. The Closing Working Capital Amount shall be expressed in Sterling;

         "Closing Working Capital Assets" means the aggregate of receivables (excluding receivables included within deferred income and VAT on such receivables within deferred income), prepayments (excluding FASB Asset and amounts corresponding to the line items "Other Debtors DLA" and "Escrow Ac-Esat"), inventories and work-in-progress as of the Closing Date and as set out on the Closing Date Balance Sheet (it being understood that Closing Working Capital Assets shall not include Cash Balances or amounts included in Intra-Group Indebtedness). For the avoidance of doubt, reference is hereby made to the Base Working Capital Schedule;

         "Closing Working Capital Liabilities" means the aggregate of payables, accrued liabilities (excluding FASB Liability), corporation tax and provisions falling due within 12 months as of the Closing Date and as set out on the Closing Date Balance Sheet (it being understood that Closing Working Capital Liabilities shall not include deferred income or amounts included in Intra-Group Indebtedness (noting that the accrued liabilities in respect of amounts paid to Powergen shall be zero on the understanding that any liability due to Powergen shall be settled in full on or prior to Closing)). For the avoidance of doubt, reference is hereby made to the Base Working Capital Schedule;

         "Communications Act" means the Communications Act 2003;

         "Companies Act" means the Companies Act 1985;

         "Company" means Crown Castle UK Holdings Limited, details of which are set out in Schedule 1;

         "Company Change of Control" means the direct or indirect acquisition by a Direct Competitor (including an Affiliate) at any time after the Closing Date, whether by sale, merger, operation of Law or otherwise, of (i) control of the Group or (ii) a material portion of the assets of the Group immediately prior to the Closing;

         "Competition Commission" means the Competition Commission as established by the Competition Act 1998;

         "Competitive Activities" has the meaning given to it in Clause 11.1;

         "Completion Statements" means the Cash Amount Statement, the Working Capital Statement and the Cash Deferred Income Amount Statement;

         "Confidentiality Agreement" means the confidentiality agreement dated 31 October 2003 between the Seller and an Affiliate of the Purchaser pursuant to which the Seller made available to the Purchaser and its Affiliates and their respective Representatives certain confidential information relating to the Group;

         "connected company" has the meaning given to it in Clause 13.9;

         "control" means the power to direct the affairs of a person, directly or indirectly, by reason of ownership of voting shares, by contract or otherwise. "Controlled" and "controlling" shall have correlative meanings;

         "Crown Castle UK" means Crown Castle UK Limited a company incorporated in England and Wales whose registered office is at Warwick Technology Park, Gallows Hill, Heathcote Lane, Warwick CV34 6TN;

         "Direct Competitor" means any person (including any of its Affiliates) that at the time in question engages in Competitive Activities and competes directly with the Seller and/or its Subsidiaries in any jurisdiction (other than the British Isles) in which the Seller and/or its Subsidiaries conduct business as of the date of this Agreement;

         "Disclosure Letter" means the letter dated on the same date as this Agreement from the Seller to the Purchaser disclosing information constituting exceptions to the Seller's Warranties;

         "Dollars", "$" or "US$" means the tender/currency of the United States;

         "DTT" means Digital Terrestrial Television;

         "employee representatives" has the meaning given to it in paragraph 7.1 of Schedule 5;

         "Environmental Indemnity" means the indemnity set out in Clause 16;

         "Environment" means air (including air within buildings or other structures whether above or below ground), land (including land surface or subsurface strata, soil, buildings and other structures), water (including surface water, ground water, water within any structures, coastal and inland water and water in drains) and any ecological systems and living organisms supported by those media including man and his property;

         "Environmental Law" means any and all applicable Laws in any jurisdiction in which the Company operates in force at the date of this Agreement concerning: (i) the pollution or protection of, or compensation of damage or harm to the Environment; or (ii) the generation, transportation, storage, treatment, disposal or presence of any Hazardous Substance;

         "Environmental Licence" means any permit, licence, authorisation, exemption, consent, notification or other approval held or required to be held by any Group Company pursuant to any Environmental Law;

         "Environmental Matters" means all or any matters arising from or connected with any Relevant Property or the conduct of the business of any Group Company in relation to pollutions or protection of the Environment, harm to human health, compliance with, breach of or liability under Environmental Law or Environmental Licences, including but not limited to those matters relating to waste, nuisance, discharges, emissions, deposits, disposals and releases to the Environment and the emission, presence, storage, disposal or remediation of Hazardous Substances;

         "Estimated Closing Cash Amount" means the Seller's reasonable estimation as of the Estimation Date of the Final Closing Cash Amount. The Estimated Closing Cash Amount shall be expressed in Sterling;

         "Estimated Cash Deferred Income Amount" means the Seller's reasonable estimation as of the Estimation Date of the Final Cash Deferred Income Amount. The Estimated Cash Deferred Income Amount shall be expressed in Sterling;

         "Estimated Working Capital Adjustment Amount" means the Seller's reasonable estimation as of the Estimation Date of the total of the Closing Working Capital Amount less the Base Working Capital Amount. The Estimated Working Capital Amount shall be expressed in Sterling. For example, if the Closing Working Capital Amount is estimated at (pound)(3) negative and the Base Working Capital Amount is (pound)(5) negative, the Estimated Working Capital Adjustment Amount would equal (pound)2 positive;

         "Estimated Tax Written Down Value" means, if Closing happens on or prior to 31 August 2004, (pound)234,000,000 (two hundred and thirty four million pounds Sterling) or, if Closing happens on or prior to 30 September 2004 (but after 31 August 2004), (pound)231,500,000 (two hundred and thirty one million, five hundred thousand pounds Sterling);

         "Estimation Date" means such date as the Seller estimates in good faith to be the date two weeks prior to the Closing Date and which is communicated by Notice to the Purchaser not less than two Business Days in advance of such estimated date;

         "ETC Status" means exempt telecommunications company status under
         Section 34 of the United States Public Utility Holding Company Act of 1935;

         "Event" means any event, occurrence, transaction, act or omission (or any deemed event, occurrence, transaction, act or omission) including, for the avoidance of doubt, the sale and purchase of the Shares pursuant to this Agreement;

         "Exchange Act" means the United States Securities Exchange Act of 1934;

         "Expert" has the meaning given to it in Clause 16.7.1;

         "FASB Asset" means the general ledger accounts reflecting the treatment of certain cash and non-cash amounts having the reference 1.1821.FASB;

         "FASB Liability" means the general ledger accounts reflecting the treatment of certain cash and non-cash amounts having the reference 1.4299.FASBACCR;

         "FCC" has the meaning given to it in Clause 4.1.2(i);

          "Final Cash Deferred Income Amount" means Cash Deferred Income as set out on the Closing Date Balance Sheet or, either (i) if Closing shall occur on or prior to 31 August 2004, and the amount of such Cash Deferred Income is less than (pound)27,900,000 (twenty seven million, nine hundred thousand pounds Sterling), the amount of Cash Deferred Income shall be deemed to be (pound)27,900,000 (twenty seven million, nine hundred thousand pounds Sterling); or (ii) if Closing shall occur on or prior to 30 September 2004 (but after 31 August 2004), and the amount of such Cash Deferred Income is less than (pound)23,900,000 (twenty three million, nine hundred thousand pounds Sterling), the amount of Cash Deferred Income shall be deemed to be (pound)23,900,000 (twenty three million, nine hundred thousand pounds Sterling). The Final Cash Deferred Income Amount shall be expressed in Sterling;

         "Final Cash Deferred Income Adjustment Amount" means the difference (whether positive or negative) between the Estimated Cash Deferred Income Amount and the Final Cash Deferred Income Amount. The Final Cash Deferred Income Adjustment Amount shall be expressed in Sterling;

         "Final Closing Cash Adjustment Amount" means the difference (whether positive or negative) between the Estimated Closing Cash Amount and the Final Closing Cash Amount. The Final Closing Cash Adjustment Amount shall be expressed in Sterling;

         "Final Closing Cash Amount" means the amount equal to the Cash Balances reflected on the Closing Date Balance Sheet. The Final Closing Cash Amount shall be expressed in Sterling;

          "Final Working Capital Adjustment Amount" means the total of the Closing Working Capital Amount less the Base Working Capital Amount. The Final Working Capital Adjustment Amount shall be expressed in Sterling. For example, if the Closing Working Capital Amount is (pound)(3) negative and the Base Working Capital Amount is (pound)(5) negative, the Final Working Capital Adjustment Amount would equal (pound)2 positive;

         "Former Employees" has the meaning given to it in paragraph 7.1 of
         Schedule 5;

         "FRS 9" means Financial Reporting Standard 9 issued in November 1997 by the Accounting Standards Board and relating to accounting standards for associates and joint ventures;

         "Governmental Entity" means any United Kingdom or European Union governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body, or that of any other country in which a Group Company operates;

         "GPP" means the group personal pension arrangements in place for Relevant Employees and operated by Scottish Widows and Friends Provident;

         "Group" means the Group Companies, taken as a whole;

         "Group Companies" means the Company and the Subsidiaries and "Group Company" means any one of them;

         "Group Payment Arrangements" means those arrangements provided for in
         Section 36 of the Finance Act 1998;

         "Group Relief" means (i) any Relief surrendered or claimed pursuant to Chapter IV of Part X of the Taxes Act, (ii) any advance corporation tax surrendered or claimed pursuant to Section 240 of the Taxes Act (as that section applies in respect of the accounting period in question) and (iii) any refund of Tax surrendered or claimed pursuant to Section 102 of the Finance Act 1989;

         "Guarantor's Warranties" means the warranties given by the Guarantor pursuant to Clause 8.7 and Schedule 7 and "Guarantor's Warranty" means any one of them;

         "Hazardous Substance" means any natural or artificial substance (whether in the form of a solid liquid, gas, vapour or any other form), which is:

                  (i) capable (alone or in combination with any other substance) of causing harm or damage to the Environment, including but not limited to controlled, special, hazardous, polluting, toxic or dangerous substances and/or Asbestos and/or waste; and

                  (ii)     regulated by or under Environmental Laws;

         "ICNIRP" means the International Commission on Non-Ionizing Radiation Protection;

         "Indebtedness" of any person shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, including (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all capital lease obligations of such person; and (iv) all guarantees of the obligations described in (i), (ii) or (iii) above;

         "Indemnified Party" has the meaning given to it in Clause 14.4;

         "Indemnifying Party" has the meaning given to it in Clause 14.4;

         "Industry Guidelines" means the Reference Levels set out in the document, "Restrictions on Human Exposure to Static and Time-Varying Electromagnetic Fields and Radiation" published by the National Radiological Protection Board in 1993 and the relevant limits for occupational and public exposure set out in the "Guidelines for Limiting Exposure to Time-Varying Electric, Magnetic and Electromagnetic Fields (up to 300 GHz)" published by ICNIRP in 1998;

         "Initial Payment" has the meaning given to it in Clause 14.12;

         "Intellectual Property" means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

          "Intra-Group Indebtedness" means the aggregate amount of the Intra-Group Payables minus the aggregate amount of the Intra-Group Receivables;

         "Intra-Group Payables" means all outstanding loans or other financing Liabilities or obligations owed by any Group Company to a member of the Seller's Group as at the close of business on the Closing Date, but excluding any Third Party Indebtedness. The amount of such loans, Liabilities or obligations shall be reduced for the purposes of this definition by any Tax which is required to be withheld from any payment in respect of such loan, Liability or obligation;

         "Intra-Group Receivables" means all outstanding loans or other financing Liabilities or obligations owed by a member of the Seller's Group to any Group Company as at the close of business on the Closing Date, but excluding any Third Party Indebtedness. The amount of such loans, Liabilities or obligations shall be reduced for the purposes of this definition by any Tax which is required to be withheld from any receipt in respect of such loan, Liability or obligation;

         "Know-how" means confidential industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

         "Law" means any English or European law, rule or regulation having legal effect or any law of any other country in which a Group Company operates;

         "LCIA" has the meaning given to it in Clause 13.21.5;

         "Leasehold/Licenced Property" has the meaning given to it in paragraph
         4.1.1 of Schedule 5;

         "Leasehold Property" has the meaning given to it in paragraph 4.1.1 of
         Schedule 5;

         "Liabilities" means any and all Indebtedness and other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured;

         "Licences" has the meaning given to it in paragraph 8.1.1 of
         Schedule 5;

         "Lien" means any claim, charge, mortgage, lien, pledge, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

         "Long Life Assets" means "long life assets" with the meaning of section 91 of the Capital Allowances Act;

         "Long Life Asset Pool" means the Tax Written Down Value of the assets which constitute Long Life Assets as of 31 December 2003 of any Group Company on the assumption that the current accounting period of each Group Company ends on Closing;

         "Long Stop Date" means 30 September 2004;

         "Losses" means all losses, Liabilities, costs (including without limitation legal costs and experts' and consultants' fees), charges, expenses, actions, proceedings, claims and demands;

         "Major Customer" means any of the customers of the Group which, for the financial year ended 31 December 2003, accounted for (pound)1,000,000 (one million pounds Sterling) or more of the gross revenue of the Group;

         "Major Supplier" means any of the suppliers to the Group which, for the financial year ended 31 December 2003, accounted for (pound)1,000,000 (one million pounds Sterling) or more of the gross expenditure of the Group;

         "Managed Property" has the meaning given to it in paragraph 4.1.1 of
         Schedule 5;

         "Management Accounts" means the unaudited management accounts relating to each Group Company and to the Group of the months ended 30 April 2004 and 31 May 2004, respectively (the "Relevant Management Accounts Date");

         "March Accounts" means the March Balance Sheet and the March Profit and Loss Account;

         "March Balance Sheet" means the unaudited consolidated balance sheet of the Group as at the Accounts Date set out in Part 2 of Schedule 4;

         "March Profit and Loss Account" means the unaudited consolidated profit and loss account of the Group for the three month period ended 31 March 2004;

         "Material Contract" has the meaning given to it in paragraph 6.6 of
         Schedule 5;

         "Mux" or "Multiplex" means any of the frequencies on which a multiplex service licensed by Ofcom is provided or any other frequency allocated to the BBC for the provision of a multiplex service;

         "NGT Guarantee" has the meaning given to it in Clause 18.2;

         "Non-compete Period" has the meaning given to it in Clause 11.1;

         "Notice" has the meaning given to it in Clause 13.18.1;

         "Notice of Disagreement" has the meaning given to it in paragraph 2.1 of Part 1 of Schedule 4;

         "NTL Licenced Property" has the meaning given to it in paragraph 4.1.1 of Schedule 5;

         "Ofcom" means The Office of Communications as established under the Office of Communications Act 2002;

         "Order" shall mean any order, writ, injunction, decree, judgment or stipulation;

         "Ordinary Course Construction" means any building, construction, development or demolition works at any Property that are undertaken for the purpose of any Group Company's continued or expanded operation of substantially the same business undertaken on such Property on or prior to Closing;

         "Owned Mixed Property" has the meaning given to it in paragraph 4.1.1 of Schedule 5;

         "Owned Real Property" has the meaning given to it in paragraph 4.1.1 of
         Schedule 5;

         "Permitted Liens" means (i) mechanics', carriers', worksmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of the Group's business, (ii) conditional sales contracts and equipment leases with third parties entered into in the ordinary course of the Group's business, (iii) Liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith; and (iv) other Liens and imperfections of title which do not, or are not reasonably likely to impair in any material respect the continued use and operation of the assets to which they relate in the Group's business as currently conducted;

         "Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991;

         "Plant and Machinery" means assets of the Group which are entitled to Capital Allowances under Part 2 of the Capital Allowances Act;

         "Post-Closing Relief" means any Relief which is not available before the Closing Date and arises in respect of an Event occurring after the Closing Date;

         "Post-Closing Tax Period" means any taxable period beginning after the Closing Date;

         "PPA Interest Rate" means, as of any date of determination for any applicable currency, the rate of interest from time to time announced publicly by Barclays Bank plc, as its base rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment;

         "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date;

         "Projected Cost" means the projected cost of construction to practical completion of such assets as are set out in the "Capital Expenditure Evaluation" forms in respect of telecommunication assets under construction and "Capital Expenditure Proposal" forms in respect of other assets under construction;

         "Properties" means Owned Real Property, Owned Mixed Property, Leasehold/Licenced Property, NTL Licenced Property and Managed Property, being the properties set out in Section 4.1.1 of Schedule 5 of the Disclosure Letter, and "Property" means any one of them;

         "Purchaser Relief" means any Relief or right to repayment of Taxes or right to any payment in respect of any surrender of Group Relief taken into account as an asset in preparing the Working Capital Statement or in reducing or eliminating any provision or reserve for taxation in the Working Capital Statement;

         "Purchaser's Group" means the Purchaser and its subsidiaries from time to time;

         "Purchaser's Nominated Account" means such account as the Purchaser shall notify in writing to the Seller not less than two Business Days prior to the Closing Date;

         "Purchaser's Warranties" means the warranties given by the Purchaser pursuant to Clause 8.5 and Schedule 6 and "Purchaser's Warranty" means any one of them;

         "Radiation" means any electric, magnetic or electromagnetic radiation, frequencies or fields or radio waves;

         "Relevant Employees" has the meaning given to it in paragraph 7.1 of
         Schedule 5;

         "Relevant Equipment" means any television and radio broadcasting mast or television and radio transmitter equipment owned or operated by any Group Company at any Property;

         "Relevant Payment" has the meaning given to it in Clause 14.9;

         "Relevant Period" means the 12 month period preceding the date of this Agreement;

         "Relevant Receipt" has the meaning given to it in Clause 14.9;

         "Relevant Recipient" has the meaning given to it in Clause 14.9;

         "Relief" means any loss, allowance, exemption, set-off, deduction, refund, credit, or other relief relating to any Taxes or to the computation of income, profits or chargeable gains for the purposes of any Taxes (excluding, in any case, any Capital Allowances) including any repayment or reapportionment under any Group Payment Arrangements;

         "Remedial Action" means any measures reasonably necessary undertaken or to be undertaken by the Purchaser (or the Seller for the purposes of Clause 16.6) for investigating, assessing, limiting, removing, remedying, cleaning up, abating, containing, preventing, monitoring or ameliorating the presence or effect of any Hazardous Substance or Radiation in accordance with Environmental Law and Industry Guidelines;

         "Representative" means, with respect to any person, such person's employees, counsel, accountants and other representatives and professional advisers;

         "Representative Body" means any association, trade union, works council or other body or persons representing any of the employees;

         "Retained Names and Marks" has the meaning given to it in Clause 13.2.1;

         "Rules" has the meaning given to it in Clause 13.21.5;

         "Sarbanes-Oxley" means the United States Sarbanes-Oxley Act 2002 and the related rules and regulations promulgated under such act or the Exchange Act;

         "Saving" has the meaning given to it in Clause 14.20;

         "SEC" means the Securities and Exchange Commission of the United States;

         "Secondary Adjustment" has the meaning given to it in Clause 14.12;

         "Secondary Recovery Provision" has the meaning given to it in paragraph 12 of Schedule 5;

         "Seller Change of Control" means any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming, or obtaining rights (whether by means of warrants, options or otherwise) to become, the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Seller;

         "Seller's Group" means the Seller and its subsidiaries, subsidiary undertakings and Affiliates from time to time (excluding (for the purposes of the definitions of Intra-Group Payables, Intra-Group Receivables and Third Party Indebtedness) the Group Companies);

         "Seller's Nominated Account" means such account as the Seller shall notify in writing to the Purchaser not less than two Business Days prior to the Closing Date;

         "Seller's Pension Scheme" means the  Crown Castle UK Pension Scheme;

         "Seller's Relief" means any Relief or right to repayment of Taxes (other than any Purchaser Relief) available to any Group Company that arises as a result of an Event occurring or deemed to occur for Tax purposes on or before the Closing Date;

         "Seller's Warranties" means the warranties given by the Seller pursuant to Clause 8.1 and Schedule 5 and "Seller's Warranty" means any one of them;

         "Senior Employee" has the meaning given to it in paragraph 7 of
         Schedule 5;

         "Settlement Amount" means US$147,200,000 (one hundred and forty seven million, two hundred thousand Dollars);

         "Shares" means 333,595,225 ordinary shares of (pound)1 each, being the whole of the issued ordinary share capital of the Company;

         "Share Option Relief" means any Relief other than a Purchaser's Relief (or a Seller's Relief taken into account pursuant to Clause 14.11) which the Purchaser or any Group

         Company obtains after Closing (or which the Purchaser or a Group Company would obtain but for an insufficiency of profits) pursuant to
         Part 1 of Schedule 23 Finance Act 2003 in relation to any share incentive, share option or other incentive granted before Closing to any Relevant Employee or former employee of any Group Company;

         "Site Sharing Agreements" has the meaning given to it in paragraph
         4.1.2 of Schedule 5;

         "Sterling" or "(pound)" means the legal tender/currency of the United Kingdom;

         "Straddle Period" means in relation to a Group Company, the accounting period of that Group Company in which the Closing Date falls;

         "Subsidiaries" means the subsidiaries of the Company listed in paragraph 2 of Schedule 1 together with any other subsidiary undertakings of the Company and "Subsidiary" means any one of them;

         "Tax Authority" means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

         "Tax Controversy" has the meaning given to it in Clause 14.5;

         "Tax Indemnity" means the indemnity in respect of Taxation set out in Clause 14;

         "Tax Return" means any return, filing, report, questionnaire, information statement, self-assessment, computation or other document required to be filed, including any amendments that may be filed, for any taxable period with any Tax Authority (whether or not a payment is required to be made with respect to such filing);

         "Tax Warranties" has the meaning given to it in Clause 14.2 and "Tax Warranty" means any one of them;

         "Tax Written Down Value" means the unrelieved qualifying expenditure to carry forward from the chargeable period which ends on the date in question (as determined in accordance with section 59 of the Capital Allowances Act);

         "Taxation", "Taxes" or "Tax" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

         "Taxes Act" means the Income and Corporation Taxes Act 1988;

         "Third Party Indebtedness" means the aggregate amount as at the close of business on the Closing Date of all outstanding Indebtedness owed by any Group Company to any third party or owed by any third party to any Group Company;

         "TM Licence Agreement" means the agreement on the Agreed Terms between the Seller and the Purchaser or their respective Affiliates in relation to the licence of the Retained Names and Marks, to be entered into on the Closing Date;

         "TM Termination Date" shall have the meaning set out in Clause 13.2.4;

         "Total Construction Cost" means the cost of construction to practical completion of such individual assets under construction, calculated by reference to the Group's existing accounting policies, practices and methodologies used for the capitalisation of such costs;

         "Transfer Regulations" has the meaning given to it in paragraph 7.1 of
         Schedule 5;

         "Transitional Services Agreement" means the agreement between the Seller and the Purchaser or their respective Affiliates in relation to Mobile Media to be entered into on the Closing Date substantially on the basis of the provisions set out in Schedule 9;

         "UK GAAP" means United Kingdom generally accepted accounting practice in effect as of the date of this Agreement;

         "United Kingdom" means the United Kingdom of Great Britain and Northern Ireland;

         "VAT" means United Kingdom Value Added Tax;

         "Warranty" means any Seller's Warranty, any Purchaser's Warranty and any Guarantor's Warranty;

         "Wireless Telegraphy Act" means the Wireless Telegraphy Act 1949 to 1998; and

         "Working Capital Statement" has the meaning given to it in Clause 7.2.

1.2      Modification etc. of Statutes

         References to a statute or statutory provision include:

         1.2.1 that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

         1.2.2 any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

         1.2.3 any subordinate legislation made from time to time under that statute or statutory provision,

         provided that such references shall not include such modifications, re-enactments, consolidations, direct or indirect replacements, or subordinate legislation arising after the date of this Agreement to the extent that the Liability of any party would be increased or extended by the inclusion thereof.

1.3      Singular, plural, gender

         References to one gender include all genders and references to the singular include the plural and vice versa.

1.4      References to persons and companies

         References to:

         1.4.1 a person shall include any natural person, corporation, company, partnership firm, joint venture, trust, business association, Governmental Entity or other entity (whether or not having separate legal personality); and

         1.4.2 a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5      References to subsidiaries and holding companies

         The words "holding company", "subsidiary" and "subsidiary undertaking" shall have the same meaning in this Agreement as their respective definitions in the Companies Act.

1.6      Connected Persons

         A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Taxes Act.

1.7      Recitals and Schedules etc.

         References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.8      Headings

         Headings shall be ignored in interpreting this Agreement.

1.9      Legal Terms

         References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2        Agreement to Sell the Shares

         2.1.1 On and subject to the terms of this Agreement, the Seller agrees to sell or procure to be sold and the Purchaser agrees to purchase, the Shares.

         2.1.2 The Shares shall be sold or procured to be sold by the Seller with full title guarantee free from Liens and together with all rights and advantages attaching to them as at Closing (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

         2.1.3 The Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

         2.1.4 Subject to the parties agreeing in writing, in the event that the Seller has, prior to Closing and in accordance with such agreement, transferred or procured the transfer of the Shares to another company or other entity, the Seller shall sell or procure to be sold to the Purchaser that company or entity on and subject to the terms of this Agreement and references to the "Company", "Group Companies", "Group" and "Shares" shall be construed accordingly.

3        Consideration

3.1      Amount

         The consideration for the purchase of the Shares under this Agreement shall be an amount in cash equal to US$1,887,800,000 (one billion, eight hundred and eighty seven million, eight hundred thousand Dollars) (the "Closing Amount") subject to adjustment as set out in Clause 7.

3.2      Reduction of Consideration

         If any payment is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim for any breach of this Agreement or pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, any payment under any Warranty or any payment under Clause 14 (Tax Indemnity)) under this Agreement (or any agreement entered into under this Agreement), the payment shall be made by way of adjustment of the consideration paid by the Purchaser for the Shares under this Agreement and the consideration shall be reduced (in the case of a payment by the Seller to the Purchaser) or increased (in the case of a payment by the Purchaser to the Seller) by the amount of such payment.

4        Conditions

4.1      Conditions Precedent

         The agreement to sell and purchase the Shares contained in Clause 2 is conditional upon satisfaction of the conditions set out in Clauses
         4.1.1 to 4.1.4, or their satisfaction subject only to Closing:

         4.1.1

                  (i) the Office of Fair Trading having indicated on terms reasonably satisfactory to the Purchaser that it will not make a reference to the Competition Commission in relation to the purchase of the Shares as contemplated by this Agreement; or

                  (ii) the time provided for under the Enterprise Act 2002 during which the Office of Fair Trading may make a reference to the Competition Commission having expired, without the Office of Fair Trading having made such a reference or having indicated that it will not make such a reference;

         4.1.2

                  (i) the Company, having received an order from the United States Federal Communications Commission ("FCC"), on terms reasonably satisfactory to the Purchaser, granting the Company's application for ETC Status; or

                  (ii) in the alternative, 60 days having passed from the date of the filing with the FCC of the Company's application for a determination of ETC Status, and the application being deemed granted as a matter of law under Title 47 of the United States Code of Federal Regulations Section 1.5004;

         4.1.3 The BBC's right to terminate under any of: (a) the BBC Analogue Transmission Agreement; (b) the BBC Mux 1 DTT Transmission Agreement; (c) the BBC DAB Transmission Agreement; and (d) the BBC Mux B DTT Transmission Agreement having elapsed by effluxion of time without the BBC having terminated or having given and not withdrawn notice to terminate, each such agreement or the BBC having provided comfort, on terms reasonably satisfactory to the Purchaser, that it will not exercise any termination rights for Change of Control (as defined in the relevant agreement) under any such agreements as a consequence of the purchase of the Shares as contemplated by this Agreement; and

         4.1.4 Ofcom having provided comfort, on terms reasonably satisfactory to the Purchaser, that it will not exercise its revocation rights in relation to: (a) the Multiplex C and D licences granted to the Company under the Broadcasting Act; or
                  (b) any licences under the Wireless Telegraphy Act (to the extent that such licences may be revoked in such circumstances); as a consequence of the purchase of the Shares as contemplated by this Agreement.

         4.1.5 For the purposes of Clause 4.1.1 and for the avoidance of doubt, terms shall not be reasonably satisfactory to the Purchaser if they would require the Purchaser to commit to divest (or not to acquire) assets with a value in excess of (pound)20 million or, in the case of behavioural commitments, would amount to a more than immaterial change in the terms upon which either the Purchaser's Group or the Group Companies do business.

         4.1.6 For the purposes of Clauses 4.1.3 and 4.1.4, if a letter is received from the BBC or Ofcom, in each case, on substantially the Agreed Terms, then such letter shall be deemed to be reasonably satisfactory to the Purchaser.

4.2      Responsibility for Satisfaction

         4.2.1 The Purchaser shall use reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.1, 4.1.3 and 4.1.4 as soon as possible after the date of this Agreement and in any event no later than the Long Stop Date.

         4.2.2 The Seller shall use reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.2, 4.1.3 and 4.1.4 as soon as possible after the date of this Agreement and in any event no later than the Long Stop Date.

         4.2.3 Without prejudice to Clauses 4.2.1 and 4.2.2, the Seller and the Purchaser agree that, to the extent permitted by law, all requests and enquiries from any governmental entity, after the date of this Agreement, in relation to the satisfaction of the conditions set out in Clause 4.1 shall be dealt with:

                  (i) in the case of Clauses 4.1.1, 4.1.3 and 4.1.4 by the Purchaser in consultation with the Seller; (1) that the Purchaser shall promptly notify the Seller of all its contacts and discussions with any Governmental Entity or the BBC and of any request by any Governmental Entity or the BBC in relation to the satisfaction of such conditions, (2) that the Purchaser shall promptly supply the Seller with copies of all written communications including notifications, submissions and correspondence and written or oral summaries of all material oral comments between the Purchaser or any of its Representatives, on the one hand, and any Governmental Entity or the BBC on the other hand; and
                           (3) that the Seller shall co-operate with and provide all necessary information and assistance reasonably required by such Governmental Entity or the BBC upon being requested to do so by the Purchaser. The Purchaser shall co-operate and promptly provide the Seller with drafts of all written correspondence intended to be sent to any Governmental Entity or the BBC and, to the extent practicable, allow the Seller the opportunity to comment thereon prior to delivery to any Governmental Entity or the BBC; and

                  (ii) in the case of Clauses 4.1.2, 4.1.3 and 4.1.4 by the Seller in consultation with the Purchaser; (1) that the Seller shall promptly notify the Purchaser of all its contacts and discussions with the FCC, the BBC or any Governmental Entity in relation to the satisfaction of such conditions; (2) that the Seller shall promptly supply the Purchaser with copies of all written communications including notifications, submissions and correspondence and written or oral summaries of all material oral comments between the Seller or any of its representatives, on the one hand, and the FCC, the BBC or any Governmental Entity on the other hand; and (3) that the Purchaser shall co-operate with and provide all necessary information and assistance reasonably required by the FCC, the BBC or any Governmental Entity upon being requested to do so by the Seller. The Seller shall co-operate and promptly provide the Purchaser with drafts of all written correspondence intended to be sent to the FCC, the BBC or any Governmental Entity and, to the extent practicable, allow the Purchaser the opportunity to comment thereon prior to delivery to the FCC, the BBC or any Governmental Entity.

4.3      Non-Satisfaction/Waiver

         4.3.1 The party responsible for satisfaction of each condition, as set out in Clause 4.2, shall give Notice to the other party of the satisfaction of the relevant condition within two Business Days of becoming aware of the same.

         4.3.2 The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1 by Notice to the Seller.

         4.3.3 If the conditions in Clause 4.1 are not satisfied or waived on or before the Long Stop Date save as expressly provided, this Agreement (other than Clauses 1, 12 and 13.6 to 13.22) shall lapse and neither the Seller nor the Purchaser shall have any claim against the other under it, save for any claim arising from breach of any obligation contained in Clause 4.2.

5        Pre-Closing

5.1      The Seller's Obligations in Relation to the Conduct of Business

         Except as otherwise contemplated or permitted by this Agreement, from the date of this Agreement to the Closing, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld or delayed), the Seller (i) shall procure that each of the Group Companies conducts its business in all material respects in the ordinary course as carried on prior to the date of this Agreement; and (ii) shall or shall procure that the relevant members of the Seller's Group shall maintain in force all existing insurance policies in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement for the benefit of the Group Companies and, immediately following the signing of this Agreement, procure the interest of the Purchaser to be noted on such insurance policies. In addition, during such period, except as otherwise contemplated or permitted by this Agreement or set out in Section 5.1 of the Disclosure Letter, unless the Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), the Seller shall not, and shall not permit any Group Company to, do any of the following:

         5.1.1 resolve to alter its memorandum or articles of association (or comparable constitutive documents), save as required by Law;

         5.1.2 save as set out in the Budget, enter into any agreement or incur any commitment involving any capital expenditure in excess of, or consideration equivalent to, (pound)350,000 (three hundred and fifty thousand pounds Sterling) per item or (pound)3,500,000 (three million, five hundred thousand pounds Sterling) in aggregate, in each case exclusive of VAT;

         5.1.3 make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Relevant Employee or dismiss any Senior Employee;

         5.1.4 except in the ordinary course of business and consistent with past practice, amend in any material respect or enter into any agreement of a type required to be disclosed pursuant to paragraph 6.2 of Schedule 5;

         5.1.5 incur any additional borrowings or incur any other Indebtedness otherwise than in the ordinary and usual course of business;

         5.1.6 create a Lien over the Shares or the shares or material assets of any Group Company except Permitted Liens in the case of assets of any Group Company;

         5.1.7 create, allot, issue, repay, redeem or repurchase any share capital or loan capital of any Group Company;

         5.1.8 acquire or agree to acquire or lease any material assets (including real property) outside the ordinary course of business;

         5.1.9 declare, make or pay any dividend in kind or other distribution in kind to shareholders, or otherwise make or pay any dividend or other distribution to shareholders, other than out of such Group Company's ordinary income and cash flows;

         5.1.10 sell, lease or otherwise dispose of any of the material assets (including real property) of the Group outside the ordinary course of business;

         5.1.11 discontinue or amend the Seller's Pension Scheme to any material extent or commence to wind it up or terminate it or cause it to cease to admit new members;

         5.1.12 repay any material Indebtedness (other than in accordance with or to fulfil the terms and conditions of this Agreement);

         5.1.13 make or pay any management charge outside the ordinary course of business consistent with past practice; or

         5.1.14   agree, in writing or otherwise, to do any of the foregoing.

5.2      Notification

         Without prejudice to the provisions of Clause 5.4.1(iv), if, after the signing of this Agreement, the Seller becomes aware of any breach in any material respect of the obligations set out in Clause 5.1, the Seller shall promptly notify the Purchaser in writing and shall take all reasonable steps to remedy such breach.

5.3      Other Seller's Obligations Prior to Closing

         Without prejudice to the generality of Clause 5.1, and to the extent permitted under applicable laws (anti-trust or otherwise) prior to Closing the Seller shall:

         5.3.1 procure that the Group Companies shall consult with the Purchaser in relation to all material matters concerning the running of the Group;

         5.3.2 procure that the Group Companies shall provide to the Purchaser and its Representatives such information as they may reasonably request for the purpose of monitoring the status of the business in this period and preparing a post-Closing integration plan; and

         5.3.3 use reasonable endeavours to procure that Crown Castle UK and Crown Castle UK Pension Trust Limited execute a deed as soon as reasonably practicable following the date of this Agreement in relation to the Seller's Pension Scheme which is substantially in the form of the draft Second Definitive Deed and Rules disclosed to the Purchaser pursuant to Section 6.7 of the Disclosure Letter.

5.4      Termination

         5.4.1 Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing
                  Date:

                  (i)      by mutual agreement of the Seller and the Purchaser;

                  (ii) by the Seller upon Notice to the Purchaser if any of the conditions to the Closing set out in Clause 4.1 shall have become incapable of fulfilment;

                  (iii) by either the Seller or the Purchaser upon Notice to the other party if the Closing does not occur on or prior to the Long Stop Date and the party seeking termination is not then in fundamental breach of its warranties referred to in Clause 5.4.2 or Clause 5.4.3, as the case may be, or any of its material covenants or agreements set forth in this Agreement;

                  (iv) by the Purchaser upon Notice to the Seller if the Seller shall have failed to comply in any material respect with its obligations as set out in Clause 5.1, except for non-compliance not resulting in a material and adverse effect on the business of the Group; and

                  (v) by either the Purchaser or the Seller in accordance with Clause 6.5.

         5.4.2 Subject to Clause 5.4.1, the Purchaser shall not be entitled to rescind or terminate this Agreement, or any part of it, at any time prior to or after the Closing Date, for any reason, save in the case of a fundamental breach of the Seller's Warranties set out in paragraphs 1.1.1 to 1.1.3, 1.1.5, 1.1.6 or 15 of Schedule 5.

         5.4.3 Subject to Clause 5.4.1, the Seller shall not be entitled to rescind or terminate this Agreement, or any part of it, at any time prior to or after the Closing Date, for any reason, save in the case of a fundamental breach of (i) the Purchaser's Warranties set out in paragraphs 1 and 6 of Schedule 6; or
                  (ii) the Guarantor's Warranties set out in Schedule 7.

         5.4.4    The termination of this Agreement pursuant to Clauses 5.4.1,
                  5.4.2 and 5.4.3 shall not operate to terminate Clauses 1, 12 and 13.6 to 13.22 which shall remain in full force and effect.

         5.4.5 Any failure by a party to exercise its right to terminate this Agreement under Clauses 5.4.1, 5.4.2 or 5.4.3 shall not constitute a waiver of any other rights of such party.

5.5      Material to be Returned

         5.5.1 In the event that this Agreement is terminated by the Seller or the Purchaser pursuant to Clause 5.4, Notice thereof shall forthwith be given to the other party, and the transactions contemplated by this Agreement shall be terminated, without further action by any party hereto.

         5.5.2 Furthermore, in the event that this Agreement is terminated as provided herein:

                  (i) the Purchaser shall return all documents and other material received from the Seller or its Affiliates or any of their Representatives relating to any Group Company or the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the Seller;

                  (ii) the Purchaser agrees that all confidential information received by the Purchaser or its Affiliates or any of their Representatives with respect to any Group Company, this Agreement or the transactions contemplated hereby shall be treated in accordance with Clause 12, which shall remain in full force and effect notwithstanding the termination of this Agreement;

                  (iii) the Seller shall return all documents and other material received from the Purchaser or its Affiliates or any of their Representatives relating to the Purchaser or the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the Purchaser; and

                  (iv) the Seller agrees that all confidential information received by the Seller or its Affiliates or any of their Representatives with respect to the Purchaser, this Agreement or the transactions contemplated hereby shall be treated as confidential and otherwise in accordance with Clause 12, which shall remain in full force and effect notwithstanding the termination of this Agreement.

6        Closing

6.1      Pre-Closing Notifications

         On the Estimation Date, the Seller shall notify the Purchaser in writing of the Estimated Working Capital Adjustment Amount, the Estimated Closing Cash Amount and the Estimated Cash Deferred Income Amount, together with adequate details of how such amounts have been calculated.

6.2      Date and Place

         Subject to Clause 4, Closing shall take place at 10 a.m. (London time) at the offices of Cravath, Swaine & Moore LLP, City Point, One Ropemaker Street, London EC2Y 9HR on the last day of the calendar month in which the condition(s) set out in Clause 4.1 are either satisfied or waived, or if such day is not a Business Day, the first Business Day thereafter or at such other location, time or date as may be agreed between the Purchaser and the Seller, when all (but not part only unless the parties so agree) of the business set out in Schedule 3 shall be transacted.

6.3      Closing Events

         On Closing, the Seller and the Purchaser shall comply with their respective obligations specified in Schedule 3.

6.4      Payment on Closing

         On the Closing Date, the Purchaser shall pay the Closing Amount plus the Estimated Working Capital Adjustment Amount (if a positive number) or less the Estimated Working Capital Adjustment Amount (if a negative number) plus the Estimated Closing Cash Amount (if a positive number) or less the Estimated Closing Cash Amount (if a negative number) and less the Estimated Cash Deferred Income Amount by wire transfer of immediately available funds to the Seller's Nominated Account.

6.5      Breach of Closing Obligations

         If the Seller or the Purchaser fails to comply with any material obligation in Clauses 6.3 and 6.4 and Schedule 3, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by Notice to the other:

         6.5.1 to terminate this Agreement (other than Clauses 1, 12, 13.6 to 13.22) without liability on its part;

         6.5.2 to effect Closing so far as practicable having regard to the defaults which have occurred; or

         6.5.3 to fix a new date for Closing (not being more than 10 Business Days after the agreed date for Closing) in which case the provisions of Schedule 3 shall apply to Closing as so deferred but provided such deferral may only occur once.

7        Post-Closing Adjustments

7.1      Closing Date Balance Sheet

         As soon as reasonably practicable and no later than 30 Business Days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a consolidated balance sheet of the Group as of the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with the Accounting Policies.

7.2      Working Capital Statement etc.

         The Closing Date Balance Sheet shall be accompanied by (i) a statement (the "Working Capital Statement") setting out the Purchaser's reasonable determination of the Closing Working Capital Amount as at the Closing Date; (ii) a statement setting out the Purchaser's reasonable determination of the Cash Deferred Income Amount as at the Closing Date (the "Cash Deferred Income Amount Statement"); and (iii) a statement setting out the

         Purchaser's reasonable determination of the Final Closing Cash Amount as at the Closing Date (the "Cash Amount Statement"). The Working Capital Statement, the Cash Deferred Income Amount Statement and the Cash Amount Statement shall become binding on the Seller and the Purchaser upon final agreement or determination in accordance with the procedures set out in paragraph 2 of Part 1 of Schedule 4.

7.3      Adjustment to Consideration

         7.3.1 The consideration payable for the Shares shall be increased by the amount by which the Closing Working Capital Amount exceeds the Base Working Capital Amount, and the consideration payable for the Shares shall be decreased by the amount by which the Closing Working Capital Amount is less than the Base Working Capital Amount. Accordingly, within five Business Days after the Working Capital Statement becomes binding pursuant to paragraph 2 of Part 1 of Schedule 4:

                  (i) if the Final Working Capital Adjustment Amount is greater than the Estimated Working Capital Adjustment Amount, then the Purchaser shall pay to the Seller by wire transfer of immediately available funds to the Seller's Nominated Account an amount equal to the difference between the Estimated Working Capital Adjustment Amount and the Final Working Capital Adjustment Amount, together with an amount thereon calculated by reference to the PPA Interest Rate from and including the Closing Date to but not including the date of such payment; and

                  (ii) if the Estimated Working Capital Adjustment Amount is greater than the Closing Working Capital Amount, then the Seller shall pay to the Purchaser by wire transfer of immediately available funds to the Purchaser's Nominated Account an amount equal to the difference between the Estimated Working Capital Adjustment Amount and the Final Working Capital Adjustment Amount, together with an amount thereon calculated by reference to the PPA Interest Rate from and including the Closing Date to but not including the date of such payment.

         7.3.2 The consideration paid pursuant to Clause 6.4 shall be increased by the amount by which the Final Closing Cash Amount exceeds the Estimated Closing Cash Amount, and the consideration paid pursuant to Clause 6.4 shall be decreased by the amount by which the Final Closing Cash Amount is less than the Estimated Closing Cash Amount. Accordingly, within five Business Days after the Cash Amount Statement becomes binding pursuant to paragraph 2 of Part 1 of Schedule 4:

                  (i) if the Final Closing Cash Amount is greater than the Estimated Closing Cash Amount, then the Purchaser shall pay to the Seller by wire transfer of immediately available funds to the Seller's Nominated Account an amount equal to the Final Closing Cash Adjustment Amount, together with an amount thereon calculated by reference to the PPA Interest Rate from and including the Closing Date to but not including the date of such payment; and

                  (ii) if the Final Closing Cash Amount is less than the Estimated Closing Cash Amount, then the Seller shall pay to the Purchaser by wire transfer of immediately available funds to the Purchaser's Nominated Account an amount, equal to the Final Closing Cash Adjustment Amount, together with an amount thereon calculated by reference to the PPA Interest Rate from and including the Closing Date to but not including the date of such payment

         7.3.3 The consideration paid pursuant to Clause 6.4 shall be increased by the amount by which the Estimated Cash Deferred Income Amount exceeds the Final Cash Deferred Income Amount, and the consideration paid pursuant to Clause 6.4 shall be decreased by the amount by which the Estimated Cash Deferred Income Amount is less than the Final Cash Deferred Income Amount. Accordingly, within five Business Days after the Cash Deferred Income Amount Statement becomes binding pursuant to paragraph 2 of Part 1 of Schedule 4:

                  (i) if the Estimated Cash Deferred Income Amount is greater than the Final Cash Deferred Income Amount, then the Purchaser shall pay to the Seller by wire transfer of immediately available funds to the Seller's Nominated Account an amount equal to the Final Cash Deferred Income Adjustment Amount, together with an amount thereon calculated by reference to the PPA Interest Rate from and including the Closing Date to but not including the date of such payment; and

                  (ii) if the Final Cash Deferred Income Amount is greater than the Estimated Cash Deferred Income Amount, then the Seller shall pay to the Purchaser by wire transfer of immediately available funds to the Purchaser's Nominated Account an amount equal to the Final Cash Deferred Income Adjustment Amount, together with an amount thereon calculated by reference to the PPA Interest Rate from and including the Closing Date to but not including the date of such payment.

         7.3.4    If the Final Cash Deferred Income Amount is less than either
                  (i)(pound)27,900,000 (twenty seven million, nine hundred thousand pounds Sterling) (if Closing occurs on or prior to 31 August 2004, representing the forecast Cash Deferred Income at such date); or (ii)(pound)23,900,000 (twenty three million, nine hundred thousand pounds Sterling) (if Closing occurs on or prior to 30 September 2004 but after 31 August 2004, representing the forecast Cash Deferred Income at such date) then the Final Working Capital Adjustment Amount shall be increased by the difference between the Final Cash Deferred Income Amount (at such date) and either (i)(pound)27,900,000 (twenty seven million, nine hundred thousand pounds Sterling) (if Closing occurs on or prior to 31 August 2004); or
                  (ii)(pound)23,900,000 (twenty three million, nine hundred thousand pounds Sterling) (if Closing occurs on or prior to 30 September 2004 but after 31 August 2004).

                  For the avoidance of doubt, if the Final Cash Deferred Income Amount is either greater than (i) (pound)27,900,000 (twenty seven million, nine hundred thousand pounds Sterling) (if Closing occurs on or prior to 31 August 2004); or (ii) (pound)23,900,000 (twenty three million, nine hundred thousand pounds Sterling) (if Closing occurs on or prior to 30 September 2004 but after 31 August 2004) then there shall be no corresponding adjustment to the Final Working Capital Adjustment Amount.

         7.3.5 The Purchaser agrees that following the Closing and until the Completion Statements become binding pursuant to paragraph 2 of Part 1 of Schedule 4, it shall not take any actions with respect to the Books and Records with the result that the Completion Statements cannot be calculated consistent with the Accounting Policies.

         7.3.6 The parties may agree to net the amounts payable pursuant to the foregoing provisions of this Clause 7.3 against each other, such that settlement of the adjustment amounts described herein may be effected by one wire transfer in respect of all such amounts.

7.4      Illustration of Post-Closing Adjustment Mechanisms

         For the avoidance of doubt, set out in Part 5 of Schedule 4 is an illustration of the application of the post-Closing adjustment mechanisms set out in this Clause 7.

7.5      No Double Counting

         For the avoidance of doubt, no item included in the determination of the Completion Statements, shall be taken into account for the purposes of the post-Closing adjustment in this Clause 7 in more than one of either the Working Capital Statement, the Cash Deferred Income Amount Statement or the Cash Amount Statement.

7.6      Fixed Assets Re-allocation

         For the avoidance of doubt and solely for the purposes of this Clause 7, (i) accounts included in fixed assets in the March Balance Sheet shall not be reallocated to balances included within the Closing Working Capital Assets; and (ii) accounts included in Current Assets in the March Balance Sheet shall not be reallocated to asset balances not included within Closing Working Capital Assets.

7.7      Creditors Re-allocation

         For the avoidance of doubt and solely for the purposes of this Clause 7, (i) any accounts due to creditors classified within the Base Working Capital Liabilities in the March Balance Sheet shall not be reclassified as creditors falling due after more than 12 months in the Closing Date Balance Sheet; and (ii) accounts due to creditors falling due after more than 12 months shall not be reclassified within Closing Working Capital Liabilities.

8        Warranties

8.1      The Seller's Warranties

         8.1.1 Subject to Clause 8.2, the Seller warrants to the Purchaser that the statements set out in Schedule 5 are true and accurate and not misleading as of the date of this Agreement.

         8.1.2 The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon the Seller's Warranties.

         8.1.3 Each of the Seller's Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 5 or by anything in this Agreement.

         8.1.4 Any Seller's Warranty qualified by the expression "the Seller's knowledge", "the Seller becomes aware" or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of the persons whose names are set out in
                  Schedule 8.

8.2      Seller's Disclosures

         The Seller's Warranties are subject to and qualified by the matters which are fairly disclosed in the Disclosure Letter and "fairly" means disclosed in such sufficient detail to enable a reasonable purchaser to assess the matter in question. For the avoidance of doubt, nothing disclosed in the Disclosure Letter shall prevent the Purchaser from making a claim under Clause 14 (Tax Indemnity) and Clause 16 (Environmental Indemnity).

8.3      Seller's Notification of Breach

         8.3.1 If, after the signing of this Agreement, the Seller shall become aware of any material breach of the Seller's Warranties, the Seller shall promptly give Notice to the Purchaser and in any event prior to Closing setting out full details of the matter.

         8.3.2 Any notification pursuant to Clause 8.3.1 shall not operate as a disclosure pursuant to Clause 8.2 of this Agreement and the Seller's Warranties shall not be subject to such notification.

         8.3.3 For the avoidance of doubt, no breach of this Clause 8.3 shall result in the Purchaser being entitled to rescind or terminate this Agreement.

8.4      The Seller's Waiver of Rights against the Group

         Save in the case of fraud, wilful misrepresentation, wilful misconduct or wilful concealment, the Seller undertakes to the Purchaser for itself and as trustee for the Group Companies and their respective directors, officers and agents and to the Relevant Employees to waive any rights, remedies or claims which it may have against any Relevant Employee in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the Seller in the giving of any Warranty, any indemnities or the preparation of the Disclosure Letter.

8.5      Purchaser's Warranties

         8.5.1 The Purchaser warrants to the Seller that the statements set out in Schedule 6 are true and accurate and not misleading as of the date of this Agreement.

         8.5.2 The Purchaser acknowledges that the Seller has entered into this Agreement in reliance upon the Purchaser's Warranties.

         8.5.3 Each of the Purchaser's Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 6 or by anything in this Agreement.

8.6      Purchaser's Notification of Breach

         8.6.1 If, after the signing of this Agreement, the Purchaser shall become aware of any material breach of the Purchaser's Warranties, the Purchaser shall promptly give Notice to the Seller and in any event prior to Closing setting out full details of the matter.

         8.6.2 For the avoidance of doubt, no breach of this Clause 8.6 shall result in the Seller being entitled to rescind or terminate this Agreement.

8.7      Guarantor's Warranties

         8.7.1 The Guarantor warrants to the Seller that the statements set out in Schedule 7 are true, accurate and not misleading as of the date of this Agreement.

         8.7.2 The Guarantor acknowledges that the Seller has entered into this Agreement in reliance upon the Guarantor's Warranties.

         8.7.3 Each of the Guarantor's Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 7 or by anything in this Agreement.

8.8      Guarantor's Notification of Breach

         8.8.1 If, after the signing of this Agreement, the Guarantor shall become aware of any material breach of the Guarantor's Warranties, the Guarantor shall promptly give Notice to the Seller and in any event prior to Closing setting out full details of the matter.

         8.8.2 For the avoidance of doubt, no breach of this Clause 8.8 shall result in the Seller being entitled to rescind or terminate this Agreement.

8.9      Effect of Closing

         The Seller's Warranties, the Purchaser's Warranties and the Guarantor's Warranties and all other provisions of this Agreement, to the extent that they have not been performed by Closing, shall not be extinguished or affected by Closing or by any other event or matter (including, without limitation, any satisfaction and/or waiver of any condition contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the Purchaser or the Seller, as the case may be.

9        Limitation of  Liability

9.1      Time Limitation for Claims

         9.1.1 The Seller shall not be liable for breach of any Seller's Warranty or to make a payment under any indemnity or related provision or a claim under Clause 14 (Tax Indemnity) unless a notice of the claim is given by the Purchaser to the Seller:

                  (i) in the case of any claim under Clause 14 (Tax Indemnity) or the Tax Warranties within seven years following Closing;

                  (ii) in the case of any claim under Clause 16 (Environmental Indemnity) or paragraph 9 of Schedule 5 (environmental warranties), within four years following Closing; and

                  (iii) in the case of any other claim, by 31 May 2006, except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1.1 to 1.1.6 or 15 of
                  Schedule 5. Any claim notified by the Purchaser to the Seller pursuant to this Clause shall specify the matters set out in Clause 10.1.

         9.1.2 The Purchaser shall not be liable for breach of any Purchaser's Warranty or to make a payment under any indemnity in respect of any claim unless a notice of the claim is given by the Seller to the Purchaser:

                  (i) in the case of any claim under Clause 14 (Tax Indemnity) or paragraph 5 of Schedule 6, within seven years following Closing; and

                  (ii)     in the case of any other claim, by 31 May 2006,

                  except that there shall be no time limitation for giving notice of any claim under paragraph 1 of Schedule 6. Any claim notified by the Purchaser to the Seller pursuant to this Clause shall specify the matters set out in Clause 10.1.

9.2      Minimum Claims

         9.2.1    Purchaser Claims

                  (i) The Seller shall not be liable for breach of any Seller's Warranty nor to make a payment under Clause 16 (Environmental Indemnity) in respect of any individual claim (or a series of claims arising from substantially similar facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 9.2) in respect of any such claim or series of claims does not exceed (pound)100,000 (one hundred thousand pounds Sterling) and such claims shall not be aggregated for the purposes of Clause 9.3.1.

                  (ii) Where the Liability agreed or determined in respect of any such claim or a series of claims arising from substantially similar facts or circumstances exceeds (pound)100,000 (one hundred thousand pounds Sterling), subject as provided elsewhere in this Clause 9, the Seller shall be liable for the amount of the claim or series of claims as agreed or determined.

         9.2.2    Seller Claims

                  (i) The Purchaser shall not be liable for breach of any Purchaser's Warranty in respect of any individual claim (or a series of claims arising from substantially similar facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 9.2) in respect of any such claim or series of claims does not exceed (pound)100,000 (one hundred thousand pounds Sterling) and such claims shall not be aggregated for the purposes of Clause 9.3.2.

                  (ii) Where the Liability agreed or determined in respect of any such claim or a series of claims arising from substantially similar facts or circumstances exceeds (pound)100,000 (one hundred thousand pounds Sterling), subject as provided elsewhere in this Clause 9, the Purchaser shall be liable for the amount of the claim or series of claims as agreed or determined.

9.3      Aggregate Minimum Claims

         9.3.1    Purchaser Claims

                  (i) The Seller shall not be liable for breach of any Seller's Warranty in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable for breach of any Seller's Warranty (but not including any amounts recovered by the Purchaser pursuant to a payment made either under Clause 16 (Environmental Indemnity) or under Clause 14 (Tax Indemnity)) (disregarding the provisions of this Clause 9.3) exceeds (pound)12,500,000 (twelve million, five hundred thousand pounds Sterling).

                  (ii) Where the Liability agreed or determined in respect of all claims referred to in Clause 9.3.1 exceeds (pound)12,500,000 (twelve million, five hundred thousand pounds Sterling) subject as provided elsewhere in this Clause 9, the Seller shall be liable for the aggregate amount of all claims as agreed or determined.

         9.3.2    Seller Claims

                  (i) The Purchaser shall not be liable for breach of any Purchaser's Warranty in respect of any claim unless the aggregate amount of all claims for which the Purchaser would otherwise be liable for breach of any Purchaser's Warranty (disregarding the provisions of this Clause 9.3) exceeds (pound)12,500,000 (twelve million, five hundred thousand pounds Sterling).

                  (ii) Where the Liability agreed or determined in respect of all claims referred to in Clause 9.3.2 exceeds (pound)12,500,000 (twelve million, five hundred thousand pounds Sterling) subject as provided elsewhere in this Clause 9, the Purchaser shall be liable for the aggregate amount of all claims as agreed or determined.

9.4      Maximum Liability

         9.4.1    Purchaser Claims

                  (i) The aggregate liability of the Seller in respect of all claims under the Seller's Warranties and Clause 14 (Tax Indemnity) shall not exceed an amount equal to 80 (eighty) per cent. of the Closing Amount, after adjustment thereto pursuant to Clause 7.

                  (ii) The aggregate liability of the Seller in respect of all claims under Clause 16 (Environmental Indemnity) shall not exceed an amount equal to (pound)55,000,000 (fifty five million pounds Sterling).

                  (iii) The foregoing provisions of this Clause 9.4.1 shall not apply with respect to any losses arising out of any breach of the Seller's Warranties set out under paragraphs 1.1 and 15 of Schedule 5.

         9.4.2    Seller Claims

                  (i) The aggregate liability of the Purchaser in respect of all claims under the Purchaser's Warranties shall not exceed an amount equal to 80 (eighty) per cent. of the Closing Amount, after adjustment thereto pursuant to Clause 7.

                  (ii) The foregoing provisions of this Clause 9.4.2 shall not apply with respect to any losses arising out of any breach of the Seller's Warranties set out under paragraph 1 of Schedule 6.

         9.4.3 For the avoidance of doubt, the aggregate liabilities set out in Clauses 9.4.1 and 9.4.2 above shall not be subject to any adjustment as a result of a reduction of consideration pursuant to Clause 3.2.

9.5      Provisions

         The Seller shall not be liable for breach of any Seller's Warranty in respect of any claim pursuant thereto or pursuant to Clause 16 (Environmental Indemnity) if and to the extent that proper allowance, provisions or reserve is specifically made in the Accounts or Working Capital Statement for the matter giving rise to the claim.

9.6      Matters Arising Subsequent to this Agreement

         Neither party shall be liable for breach of any Warranty or indemnity other than a claim under Clause 14 (Tax Indemnity) in respect of any matter to the extent that the same would not have occurred but for:

         9.6.1    Agreed matters

                  any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the other party;

         9.6.2    Changes in Law

                  (i) the passing of, or any change in, after Closing, any Law or administrative practice of any Governmental Entity, government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect as at Closing; or

                  (ii) any change after Closing of any generally accepted interpretation or application of any Law; or

         9.6.3 Change in Accounting and Taxation Policies subsequent to this Agreement the breach of any Seller's Warranty (other than a Tax Warranty) in respect of any matter to the extent that the same would not have occurred but for any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Group Companies introduced or having effect after Closing.

9.7      Recovery from Third Parties

         9.7.1 If the Seller has paid or the Purchaser requires payment of an amount in discharge of any claim for breach of Warranty (other than a Tax Warranty) or Clause 16 (Environmental Indemnity) and the Purchaser or any Group Company is entitled to


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

                  recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Group Company (in whole or in part) in respect of the Loss or Liability which is the subject matter of the claim, the Purchaser or relevant Group Company shall take all reasonable steps to recover such amount and where the Seller has paid an amount in discharge of a claim, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any Relief (other than a Purchaser's Relief or a Post-Closing Relief) available in respect of any matter giving rise to the claim or if less (ii) the amount previously paid by the Seller to the Purchaser less any Taxation attributable to it.

         9.7.2 If the Purchaser or any Group Company has paid or the Seller requires payment of an amount in discharge of any claim for breach of Warranty and the Seller is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Seller (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Seller shall take all reasonable steps to recover such amount and where the Purchaser or any Group Company has paid an amount in discharge of a claim, pay to the Purchaser or the relevant Group Company shall, as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any Tax relief available in respect of any matter giving rise to the claim or if less (ii) the amount previously paid by the Purchaser or any Group Company to the Seller less any Taxation attributable to it.

9.8 Mitigation of Losses, No Duplication of Liability and No Consequential or Special Damages

         9.8.1 The parties shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a Liability in respect of any claim for breach of any Seller's Warranty.

         9.8.2 The Purchaser agrees for itself and on behalf of every Group Company with the Seller in respect of any matter which may give rise to a Liability under this Agreement:

                  (i)      no such Liability shall be met more than once;

                  (ii) to the extent that such Liability is satisfied by way of a claim under any Warranty, an amount payable under Clause 14 (Tax Indemnity) or Clause 16 (Environmental Indemnity) in respect of the same matter shall be reduced accordingly, and vice versa; and

                  (iii) any Liability with respect to such matter to any member of the Purchaser's Group or any Group Company shall be deemed to be satisfied by the satisfaction of the Liability in respect of such matter to any other of them.


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

         To the extent that a party shall have any Liability pursuant to a claim hereunder, such Liability shall not include consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts).

9.9      No Right of Set-Off

         The parties acknowledge and agree that neither the Seller nor the Purchaser may set off or apply any portion of amounts claimed by it in respect of any breach of warranty or indemnification obligation arising pursuant to this Agreement against monies payable to the other pursuant to Clause 6, Clause 7 or Clause 17.

9.10     Fraud

         None of the limitations contained in this Clause 9 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct, wilful concealment or gross negligence by
         (i) the Seller or before Closing, any Group Company (including in each case, any of their respective directors, officers, employees or agents) in the case of a claim by the Purchaser, or (ii) by the Purchaser (including any of its directors, officers, employees or agents) in the case of a claim by the Seller.

10       Claims

10.1     Notification of Claims under this Agreement

         Notices of claims for breach of any Warranty or any other claim under this Agreement shall be promptly given by the claiming party to the other party, subject to the time limits specified in Clause 9.1 within 60 days of the claiming party's determination of such claim and, in the case of the Environmental Indemnity, within the time period specified in Clause 16. Such notice shall state the amount of the Loss, if known, and the method of the computation thereof and, specifying in reasonable detail the legal and factual basis of the claim and the evidence on which the claiming party relies.

10.2     Conduct of Third Party Claims

         If the matter or circumstance that may give rise to a claim against a party for breach of any Warranty is a result of or in connection with a claim by or Liability to a third party then the Purchaser or other member of the Purchaser's Group in the case of a potential claim against the Seller or other member of the Seller's Group, or the Seller, in the case of a potential claim against the Purchaser or other member of the Purchaser's Group shall be required to take such action as shall be reasonably necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or Liability (including, without limitation, making counterclaims or other claims against third parties) and shall, so far as practicable, without prejudice to the rights of its insurers, consult with the other party before taking any such action.

11       Restrictions on the Seller

11.1     Non-competition

         The Seller agrees that for a period of 36 months commencing on the Closing Date (the "Non-compete Period"), the Seller shall not, and shall not permit any of its controlled


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

         subsidiaries (whilst they remain so) to, engage in any of the following activities (the "Competitive Activities") within the British Isles:

         11.1.1 owning, operating, providing, offering or managing television and radio broadcast transmission and distribution networks or services;

         11.1.2 providing space and associated services on sites to communication service providers for the installation of wireless telecommunications equipment and associated equipment;

         11.1.3 providing or offering to provide site acquisition, site development and antenna installation services; and

         11.1.4 operating any services that use radio spectrum, where the Seller or any of its Subsidiaries holds one or more radio frequency licence(s) for such purposes.

11.2 Notwithstanding anything in Clause 11.1 to the contrary, the Purchaser hereby agrees that the foregoing covenant shall not be deemed breached either (i) as a result of the ownership by the Seller or any of its controlled subsidiaries (whilst they remain so) of (A) less than an aggregate of 5% of any class of stock of a person engaged in Competitive Activities, (B) less than the lesser of (x) 20% or (y) $100,000,000 (one hundred million Dollars) in value of any instrument of Indebtedness of a person or business engaged in Competitive Activities, (C) a person or business engaged in Competitive Activities if the portion of the revenues of such person and its subsidiaries on a consolidated basis or business for the financial year ending immediately prior to the time of such acquisition that is attributable to Competitive Activities accounts for less than the lesser of (x) 20% or (y) $100,000,000 (one hundred million Dollars) of such person's or business' consolidated annual revenues, or (D) a person or business engaged in Competitive Activities if such Competitive Activities account for greater than (x) 20% or (y) $100,000,000 (one hundred million Dollars) of such person's or business' consolidated annual revenues for the financial year immediately prior to the time of such acquisition; provided that the Seller or such subsidiary, as the case may be, uses its reasonable endeavours to sell, transfer or otherwise dispose of a portion of the person or business that conducts Competitive Activities within one year after the date on which the acquisition of such person or business is consummated so that, following such sale, transfer or disposition, the Seller or such subsidiary is in compliance with Clause 11.2(C) (it being acknowledged and agreed by (a) the Seller that, in marketing such business for sale, the Seller shall ensure that the Purchaser is offered a reasonable opportunity to purchase such business and (b) the Purchaser that, if the Seller or such subsidiary is unable to divest the requisite portion of the acquired person's or business' within such one year time period, the Seller or such subsidiary may retain ownership of the person or business conducting the Competitive Activities with no obligation to the Purchaser); or (ii) as a result of any transaction announced, or entered into, by the Seller or any of its controlled subsidiaries, with a person engaged in Competitive Activities that results in a Seller Change of Control which takes effect not less than 18 months after the Closing Date.

11.3 Notwithstanding anything in Clause 11.1 to the contrary, the Seller and its controlled subsidiaries shall have the right to engage in any Competitive Activities at any time after a Company Change of Control.

11.4     Non-solicitation

         During the Non-compete Period, the Seller shall not, and shall not permit any of its controlled subsidiaries (whilst they remain so) to,
         (i) recruit, employ or solicit for hire any person employed by the Company or any Group Company on the Closing Date or any executive officer employed by the Company or any Group Company at any time during the Non-compete Period; or (ii) encourage or participate in such recruitment or solicitation; provided that nothing in this Clause 11.4 shall be interpreted as applying to such an employee who either responds to a public advertisement or a general search for employees (through media advertisements, employment firms or otherwise) which is not focused at employees of the Group or who is no longer an employee of a Group Company when either such individual first approached or was first approached by the Seller or any of its controlled subsidiaries.

11.5     Reasonable Restrictions

         The Seller agrees that the restrictions contained in this Clause 11 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

12       Confidentiality

12.1     Announcements

         No public release, announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchaser without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed. This shall not affect any public release announcement or circular to the extent required by applicable law or any government entity or the rules of any recognised stock exchange on which the shares of either party are listed but the party with an obligation to make an announcement or issue a circular shall allow the other party insofar as is reasonably practicable to comment on such public release, announcement or circular before complying with such an obligation.

12.2     Confidentiality

         12.2.1 The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

         12.2.2   Subject to Clause 12.1 and Clause 12.2.3:

                  (i) each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

                           (a) the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

                           (b) the negotiations relating to this Agreement (and any such other agreements);

                  (ii) the Seller shall treat as strictly confidential and not disclose or use any information relating to the Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser's Group; and

                  (iii) the Purchaser and the Guarantor shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller's Group including, prior to Closing, the Group Companies.

         12.2.3 Clause 12.2.2 shall not prohibit disclosure or use of any information if and to the extent:

                  (i) the disclosure or use is required by applicable law, any governmental entity or any recognised stock exchange;

                  (ii) the disclosure or use is required to vest the full benefit of this Agreement in the Seller, the Purchaser, or the Guarantor, as the case may be;

                  (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

                  (iv) the disclosure is made to Representatives of the Seller or the Purchaser on terms that such Representatives undertake to comply with the provisions of Clause 12.2.2 in respect of such information as if they were a party to this Agreement;

                  (v) the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

                  (vi) the other parties have given prior written approval for the disclosure or use; or

                  (vii) the information is independently developed after Closing,

                  provided that prior to disclosure or use of any information pursuant to Clause 12.2.3(i), (ii) or (iii), except in the case of disclosure to a Tax Authority, the party concerned shall promptly notify the other parties of such requirement with a view to providing that other parties with the opportunity to contest such disclosure or use or otherwise to agree on the timing and content of such disclosure or use.

13       Other Provisions

13.1     Access

         After Closing, the Purchaser will give the Seller and its Representatives reasonable access, during normal business hours and upon reasonable notice, to all relevant Books and Records, agreements, documents, information, data and files to the extent relating to the Seller's operation of the Group Companies prior to Closing, and to furnish copies thereof at the cost of the Seller, which the Seller or its Representatives reasonably request, in connection with claims, proceedings, actions, investigations, audits, and other regulatory or legal proceedings involving the Seller's operation of the Group Companies prior to Closing, other than claims made pursuant to this Agreement or in relation to matters, in the Purchaser's reasonable opinion, likely to give rise to such claims, and the Purchaser shall furnish reasonable assistance (including access to management and employees of Crown Castle UK) to the Seller and its Representatives in connection with assessing such claims and other proceedings; provided that such access would not unreasonably disrupt the normal operations of the Purchaser or the Group Companies or compromise any legal privilege of the Purchaser or the Group. The Purchaser shall use reasonable endeavours to ensure the preservation of any such records (including Tax records) until the seventh anniversary of Closing; provided, further, that the Purchaser will use reasonable endeavours to prevent the destruction of any such records without first providing the Seller with written notice detailing the contents of such records and the opportunity to obtain such records, at least 30 days prior to the destruction thereof.

13.2     Retained Names and Marks

         13.2.1 Subject to the terms of this Clause 13.2, no interest in or right to use the names "Crown", "Castle", "Crown Castle", "CCIC" or "CCUK" or the Seller or Company logos set out in
                  Schedule 2 (collectively, but not including the name "UK" when used other than in conjunction with "Crown", "Castle", "Crown Castle", "CCIC" or "CCUK", (the "Retained Names and Marks")) is being transferred to the Purchaser pursuant to the transactions contemplated by this Agreement or will be retained by the Group Companies after the Closing Date.

         13.2.2 Pursuant to the TM Licence Agreement to be entered into by the Seller and the Purchaser or their respective Affiliates on Closing, for a period of 18 months after the Closing Date, the Seller shall grant to the Group Companies the right to use solely within the British Isles any Retained Name and Mark (i) in the ordinary course of its business and consistent with past practice provided that, in the use of the Retained Names and Marks after the Closing Date, the Purchaser shall procure that, to the extent reasonably practicable, the Group Companies clearly state that such names and marks are used and such business operated by the Purchaser's Group; and (ii) on any business assets, signage, billboards, advertising materials, telephone listings, internet sites, stationery, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials in existence at the Closing Date.

         13.2.3 All goodwill resulting from the use by the Group Companies of the Retained Names and Marks pursuant to this Clause 13.2 shall inure to the benefit of the Seller.

         13.2.4 From the date 18 months following the Closing Date (the "TM Termination Date"), all rights acquired by the Group Companies pursuant to this Clause 13.2 shall terminate and the Purchaser shall, or shall cause the Group Companies to, cease all use of the Retained Names and Marks including removing by the TM Termination Date the Retained Names and Marks from its signs, billboards, advertising materials, telephone listings, Internet sites, stationery, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other similar items and materials.

         13.2.5 From the TM Termination Date, neither the Purchaser nor any of its Affiliates shall have a corporate name or conduct a business with a name incorporating the Retained Names and Marks or anything derived from or confusingly similar thereto.

         13.2.6 The Purchaser agrees to use reasonable endeavours to do such things as the Seller shall reasonably request to prevent confusion in the marketplace or otherwise in connection with the Purchaser's use of the Retained Names and Marks pursuant to this Clause 13.2.

13.3     Intercompany Arrangements

         13.3.1 The Seller covenants that, except as set out in Section 6.4 of the Disclosure Letter and subject to Clause 17, (i) no Intra-Group Payables and (ii) no Intra-Group Receivables shall exist or be outstanding as at Closing. The Seller undertakes to the Purchaser to be solely responsible for any penalties, charges or fees (including any prepayment charges) in respect of any such Intra-Group Receivables or Intra-Group Payables.

         13.3.2 Except for agreements set out in Section 6.4 of the Disclosure Letter and any agreements entered into pursuant to this Agreement, as at Closing, all contracts between the Group Companies, on the one hand, and the Seller or any of its Subsidiaries (other than the Group Companies), on the other hand, shall have been terminated and be of no further force or effect, notwithstanding any terms thereof to the contrary.

13.4     Transitional Arrangements

         On Closing, the parties or their respective Affiliates shall enter into the Transitional Services Agreement.

13.5     Jersey Telecoms Licence

         Promptly after the date of this Agreement, the Seller shall notify the Jersey Competition Regulatory Authority (in accordance with condition
         2.5 of the Class 1 telecommunications licence issued to the Company on 22 June 2004) that a Change of Control (as defined in such licence) is proposed.

13.6     Further Assurances

         13.6.1 Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Seller or the Purchaser may reasonably require to transfer or procure the transfer of the Shares to the Purchaser and to give each of them the full benefit of this Agreement.

         13.6.2 Pending registration of the Purchaser as owner of the Shares, the Seller shall exercise all voting and other rights in relation to such Shares in accordance with the Purchaser's instructions.

         13.6.3   Release of Guarantees

                  The Seller shall procure, by Closing or, to the extent not done by Closing, within 10 Business Days thereafter, or, to the extent not done within such period, as soon as reasonably practicable thereafter, the release of each Group Company from any securities, pledges, guaranties or indemnities given by or binding upon the Group Company in respect of any Liability of the Seller or any member of the Seller's Group. Pending such release, the Seller shall indemnify the Group Companies against all amounts paid by any of them pursuant to any such securities, pledges, guarantees and indemnities in respect of such Liability of the Seller.

13.7     Whole Agreement

         13.7.1 This Agreement contains the whole agreement between the Seller, the Purchaser and the Guarantor relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller, the Purchaser and the Guarantor in relation to the matters dealt with in this Agreement.

         13.7.2 Each party acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

         13.7.3 So far as is permitted by Law and except in the case of fraud, each of the Seller, the Purchaser and the Guarantor agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

         13.7.4 In Clauses 13.7.1 to 13.7.3, "this Agreement" includes the Disclosure Letter and all documents entered into pursuant to this Agreement.

13.8     Reasonableness

         Each of the Seller, the Purchaser and the Guarantor confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 11 (Restrictions on the Seller) and Clause 13.7 (Whole Agreement) and agrees that the provisions of this Agreement (including the Disclosure Letter and all documents entered into pursuant to this Agreement) are fair and reasonable.

13.9     Assignment

         13.9.1 Except as otherwise expressly provided in this Agreement, neither the Seller, the Purchaser nor the Guarantor may without the prior written consent of the others, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

         13.9.2 Except as otherwise expressly provided in this Agreement, the Seller or the Purchaser may, without the consent of the other, assign to a connected company the benefit of the whole or any part of this Agreement provided that:

                  (i) such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company of the party concerned, with an obligation to re-assign to a connected company of the assignor should any assignee cease to be so; and

                  (ii) the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled.

                  For the purposes of this Clause, a "connected company" is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

13.10    Third Party Rights

         13.10.1 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in this Clause 13.10.

         13.10.2 A Group Company (whilst the Group Company remains in the Purchaser's Group) may enforce and rely on Clause 8.4 to the same extent as if it were a party.

         13.10.3 This Agreement may be terminated and any term may be amended or waived without the consent of the person named in Clause 13.10.2.

13.11    Variation

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller, the Purchaser and the Guarantor.

13.12    Time of the Essence

         Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Seller, the Purchaser and the Guarantor.

13.13    Method of Payment

         Wherever in this Agreement provision is made for the payment by one party to another, such payment shall be effected by crediting for same day value the Seller's Nominated Account or the Purchaser's Nominated Account, as applicable, by wire transfer of immediately available funds, on or before the due date for payment. Payment of such sum in this manner shall be a good discharge to the payer of its obligation to make such payment on or before the due date for payment.

13.14    Costs

         13.14.1 The Seller shall bear all costs incurred by it and the Seller's Group in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

         13.14.2 The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

         13.14.3 The Guarantor shall bear all such costs incurred by it in connection with the preparation, negotiation and entering into of this Agreement.

13.15    Stamp Duty, Fees and Taxes

         The Purchaser shall bear the cost of all stamp duty and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, Taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, Taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such Taxes and duties. The Purchaser shall indemnify the Seller or any other member of the Seller's Group against any Losses suffered by the Seller or member of the Seller's Group as a result of the Purchaser failing to comply with its obligations under this Clause 13.15.

13.16    Interest

         If the Seller, the Purchaser or the Guarantor defaults in the payment when due of any sum payable under this Agreement its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 4 per cent. above the rate of interest from time to time announced publicly by Barclays Bank plc as its base rate. Such interest shall accrue from day to day and shall be compounded monthly.

13.17    Grossing-up of Indemnity Payments, VAT

         13.17.1 Any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, any payments in respect of a breach of any Warranty and any payment under Clause 14 (Tax Indemnity)) shall be paid free and clear of all deductions withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall be obliged to pay to the other party such sum as will, after such deduction or withholding has been made, leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

         13.17.2 If the recipient of a payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, any payments in respect of a breach of any Warranty and any payment under Clause 14 (Tax Indemnity)) receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to Clause 13.17.1 as will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding.

         13.17.3 Where any payment is made under this Agreement to the Purchaser pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, any payments in respect of a breach of any Warranty and any payment under Clause 14 (Tax Indemnity)) and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Group) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any Taxation Relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

         13.17.4 Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, any payments in respect of a breach of any Warranty and any payment under Clause 14 (Tax Indemnity)) and the matter giving rise to the payment results in a Taxation Relief being available to any member of the Purchaser's Group the amount of that payment shall be reduced to take into account the value of that Taxation Relief.

         13.17.5 Where any sum constituting an indemnity, compensation or reimbursement (including, for the avoidance of doubt, any payments in respect of a breach of any Warranty and any payment under Clause 14 (Tax Indemnity)) to any party to this Agreement is paid to a person other than such party but is treated as taxable in the hands of such party, the payer shall promptly pay to such party such sum as shall reimburse such party for all Taxation suffered by it in respect of the payment (after giving credit for any Taxation Relief available to such party in respect of the matter giving rise to the payment).

         13.17.6 Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that other party using all reasonable endeavours to recover such amount of VAT as may be practicable.

         13.17.7 If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment, and against delivery of a valid VAT invoice, the payer shall pay any VAT due.

13.18    Notices

         13.18.1 Any notice or other communication in connection with this Agreement (each, a "Notice") shall be:

                  (i)      in writing; and

                  (ii) delivered by hand, pre-paid first class post or courier using an internationally recognised courier company.

         13.18.2 A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser and the Guarantor from time to time:

                  Crown Castle International Corp.
                  510 Bering Drive
                  Suite 500
                  Houston
                  Texas 77057
                  Attention: E. Blake Hawk, General Counsel

                  with a copy to:

                  Cravath, Swaine & Moore LLP
                  825 Eighth Avenue
                  New York, NY 10019
                  Attention:  Stephen L. Burns, Esq.
                              James C. Woolery, Esq.


                  with a copy to:

                  Norton Rose
                  Kempson House

                  Camomile Street
                  London EC3A 7AN

                  Attention: Jill Gauntlett

         13.18.3 A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller and the Guarantor from time to time:

                  NGG Telecoms Investment Limited
                  1-3 The Strand,
                  London WC2N 5EH

                  Attention:  The Company Secretary

                  with a copy to:

                  Linklaters
                  One Silk Street
                  London EC2Y 8HQ

                  Attention: Roger Barron

         13.18.4 A Notice to the Guarantor shall be sent to the following address, or such other person or address as the Guarantor may notify to the Purchaser and the Seller from time to time:

                  National Grid Holdings One plc
                  1-3 The Strand,
                  London WC2N 5EH

                  Attention: The Company Secretary

                  with a copy to:

                  Linklaters
                  One Silk Street
                  London EC2Y 8HQ

                  Attention: Roger Barron

         13.18.5 A Notice shall be effective upon receipt and shall be deemed to have been received:

                  (i) five Business Days after posting, if delivered by pre-paid first class post; or

                  (ii) at the time of delivery, if delivered by hand or courier.

13.19    Invalidity

         13.19.1 If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

         13.19.2 To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.19.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 13.19.1, not be affected.

13.20    Counterparts

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller, the Purchaser and the Guarantor may enter into this Agreement by executing any such counterpart.

13.21    Dispute Resolution

         13.21.1 Subject to Clause 7 (Post-Closing Adjustments), if any dispute arises in connection with this Agreement, the Seller, the Purchaser and the Guarantor will attempt to settle it by mediation in accordance with the CEDR Model Mediation Procedure. Unless otherwise agreed by the Seller, the Purchaser and the Guarantor, the mediator will be nominated by CEDR.

         13.21.2 To initiate the mediation, a party must give notice in writing (an "ADR Notice") to the other parties requesting a mediation. A copy of the request shall be sent to CEDR Solve. The mediation will start not later than 20 days after the date of the ADR Notice.

         13.21.3 No party may commence any arbitration in relation to any dispute arising out of this Agreement until it has attempted to settle the dispute by mediation and either the mediation has terminated or the other parties have failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay.

         13.21.4 If the dispute is not settled by mediation within ten days of commencement of the mediation or within such further period as the parties may agree in writing, the dispute shall be referred to and finally resolved by arbitration as set out below.

         13.21.5 Subject to Clause 7 (Post-Closing Adjustments), any dispute arising out of or in connection with this Agreement, including any question regarding the validity, existence or termination of this Agreement and/or this Clause 13.21, which has not been settled by mediation in accordance with Clauses 13.21.1 to
                  13.21.4 above, shall be finally resolved by arbitration in England, conducted in English, by three arbitrators pursuant to the rules of the London Court of International Arbitration (the "LCIA") (the "Rules") save that the Rules shall be amended in relation to the appointment of arbitrators and the disclosure of documents in any arbitration proceedings as set out below.

         13.21.6 One arbitrator shall be nominated by the Seller and one arbitrator shall be nominated jointly by the Purchaser and the Guarantor. If the Purchaser and the Guarantor are unable to agree on the nomination of an arbitrator within 15 days of notification of the Seller's nominated arbitrator, the LCIA shall appoint an arbitrator on behalf of the Purchaser and the Guarantor. The third arbitrator shall be selected by the two so chosen within 15 days of the appointment of the second arbitrator, failing which the LCIA shall appoint the third arbitrator, who shall be the chairman of the arbitral tribunal.

         13.21.7 The parties agree that disclosure in any arbitration shall be in accordance with the standard disclosure requirements of the Civil Procedure Rules of the English court.

         13.21.8 Documents to be sent under this provision shall be sent in accordance with the Notice provisions set out in Clause 13.18.

13.22    Governing Law

         This Agreement (and for the avoidance of doubt, Clause 13.21 in particular) and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

13.23    Appointment of Process Agent

         13.23.1 The Seller hereby irrevocably appoints Norose Services Limited of Kempson House, Camomile Street, London EC3A 7AN as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

         13.23.2 The Seller agrees to inform the Purchaser and the Guarantor in writing of any change of address of such process agent within 28 days of such change.

         13.23.3 If such process agent ceases to be able to act as such or to have an address in England, the Seller irrevocably agrees to appoint a new process agent in England acceptable to the Purchaser and the Guarantor and to deliver to the Purchaser and the Guarantor within 14 days a copy of a written acceptance of appointment by the process agent.

         13.23.4 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

13.24    Consents and Waivers

         The Purchaser acknowledges that the consents and waivers with respect to the transactions contemplated by this Agreement set out in Section
         6.7 of the Disclosure Letter may be required from third parties. The Purchaser agrees that the Seller shall not have any Liability whatsoever to the Purchaser arising out of or relating to the failure to obtain any consents or waivers set out in Section 6.7 of the Disclosure Letter that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract, licence or permit as a result thereof. The Purchaser further agrees that no Seller Warranty or covenant contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any action, claim or proceeding commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or waiver or as a result of any such termination. With respect to any such consent or waiver not obtained prior to Closing, the Seller shall continue at the Purchaser's request to use reasonable endeavours to cooperate with the Purchaser in attempting to obtain any such consent or waiver for 180 days after Closing. For the purposes of this Clause 13.24, "reasonable endeavours" shall not include any requirement of the Seller or any of its Affiliates to expend money (other than nominal amounts), commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third party.

14       Tax Indemnity

14.1     The Seller covenants to pay to the Purchaser an amount equal to:

         14.1.1 all Liability for Taxes of the Group Companies which arises as a consequence of an Event occurring or deemed (for Taxation purposes) to have occurred, on or before the Closing Date, or which arises by reference to profits earned, accrued or received on or before the Closing Date;

         14.1.2 all Liability for Taxes of any Group Company that would not have arisen but for any Group Company being controlled or connected for Tax purposes on or before Closing by any person or entity other than another Group Company;

         14.1.3 the amount of any additional Tax which is payable if any Purchaser Relief is not available or is lost, reduced or cancelled; and

         14.1.4 all reasonable legal and other professional fees and expenses properly attributable to any of the items in Clauses 14.1.1,
                  14.1.2 and 14.1.3. For the purposes of this Clause 14, a Liability for Taxes shall be deemed to arise not only when an actual payment of Taxes or payment in respect of Taxes is due, but where a payment of Taxes or payment in respect of Taxes would be due but for the availability of any Relief (other than Seller's Relief which is not taken into account pursuant to Clause 14.11).

14.2 The covenant in Clause 14.1 shall not apply, and the Seller shall have no liability to make a payment under Clause 14.1 or for breach of the warranties in paragraph 12 of Schedule 5 (the "Tax Warranties") in respect of any Liability for Taxes of any person to the extent that:

         14.2.1 such Liability for Taxes is a liability to United Kingdom corporation tax which arises as a result of an Event (including the earning of income, profits or gains) occurring since 31 December 2003 in the ordinary course of business of any of the Group Companies (as carried on at Closing);

         14.2.2 provision or reserve for such a Liability for Taxes was made or reflected in the Working Capital Statement or such Liability for Taxes was otherwise taken into account as a liability in the Working Capital Statement;

         14.2.3   such Liability for Taxes was discharged prior to Closing;

         14.2.4 such Liability for Taxes arises or is increased as a result of a Change in Tax Law;

         14.2.5 such Liability for Taxes would not have arisen but for a change after the Closing Date in accounting policies or practices in effect on the Closing Date save for any change which is necessary to cause such accounting policies or practices to comply with UK GAAP as at the Closing Date;

         14.2.6 such Liability for Taxes would not have arisen but for any voluntary act, omission or transaction by the Purchaser, any Group Company or any of their respective directors, employees or agents after the Closing Date, and the Purchaser or any Group Company or any of their respective directors, employees or agents knew that the voluntary act, omission or transaction would have given rise to the Liability in question other than any act, omission or transaction which was (A) required by Law in effect on the date of this Agreement; (B) pursuant to a legally binding commitment of the Group Company created on or before the Closing Date; or (C) in the ordinary course of business of the Group Company as carried on immediately before the Closing Date;

         14.2.7 such Liability for Taxes arises as a result of a failure by the Purchaser or any Group Company after the Closing Date to
                  (A) submit the Tax Returns required to be made by or on behalf of that person; (B) submit such Tax Returns within the appropriate time limits or otherwise than on a proper basis; or (C) make any payments assumed to be made for purposes of the provision in the Working Capital Statement, except in each case where any such failure arises as a result of a breach by Seller of its obligations under Clause 15;

         14.2.8 such Liability for Taxes arises as a result of the amendment, disregard, withdrawal or disclaimer by the Purchaser or any Group Company after the Closing Date of any claim, election, surrender or disclaimer made on or before the Closing Date except where the making of that amendment, disregard, withdrawal or disclaimer is or has been, or the making of that claim, election, surrender or disclaimer is not or has not been, assumed in computing the provision for Taxes in the Working Capital Statement;

         14.2.9 such Liability for Taxes would not have arisen but for the failure or omission to make any claim, election, surrender or disclaimer, or to give any notice or consent or to take any other action that is or has been assumed in computing the provision for Taxes in the Working Capital Statement and full particulars of which have been given by the Seller to the Purchaser in good time to allow the Purchaser to procure the making of the claim, election, surrender or disclaimer, the giving of any notice or consent or the taking of any other such action;

         14.2.10 such Liability for Taxes is a Liability for interest or penalties and would not have arisen but for the failure of any Group Company to pay the relevant Tax Authority an amount of Taxes equal to the payment made by the Seller to the Purchaser hereunder in respect of such Taxes not later than the Business Day following the date such payment is made hereunder;

         14.2.11 such Liability for Taxes is a Liability for interest or penalties attributable to an underpayment of Taxes payable in instalments under the Corporation Tax (Instalment Payments) Regulations 1998 for the accounting period commencing prior to the Closing Date to the extent that the underpayment would not have been an underpayment but for an Event occurring after the Closing Date;

         14.2.12 the Purchaser or that person has received from any other person other than a Group Company a payment in respect of such Liability for Taxes;

         14.2.13 such Liability for Taxes was satisfied by the Seller and the Liability of the Group Company was correspondingly extinguished or reduced under any statutory provision imposing Liability on the Seller or any member of the Purchaser's Group (other than a Group Company) for Taxes primarily chargeable against any Group Company;

         14.2.14 such Liability for Taxes arises as a result of an Event occurring after 31 December 2003 and as a result of that Event, there is an increase in the assets of that person in excess of their value as reflected in the Working Capital Statement, but only to the extent such Liability for Taxes does not exceed such increase in assets; or

         14.2.15 such Liability for Taxes would not have arisen but for the failure of the Purchaser to comply with its obligations under Clauses 14.5, 14.7, 14.15 or 15.1.


14.3 The Purchaser covenants to pay to the Seller an amount equal to (i) any Taxes for which the Seller or other person (other than a Group Company) by virtue of that person being controlled by the Seller becomes liable as a result of any Group Company failing to discharge any Liability for Taxes when payable, (ii) any Liability for Taxes arising to the Seller, or a person controlled by the Seller (other than a Group Company) pursuant to: (A) Section 132 of the Finance Act 1988 if a Group Company ceases to be resident in the United Kingdom after the Closing Date; (B)
         Section 190 of the Taxation of Chargeable Gains Act 1992 if the unpaid tax referred to in Section 190(1) is first assessed against any Group Company; (C) paragraph 68 Schedule 29 Finance Act 2002 where the unpaid tax referred to in paragraph 68(1) is first assessed on any Group Company; (D) paragraph 75A Schedule 18 of the Finance Act 1998 where the claimant company is a Group Company; or (E) Section 767A of the Taxes Act or Schedule 28 of the Finance Act 2000 where the taxpayer company is a Group Company or Section 767AA of the Taxes Act where the transferred company is a Group Company, (iii) all reasonable legal fees and expenses attributable to any item in Clause (i) or (ii); provided that the Purchaser shall not be liable to make a payment to the Seller under this Clause 14.3 in respect of any Taxes:

         14.3.1 which are subject to a valid claim under Clause 14.1 by the Purchaser which has not been satisfied or could be the subject of any such valid claim, assuming that a claim was made in respect of such Taxation (ignoring for these purposes Clause 9 of the Agreement);

         14.3.2 which have been recovered under any relevant statutory provision (and the Seller shall procure that no such recovery is sought to the extent that payment is made under this Clause 14.3);

         14.3.3 with respect to which the Purchaser would have a claim against the Seller under Clause 14.1; or

         14.3.4 for breach of the Tax Warranties and such claim has not been satisfied by the Seller. The provisions of Clause 14.9 and
                  14.10 below shall apply to this Clause 14.3 with the necessary changes.

14.4 Any payment to be made pursuant to Clause 14.1, 14.3, 14.16 or 14.17 shall be paid within ten Business Days after the person to whom the payment is due to be made (the "Indemnified Party") makes written demand upon the other party (the "Indemnifying Party"), but in no case (except in the case of a payment under Clause 14.16 or 14.17) earlier than five Business Days prior to the date on which the relevant Taxes (including any estimated Tax payments) are required to be paid to the relevant Tax Authority (or would be required to be paid but for the availability of any Relief (other than a Seller's Relief which is not taken into account pursuant to Clause 14.11)).

14.5 Reasonably promptly after a party becomes aware of the existence of a Tax issue that may give rise to a claim under Clause 14.1, 14.3, 14.16 or 14.17 or for breach of the Tax Warranties (a "Tax Controversy") by it against the other party, the Indemnified Party shall notify the Indemnifying Party of the Tax issue and thereafter shall promptly forward to the Indemnifying Party copies of notices and communications with a Tax Authority relating to such Tax Controversy. Except as provided in this Clause 14.5 and provided that the

         Indemnifying Party agrees to indemnify the Indemnified Party against any Liability which may be suffered by it (or where the Indemnified Party is the Purchaser, a Group Company) in connection therewith, the Indemnifying Party may, subject to Clauses 14.6 and 14.7 below, request that the Indemnified Party takes such action as it may reasonably request to deal with, settle or contest any audit inquiry, information request, audit proceeding, suit, contest or any other action with respect to a Tax Controversy for which it would be required to make a payment under Clause 14.1, 14.16 or 14.17 for breach of the Tax Warranties or (as the case may be) Clause 14.3. The Indemnified Party shall not be required to take any action which is likely to increase its liability to Taxation for accounting periods ending after Closing (other than as a result of the reduction or utilisation of any Seller's Relief). Any out of pocket expenses incurred by the Indemnified Party in handling, settling or contesting a Tax Controversy at the request of the Indemnifying Party under this Clause 14.5 shall be borne by the Indemnifying Party.

14.6 The Indemnified Party (or where the Indemnified Party is the Purchaser, the Group Company) shall be at liberty without reference to the Indemnifying Party to deal with any matter which could give rise to a Liability under this Clause 14 if the Indemnifying Party delays unreasonably in giving any such request as is mentioned in Clause 14.5 above provided that Indemnified Party concerned has notified the Indemnifying Party of its intention to so deal with the matter and has afforded the Indemnifying Party a period of 15 Business Days to respond.

14.7 Subject to Clause 14.6 and provided that the Indemnifying Party agrees to indemnify the Indemnified Party against any Liability which may be suffered by it (or where the Indemnified Party is the Purchaser, a Group Company) in connection therewith and, provided that the Indemnified Party shall not be required to take any action which is likely to increase its liability to Taxation for accounting periods ending after Closing (other than as a result of the reduction or utilisation of any Seller's Relief), the Seller and the Purchaser shall each have the right to participate in all activities and strategic decisions relating to any litigation of the Tax Controversy in front of any court or any other Tax proceedings for which each party would be required to make a payment under Clause 14.1, 14.3, 14.16 or 14.17 or for breach of the Tax Warranties with respect to one or more Tax issues.

14.8 The Purchaser shall, to the extent possible, apply any Relief (other than any Purchaser Relief or a Post-Closing Relief) to mitigate any Liability for Taxes which is the subject of a claim under Clause 14.1 or for breach of the Tax Warranties, including apportioning or reapportioning any amount pursuant to any Group Payment Arrangements to which any Group Company is a party or making such claims or elections in relation to such Seller Relief as the Seller reasonably requests.

14.9 If the Seller pays any amount to the Purchaser under Clause 14.1, 14.16 or 14.17 or for breach of the Tax Warranties in respect of any Liability for Taxes (a "Relevant Payment") and the Purchaser or a Group Company (the "Relevant Recipient") receives a rebate, refund, credit, set off, other tax benefit or payment from any other person other than a Group Company in respect of such Liability (the "Relevant Receipt"), the Purchaser shall repay or cause to be repaid to the Seller an amount equal to the lesser of (i) the amount of the Relevant Receipt less any Liability for Taxes of the Relevant Recipient in respect of the Relevant Receipt and reasonable costs incurred by the Purchaser or the Relevant Recipient in obtaining it (to the extent that such costs have not been reimbursed pursuant to Clause 14.10) and (ii) the amount of the Relevant Payment less any Liability for Taxes on the receipt thereof. If the Relevant Recipient receives a rebate, refund, credit, set off or other tax benefit in respect of which it is required by this Clause 14.9 to make a payment, the Relevant Recipient shall not be obliged to make that payment until such date upon which the Relevant Recipient's liability to make an actual payment of Tax is reduced by reason of the rebate, refund, credit, set off or other tax benefit.

14.10 The Purchaser shall notify the Seller of (i) any actual entitlement of the Purchaser or any Group Company to any Relevant Receipt or, (ii) any prospective entitlement to any Relevant Receipt which may become an actual entitlement, as soon as is reasonably practicable after the Purchaser becomes aware of such actual or prospective entitlement. The Purchaser shall, if the Seller so requests and at the Seller's expense, take or cause to be taken such action reasonably required to secure the Relevant Receipt.

14.11 If the auditors for the time being of any Group Company certify in writing (at the request and reasonable expense of the Seller) to the Seller and the Purchaser that (i) the Working Capital Statement includes an over provision for Taxes of any Group Company or (ii) if the Liability for Taxes of any Group Company (other than a Liability for Taxes in respect of which the Seller would have a claim under Clause 14.1 or the Tax Warranties) is reduced as a result of the utilisation of any Seller Relief after the Closing Date, an amount equal to the over provision or reduction in Liability, as the case may be, shall be set off against any payment then due from the Seller to the Purchaser under this Agreement. To the extent that the overprovision or reduction in Liability exceeds the amount of any payment then due from the Seller, the balance shall be carried forward and set off against any payment which becomes due from the Seller in the future. For purposes of this Clause 14.11, none of the following matters shall be considered to give rise to an over provision or reduction in Liability: (i) the utilisation of any Purchaser Relief or Post-Closing Relief and (ii) a Change in Tax Law.

14.12 If the Seller is required to make a payment to the Purchaser under Clause 14.1 or for breach of the Tax Warranties in respect of a Liability for Taxes (the "Initial Payment") and, had such Liability been taken into account in the preparation of the Working Capital Statement, another adjustment would have been required to be made (a "Secondary Adjustment") that would have reduced the Liability for Taxes or increased the Relief of any Group Company then, to the extent that the Secondary Adjustment does not result in an over-provision being taken into account within Clause 14.11, the liability of the Seller to the Purchaser for such Liability shall be reduced by the amount of the reduction in Liability or increase in Relief, as the case may be. If the Secondary Adjustment results in the increase of a Relief, including through an increase of a deferred tax asset or a reduction in deferred tax Liability, then the liability of the Seller to the Purchaser shall not be reduced in accordance with this Clause 14.12 but when such reduction in deferred tax Liability or increase in deferred tax asset reduces the liability of the Purchaser, any member of the Purchaser's Group or any Group Company to make an actual payment of Tax by reason of such increase in Relief the Purchaser shall (if such reduction occurs within seven years of the date hereof) make a payment of an amount to the Seller equal to the lower of (a) that reduction and (b) the Initial Payment.

14.13    Share Options

         14.13.1 The Seller will pay to the Purchaser on the due date for payment an amount equal to:

                  (i) any liability of any member of the Purchaser's Group to pay secondary National Insurance contributions and any liability to account for primary National Insurance contributions and income tax due under PAYE arising in respect of any share incentive, share option or other incentive granted before Closing to any Relevant Employee or any former employee of any Group Company; and

                  (ii) any penalties or interest arising for any member of the Purchaser's Group in connection with a failure of the Seller to pay amounts due under Clause 14.13.1.

         14.13.2  The due date for payment in relation to Clause 14.13.1:

                  (i) shall be ten Business Days before the latest date on which the National Insurance contributions and PAYE may be paid to the Inland Revenue without a liability to interest and penalties arising; or

                  (ii) if payment has already been made or Clause 14.13.1 applies, five Business Days after service by a member of the Purchaser's Group of a notice containing a written demand.

         14.13.3 The members of the Purchaser's Group appoint the Seller as their agent to collect an amount equal to any employees' National Insurance contribution and income tax liability under PAYE arising in respect of any share incentive, share option or other incentive granted before Closing to any Relevant Employee or any former employee of any Group Company.

         14.13.4 The Seller will provide the Purchaser with all information reasonably required by the Purchaser relating to the calculation of amounts payable under this Clause 14.13 within ten Business Days of the liability arising or, if sooner, ten Business Days before the date the liability is payable by the Purchaser.

         14.13.5 If the Purchaser becomes aware after Closing of any matter which could give rise to a liability under this Clause 14.13 it shall give notice of that matter to the Seller within ten Business Days of becoming so aware.

         14.13.6 The Purchaser will after Closing provide such information and/or assistance as the Seller may reasonably request in writing for the purpose of making or calculating any deduction, withholding or payment in respect of Tax or National Insurance which the Seller is required to make, or the making or giving of any return or notice to any Taxation Authority, in connection with any share incentive, share option or other incentive granted before Closing to any Relevant Employee or any former employee of any Group Company within ten Business Days of receiving such a request.

         14.13.7 The Seller's liability to make a payment to the Purchaser under Clause 14.13.1 above shall be reduced by an amount equal to 30% of any Share Option Relief available to the Purchaser, or the relevant Group Company in respect of the share incentive, share option or other incentive in question.

         14.13.8 For the purposes of Clause 14.13.7 above it shall be assumed that the Purchaser, or the relevant Group Company, has obtained a Share Option Relief in relation to each share incentive, share option or other incentive giving rise to an obligation to make a payment pursuant to Clause 14.13.1 and such assumption shall be rebutted only in the circumstances set out in Clause 14.13.9.

         14.13.9 The assumption in Clause 14.13.8 shall be rebutted to the extent that:

                  (i) the Purchaser demonstrates that the Share Option Relief is not available as a consequence of an act or omission by the Seller or any Group Company prior to Closing, including the obtaining of a Relief in relation to such share incentive, share option or incentive prior to Closing; or

                  (ii) the Purchaser demonstrates that the Share Option Relief is not available as a consequence of the failure of any of the conditions set out in paragraph 4(3) of Schedule 23 Finance Act 2003.

14.14 If paragraph 12.6 of Schedule 5 is untrue with respect to any document or transaction the Seller shall pay to the Purchaser by way of liquidated damages an amount equal to any stamp duty or SDLT paid by a Group Company under the Clawback Provision or Secondary Recovery Provision (both as defined in paragraph 12.1 of Schedule 5) and any interest or penalties payable in respect thereof (except to the extent that any interest or penalties are due to the unreasonable delay or default of the Purchaser or any member of the Purchaser's Group), provided that the Seller shall not be liable under paragraph 12.6 of
         Schedule 5 above to the extent that such stamp duty or SDLT is payable as a result of a voluntary transaction effected after Closing otherwise than pursuant to a legally binding obligation, whether or not conditional, entered into on or before Closing.

14.15    The Purchaser:

         14.15.1 shall (to the extent permitted by Law) procure that each Group Company shall make such claims and elections in respect of Capital Allowances and Group Relief as shall ensure that the Actual Tax Written Down Value is neither more nor less than the Estimated Tax Written Down Value. For the avoidance of doubt, this Clause 14.15 shall not require the Purchaser or any member of the Purchaser's Group (other than any Group Company) to surrender Group Relief to or accept the surrender of Group Relief from any Group Company;

         14.15.2 shall not (except to the extent required by Law) and shall procure that no Group Company shall (except to the extent required by Law) alter or amend any claims and elections either made pursuant to Clause 14.15.1 or (in respect of Capital Allowances) made before Closing to ensure that the Actual Tax Written Down Value is neither more nor less than the Estimated Tax Written Down Value;

         14.15.3 shall not (except to the extent required by Law or pursuant to Clause 14.15.1) and shall procure that no Group Company shall (except to the extent required by law or pursuant to Clause 14.15.1) alter or amend any claims or elections relating to Capital Allowances the making of which was assumed in the audited annual consolidated accounts of the Company or the audited annual accounts of Crown Castle UK, in each case for the financial year ended 31 December 2003; and

         14.15.4 hereby agrees that if the Seller is or would otherwise be liable to make a payment under Clause 14.1.1 hereof in respect of a Liability for Taxes arising as a consequence of an Event occurring (including the earning of income, profit or gains) on or prior to 31 December 2003 the Purchaser shall use reasonable endeavours to procure that such claims and elections are made in respect of

                  Capital Allowances for the purpose of reducing or eliminating that Liability for Taxes and the Purchaser shall instead make a claim under Clause 14.16 in respect of the reduction of the Actual Tax Written Down Value below the Estimated Tax Written Down Value which results from the use of the Capital Allowances to reduce or eliminate that Liability for Taxes.

14.16 Subject to Clause 14.19, the Seller covenants that if the Actual Tax Written Down Value is less than the Estimated Tax Written Down Value (including by virtue of the setting off of any Capital Allowances against any income, profit or gains accrued, earned or received on or before 31 December 2003), then the Seller shall pay to the Purchaser an amount equal to 23.1% of the amount by which the Actual Tax Written Down Value is less than the Estimated Tax Written Down Value; provided always that the amount payable by the Seller shall be reduced by an amount equal to 10% of any corresponding increase in the Long Life Asset Pool (for example, any increase which results from an asset which was not treated as a Long Life Asset for the purposes of the calculation referred to in paragraph 12.5 of Schedule 5 being or subsequently being treated as a Long Life Asset).

14.17 The Seller covenants to pay to the Purchaser an amount equal to 30% of the amount by which the profits of the Group Companies which would be chargeable to United Kingdom corporation tax (on the assumption that the Group Companies were not to claim any Capital Allowances) (including any trading losses resulting from claims and elections made to reduce the Actual Tax Written Down Value to the Estimated Tax Written Down Value) or any Group Relief from any company which is not a Group Company and were not entitled to any Purchaser Relief) in respect of the accounting period which would end on Closing if an accounting period of each Group Company were to end on Closing exceeds (a) (pound)64,014,773 (sixty four million, fourteen thousand, and seven hundred and seventy three pounds Sterling), if Closing occurs on or prior to 31 August 2004; or (b) (pound)72,016,620 (seventy two million, sixteen thousand and six hundred and twenty pounds Sterling), if Closing occurs on or prior to 30 September 2004 (but after 31 August
         2004). Notwithstanding Clause 14.4, the Seller shall not be obliged to make a payment under this Clause 14.17 earlier than 30 June 2005. The amount payable under this Clause 14.17 shall be reduced by an amount equal to any corporation tax included in the Base Working Capital Liabilities.

14.18 The Purchaser shall not make any claim under any provision of this Agreement other than under Clause 14.16 or 14.17 (and the Seller shall not be liable to make a payment under any provision of this Agreement other than under Clause 14.16 or 14.17) in respect of any matter or matters which comprise or involve paragraph 12.3 of Schedule 5 (or, if Closing shall occur on 30 September 2004, paragraph 12.4 of Schedule 5) being untrue or ceasing to be true.

14.19 The covenant in Clause 14.16 shall not apply, and the Seller shall have no liability to make a payment under Clause 14.16 to the extent that the Actual Tax Written Down Value is less than the Estimated Tax Written Down Value as a result of :

         14.19.1 the making of any claim or election which results in any Group Company having a correspondingly increased amount of trading losses available to carry forward from the accounting period which ends on 31 December 2003;

         14.19.2 any voluntary act, omission or transaction by the Purchaser, any Group Company or any of their respective directors, employees or agents after the Closing Date

                  (including any change in accounting policies or practices in effect on the Closing Date save for any change which is necessary to cause such accounting policies or practices to comply with UK GAAP as at the Closing Date) and the Purchaser or any Group Company or any of their respective directors, employees or agents knew that the voluntary act, omission or transaction would result in the Actual Tax Written Down Value being less than the Estimated Tax Written Down Value, other than any act, omission or transaction which was (a) required by Law in effect at the date of this Agreement; (b) is pursuant to a legal binding commitment of the Group Company created on or before the Closing Date; or (c) carried out in compliance with the Purchaser's obligations under Clause 14.15 or 15.5; or

         14.19.3 the failure by the Purchaser to comply with its obligations under Clauses 14.5, 14.7, 14.15 or 15.1.

14.20 If (i) the Seller has made or is liable to make a payment pursuant to Clause 14.16; and (ii) the liability to make that payment would not have arisen but for either (a) the disallowance, postponement or restriction of any deduction in computing the profits of any Group Company (for the purposes of corporation tax) of a Pre-Closing Tax Period; or (b) any expenditure incurred by any Group Company on or before 31 December 2003 not qualifying for Capital Allowances; and
         (iii) the auditors for the time being of any Group Company certify in writing (at the request and reasonable expense of the Seller) to the Seller and the Purchaser that the liability of any Group Company or any member of the Purchaser's Group to make an actual payment of Taxes or payment in respect of Taxes is lower than it would have been as a result of the matters referred to in (ii) above (for example, as a result of a deduction being available in a later accounting period rather than an earlier accounting period) (the "Saving"); then the amount of the Saving shall be set off against any payment due from the Seller under this Clause 14 or (to the extent that it is not so set off) shall be carried forward and set off against any future payments which become due from the Seller under this Clause 14.

15       Tax Returns etc.

15.1 The Seller shall at its cost timely prepare, file, or cause to be prepared and filed, consistent with past practice and (subject to Clauses 14.5 to 14.7) have conduct of all Tax Returns and all matters relating to the Tax Returns of the Group Companies for any Pre-Closing Tax Period including all claims, elections, surrenders, disclaimers, notices and consents and shall present Tax Returns and any communication with any Tax Authority in draft to the Purchaser for review in the case of corporation tax Tax Returns at least 30 days before the date on which the such Tax Returns are required to be filed and in the case of all other Tax Returns within a reasonable period before the expiration of any applicable statutory time limit for the filing of such Tax Returns are required to be filed or, in the case of any communications, before the intended date of submission. With respect to Tax Returns for any Pre-Closing Tax Period, the Purchaser shall procure that the relevant Group Company (i) notifies the Seller of any intended written communication with the relevant Tax Authority,
         (ii) signs and submits any properly and accurately prepared Tax Return,
         (iii) makes any proper and accurate claims, disclaimers, notices or elections; and (iv) gives any proper and accurate consents, in each case as may be reasonably required by the Seller. The Purchaser shall timely prepare, file or procure to be prepared and filed, on a basis which is (to the extent permitted by Law) consistent with the past practice and, subject to Clauses 14.5 to 14.7, shall have conduct of all Tax Returns and all matters relating to the Tax

         Returns of the Group Companies for the Straddle Period and shall present such Tax Returns and any communication with any Tax Authority in draft to the Seller for review, in the case of corporation tax, Tax Returns, at least 30 Business Days before the date on which such Tax Returns are required to be filed and, in the case of all other Tax Returns, within a reasonable period before the expiration of any applicable statutory time limit by the end of which such Tax Returns are required to be filed or, in the case of any communications, before the intended date of submission and shall take into account such reasonable comments in relation thereto as the Seller makes. The Seller shall co operate with the Purchaser in providing such information and assistance as the Purchaser may reasonably request in relation to the Tax Return for the Straddle Period and all Tax Returns with respect to any Group Companies for any Post-Closing Tax Period.

15.2 The amount or economic benefit of (i) any Seller Relief with respect to Taxes of the Group Companies, or of any affiliated, consolidated, combined or unitary group of which any Group Company is or has been a member for any Pre-Closing Tax Period in any audit, examination, suit, contest or other Tax proceeding of the Seller or any member of the Seller's Group in a Pre-Closing Tax Period shall be for the account of the Seller; or (ii) any Relief realised by the Purchaser or any member of the Purchaser's Group in a Post-Closing Tax Period as a result in any corresponding offsetting adjustment in any audit, examination, suit, contest or other Tax proceeding of the Seller or any member of the Seller's Group in a Pre-Closing Tax Period shall be for the account of the Seller provided that this shall not apply to any Purchaser Relief. Except as described in the preceding sentence, the amount or economic benefit of any Relief with respect to Taxes of any Group Company for any Post-Closing Tax Period shall be for the account of the Purchaser. Each party shall forward, and shall cause the members of its group to forward, to the party entitled pursuant to this Clause 15.2 to receive the amount or economic benefit of a Relief, the amount or economic benefit of the Relief within 10 days after the Relief is received or applied against another Liability for Taxes, as the case may be.

15.3 The Purchaser shall not make any election under Section 338 of the United States Internal Revenue Code of 1986 (as amended) with respect to any UK Group Company without the Seller's prior written consent, which consent may be provided or withheld in the sole discretion of the Seller.

15.4 The Purchaser and the Seller agree that they shall each take such action within their control to ensure that they shall not alter or amend, and that no Group Company shall alter or amend, any Group Relief claims or any other arrangements for the allocation of Relief (or the terms thereof) made by the Seller or any Group Company relating to any Pre-Closing Tax Period and the making of which was assumed in the Working Capital Statement or is specified in the Disclosure Letter, except where (i) the Group Relief is not available; and (ii) if an amendment or alteration were not made a claim could be made pursuant to Clause 14.1.

15.5 The Seller may retain any Tax Returns, reports or forms, and the Purchaser shall be provided with copies of such returns, reports or forms.

16       Environmental Indemnity

16.1     Radiation

         Subject to Clause 16.3, the Seller shall indemnify and hold harmless and keep indemnified the Purchaser (for itself and for any member of the Purchaser's Group) from and against any and all Losses which are suffered or incurred by the Purchaser or any member of the Purchaser's Group arising out of or in relation to:

         16.1.1 any Radiation emitted in breach of Environmental Law or Industry Guidelines in force on the date of this Agreement from any Relevant Equipment (i) on or prior to Closing and
                  (ii) after Closing until such time as the Purchaser has concluded Remedial Action in relation thereto; and

         16.1.2 any Remedial Action which is reasonably necessary, in relation to the existence, emission or effect of any Radiation emitted from any Relevant Equipment in breach of such Environmental Law in force at the time of this Agreement or Industry Guidelines, to procure compliance with Environmental Law and Industry Guidelines, or, if reasonably practicable and cheaper than undertaking such Remedial Action, the reasonable cost of purchasing any land on which the Seller and the Purchaser agree that Radiation levels are in breach of Environmental Law in force at the time of this Agreement or Industry Guidelines.

16.2     Asbestos

         Subject to Clause 16.3, the Seller shall indemnify and hold harmless and keep indemnified the Purchaser (for itself and for any member of the Purchaser's Group) from and against any and all Losses which are suffered or incurred by the Purchaser or any member of the Purchaser's Group in connection with the presence of Asbestos at any Property and arising out of or in relation to:

         16.2.1 the failure of any Group Company to be in compliance with the Asbestos Regulations on or prior to Closing;

         16.2.2 the reasonable costs of any Remedial Action necessary to procure the compliance as soon as reasonably practicable after Closing of the Group Companies with the Asbestos Regulations; and

         16.2.3 the exposure prior to Closing of any person to Asbestos or Asbestos-containing materials in the fabric of any building or man-made structure owned, occupied or used by any Group Company (i) for any period prior to Closing; and (ii) until such time as the Purchaser has taken such measures as are necessary for any applicable Group Company to comply with the Asbestos Regulations.

16.3     Limitation of the Seller's Liability

         16.3.1 The Seller shall not be liable to indemnify the Purchaser under Clause 16.1 or Clause 16.2:

                  (i) in relation to the carrying out of Remedial Action other than Remedial Action required to achieve compliance with Environmental Law, Industry Guidelines or the Asbestos Regulations;

                  (ii) in relation to the cost of Remedial Action, to the extent that such Remedial Action has been specifically budgeted for in the Accounts or the

                           Management Accounts or the Capital Plan in the Strategic Review being the following:

                           (a) (pound)4,750,000 (four million, seven hundred and fifty thousand pounds Sterling) for ICNIRP occupational compliance; and

                           (b) (pound)100,000 (one hundred thousand pounds Sterling) for asbestos surveys;

                  (iii) if and to the extent that the relevant Losses are recovered by the Purchaser under the terms of any insurance policy for the time being in force the Purchaser agreeing to take all reasonable steps as far as practicable to retain the levels and type of insurance that Crown Castle UK has in place at the time of Closing (provided such insurance cover is available in the market on commercially reasonable terms);

                  (iv) if and to the extent that any claim results from or is increased as a result of the Purchaser or any of its Representatives, disclosing information to any Governmental Entity or any other person except where:

                           (a) such disclosure is required by Environmental Law or by court order;

                           (b)      required in writing by any Governmental
                                    Entity;

                           (c) such disclosure is agreed or determined to facilitate Remedial Action; or

                           (d) prior notice has been given to the Seller and the Purchaser has taken all such steps as may be reasonable and practicable in the circumstances to agree the contents of such disclosure with the Seller before making such disclosure (the Seller not to unreasonably withhold or delay any such agreement);

                  (v) if and to the extent that any claim results from or is increased by any Environmental Law which comes into force or is amended after the date of this Agreement; or

                  (vi) if and to the extent that any claim directly or indirectly results from or is increased by:

                           (a) any act or omission on the part of the Purchaser or any member of the Purchaser's Group or any of their respective Representatives after Closing which any reasonable or prudent operator of the Company's business immediately prior to the date of this Agreement ought reasonably to have been aware of; or

                           (b) any negligent act or omission on the part of the Purchaser or any member of the Purchaser's Group or any of their respective Representatives, after Closing; or

                           (c) any material change of use or development by any Group Company of all or part of any Property or land adjoining any Property after the date of this Agreement but excluding any Ordinary Course Construction.

         16.3.2 The Purchaser shall reimburse to the Seller any amount subsequently recovered by or paid to the Purchaser from or by any third party in respect of any matter or Liability in respect of which the Seller has paid any sum to the Purchaser under Clause 16.1 or 16.2.

16.4     Conduct of Claims

         16.4.1 Without prejudice to Clause 16.5, if any claim is received by or any matter or circumstance comes to the attention of the Purchaser which could reasonably be anticipated to give rise to a Liability for which the Seller may be liable under Clause
                  16.1 or 16.2:

                  (i) the Purchaser shall give Notice to the Seller as soon as reasonably practicable and in any event within 20 Business Days of becoming aware of it;

                  (ii) the Purchaser shall give to the Seller reasonable access to all information relevant to any claim pursuant to Clause 16.1 and/or Clause 16.2 to enable the Seller to investigate thoroughly such claim and its potential Liability in respect of such claim or matter other than such access as would compromise any legal privilege or evidence of the Purchaser;

                  (iii) as regards any such claim the Purchaser shall take such action as the Seller may reasonably request in writing to appeal, avoid, compromise, defend, dispute or resist the claim and any adjudication in respect thereof; and

                  (iv) the Purchaser shall not admit, discharge, pay or settle any such claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed).

         16.4.2 The action which the Seller may reasonably request under Clause 16.4.1(iii) shall include (without limitation) allowing the Seller in the name of the Purchaser to take complete control of the conduct, handling and settlement of any such claim, including the cost of litigation and of any appeal or any negotiations and the appointment of and the giving of instructions to legal representatives for that purpose, provided that the Seller shall:

                  (i) keep the Purchaser informed of all material steps proposed by it;

                  (ii) consult as fully as is reasonably practicable with the Purchaser and take account of the Purchaser's reasonable representations;

                  (iii) not take any action in the name of the Purchaser as may adversely affect the goodwill or good name of the Purchaser or the value of the Purchaser's business; and

                  (iv) not admit, discharge, pay or settle any such claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

         16.4.3 The provisions of this Clause 16.4 shall not apply to any claim insofar as it relates to the carrying out of any Remedial Action. The procedure for dealing with any such claim is set out in Clause 16.5.


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


16.5     Remedial Action by Purchaser after Closing

         16.5.1 Within six months of Closing the Purchaser shall identify any Remedial Action it considers necessary:

                  (a) to procure the compliance of the Group Companies with Environmental Law and Industry Guidelines in respect of Radiation emitted from any Relevant Equipment; and/or

                  (b) to procure the compliance of the Group Companies with the Asbestos Regulations in respect of any Property.

         16.5.2 The Purchaser shall notify the Seller within six months of Closing of any Remedial Action identified under Clause 16.5.1 and shall provide the Seller with reasonable details of the identified Remedial Action and any correspondence received from a Governmental Entity that relates thereto; provided (a) that the provision of such notification shall not prevent the Purchaser from pursuing further Remedial Action as a result of any claim for Losses made within four years following Closing under Clauses 16.1 and 16.2 in addition to that set out in the notification; and (b) that the parties agree that the procedure set out in this Clause 16.5 to agree the cost nature and extent of Remedial Action shall apply to such further Remedial Action.

         16.5.3 The Seller shall notify the Purchaser within 20 Business Days of receipt of the Purchaser's notice under Clause 16.5.2 whether it agrees with the cost, nature and extent of the Remedial Action identified by the Purchaser.

         16.5.4 If the Seller notifies the Purchaser that it agrees with the Remedial Action identified by the Purchaser then the Purchaser shall, at the cost of the Seller, (subject always to Clause 9.4.1(ii)) carry out the Remedial Action identified by it and agreed by the Seller and the provisions of Clause 16.5.5 shall apply; save that if the Seller notifies the Purchaser that it does not agree with the cost, nature or extent of the Remedial Action proposed by the Purchaser, then the provisions of Clause 16.7 shall apply, provided that if the Seller does not respond to the Purchaser's notice under Clause 16.5.2 the Seller shall be deemed to have agreed to the terms of the notice.

         16.5.5 The Purchaser shall carry out any Remedial Action identified by it under Clause 16.5.2 to procure compliance with Environmental Law and Industry Guidelines and the Asbestos Regulations as soon as reasonably practicable, having regard to the nature and extent of the works following the earlier of:

                  (i) the date the Seller notifies the Purchaser or is deemed to have notified the Purchaser that it agrees with the Remedial Action identified by the Purchaser; or

                  (ii) the date the Expert's decision is notified to the parties (if any dispute is referred to an Expert under Clause 16.7).

         16.5.6 Any Remedial Action in respect of which this Clause 16 is to apply shall be performed in a commercially reasonable, cost-effective manner using the most sound materials available for the purpose.

         16.5.7 The Purchaser shall afford to the Seller and its Representatives all such reasonable access to Relevant Equipment or the Properties as is required to enable the Seller to confirm to its reasonable satisfaction that any Remedial Action is or has been undertaken in compliance with Clauses 16.5.5 and 16.5.6 above.

16.6     Seller's Right to carry out Remedial Action prior to Closing

         16.6.1 Without prejudice to Clause 5.1, the Seller and the Purchaser agree that between the date of this Agreement and Closing the Seller shall have the right to carry out or procure that Crown Castle UK shall carry out any Remedial Action it considers reasonably necessary to reduce or mitigate its liability under Clauses 16.1 and 16.2, provided always that:

                  (i) the Seller shall provide the Purchaser promptly with details of all such works and full access to and information regarding the said works; and

                  (ii) the Seller shall consult during the course of such works as fully as is reasonably practicable with the Purchaser in relation to such works and take account of the Purchaser's reasonable representations.

         16.6.2 Following completion of any such works carried out under this Clause the Purchaser shall have full right of reasonable access and inspection and shall either confirm in writing that the works have been carried out to its reasonable satisfaction or in the alternative require the Seller to carry out such further works as it considers reasonably necessary to secure compliance with Environmental Law, Industry Guidelines and the Asbestos Regulations and any dispute in connection thereto shall be referred to an Expert under Clause 16.7.

16.7     Disputes

         16.7.1 The Seller and the Purchaser shall negotiate in good faith with a view to resolving any dispute between them as to the cost, extent or nature of any Remedial Action to be carried out. If they are unable to resolve any such dispute within 20 Business Days after the date of notification of any objection pursuant to Clause 16.5.4 above, the matter in dispute shall be referred for decision by the Seller or the Purchaser to an appropriate independent expert (the "Expert") for resolution. The Expert shall be appointed in default of agreement between the Seller and the Purchaser within the five ensuing Business Days by the Chairman for the time being of the Institute of Environmental Management and Assessment.

         16.7.2   Where any dispute is referred for decision by an Expert:


                  (i) the Seller and the Purchaser shall promptly provide the Expert with such information as he may reasonably require to enable him to reach his decision;

                  (ii) the Expert shall act as an expert and not as an arbitrator;

                  (iii) the Expert's decision (which shall be given by him in writing stating his reasons for it) shall be final and binding on the Seller and the Purchaser (save in case of manifest error); and

                  (iv) the Expert's costs and expenses shall be borne by the Seller and the Purchaser in such proportions as the Expert may decide to be fair and reasonable in the circumstances or, if no such decision is made by the Expert, by the Purchaser and the Seller in equal proportions.

17       Repayment of Intra-Group balances

17.1 On the Closing Date, the Purchaser shall procure that the relevant Group Company shall pay the Settlement Amount by wire transfer of immediately available funds to the Seller's Nominated Account.

17.2 The Seller and the Purchaser agree that the Settlement Amount is obtained by netting (a) an amount paid by the Seller (as agent of the relevant members of the Seller's Group) to the Purchaser (as agent of the relevant Group Companies) sufficient to ensure that the Intra-Group Receivables are fully discharged; and (b) an amount paid by the Purchaser (as agent of the relevant Group Company) to the Seller (as agent of the relevant members of the Seller's Group), sufficient to ensure that the Intra-Group Payables are fully discharged.

18       Guarantee by the Guarantor

18.1 In consideration of the Seller entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees to the Seller (which takes the benefit of this guarantee for itself and as trustee for each Group Company) the due and punctual performance of all the obligations and Liabilities of the Purchaser under or otherwise arising out of or in connection with this Agreement (as any of such obligations and Liabilities may from time to time be varied, extended, increased or replaced) but subject to the same limit on the Liability as applies to the Purchaser under this Agreement.

18.2 If any obligation or Liability of the Purchaser expressed to be the subject of the guarantee contained in this Clause 18 (the "NGT Guarantee") is not or ceases to be valid or enforceable against the Purchaser (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Purchaser or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Purchaser, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the liquidation, administration or insolvency of the Purchaser), the Guarantor shall nevertheless be liable to the Seller in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof.

18.3 The liability of the Purchaser under the NGT Guarantee shall not be discharged or affected in any way by:

         18.3.1 any variation, extension, increase, renewal, determination, release or replacement of this Agreement;

         18.3.2 the Seller granting any time, indulgence, concession, relief, discharge or release to the Purchaser or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Purchaser or any other person; or

         18.3.3 any other matter or thing which, but for this provision, might exonerate or affect the liability of the Guarantor (including, without limitation, the termination, supervening illegality or invalidity of this Agreement).

18.4 The NGT Guarantee is in addition to any other security or right now or hereafter available to the Purchaser and is a continuing security notwithstanding any liquidation, administration, insolvency or other incapacity of the Purchaser or the Guarantor.

18.5 Until the full and final discharge of all obligations and Liabilities which are the subject of the NGT Guarantee, the Guarantor:

         18.5.1 waives all of its rights of subrogation, reimbursement and indemnity against the Purchaser and agrees not to demand or accept any security from the Purchaser in respect of any such rights and not to prove in competition with the Seller in the liquidation or insolvency of the Purchaser; and

         18.5.2 agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Guarantor by the Purchaser or any other person liable to the Seller in respect of the obligations hereby guaranteed if and so long as the Purchaser is in default under this Agreement.

In witness whereof this Agreement has been duly executed.



SIGNED by
on behalf of CROWN CASTLE                                    /s/ E. Blake Hawk
INTERNATIONAL CORP.:



SIGNED by
on behalf of NGG TELECOMS INVESTMENT                         /s/ Edward Astle
LIMITED:




SIGNED by
on behalf of NATIONAL GRID HOLDINGS                          /s/ Edward Astle
ONE PLC:

                                   Schedule 1

                        The Company and the Subsidiaries

1        Particulars of the Company

       ----------------------------------------------------- -------------------------------------------
       Name of Company:                                      Crown Castle UK Holdings Limited
       ----------------------------------------------------- -------------------------------------------
       Registered number:                                    3242381
       ----------------------------------------------------- -------------------------------------------
       Registered office:                                    Warwick Technology Park
                                                             Gallows Hill
                                                             Heathcote Lane
                                                             Warwick CV34 6TN
       ----------------------------------------------------- -------------------------------------------
       Date and place of incorporation:                      27 August 1996(1)
                                                             England and Wales
       ----------------------------------------------------- -------------------------------------------
       Issued share capital:                                 333,595,225 ordinary shares of(pound)1 each
       ----------------------------------------------------- -------------------------------------------
       Authorised share capital:                             (pound)500,000,000 divided into 500,000
                                                             ordinary shares of(pound)1 each
       ----------------------------------------------------- -------------------------------------------
       Registered shareholders and shares held:              Crown Castle UK Holding Corp
                                                             333,595,225
       ----------------------------------------------------- -------------------------------------------
       Beneficial shareholders and shares held:              None
       ----------------------------------------------------- -------------------------------------------
       Directors:                                            Peter Graham Abery
                                                             John Patrick Kelly
                                                             William Benjamin Moreland
                                                             Andrew Sloey
       ----------------------------------------------------- -------------------------------------------
       Secretary:                                            Angela Mary Dennehy
       ----------------------------------------------------- -------------------------------------------
       Accounting reference date:                            31 December
       ----------------------------------------------------- -------------------------------------------
       Auditors:                                             KPMG LLP
       ----------------------------------------------------- -------------------------------------------


2        Particulars of the Subsidiaries

       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Crown Castle UK Limited
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   3196207
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     9 May 1996(2)
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------
       Issued share capital:                                287,030,156 ordinary shares of(pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)500,000,000 in 500,000 ordinary shares
                                                            of (pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Crown Castle UK Holdings Limited
                                                            287,030,156
       ---------------------------------------------------- --------------------------------------------

------------------
1 The company was incorporated under the name "Diohold Limited" as a private limited company.
2 The company was incorporated under the name "Hackremco Limited (No. 1129)" as a private limited company.

       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
                                                            John Patrick Kelly
                                                            William Benjamin Moreland
                                                            Andrew Sloey
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            KPMG LLP
       ---------------------------------------------------- --------------------------------------------


       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Crown Castle UK Finance plc
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   3347387
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     8 April 1997(3)
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------
       Issued share capital:                                50,000 ordinary shares fully paid
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)50,000 divided into 50,000 ordinary
                                                            shares of (pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Crown Castle UK Holdings Limited 1
                                                            Crown Castle UK Limited 49,999
       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
                                                            John Patrick Kelly
                                                            William Benjamin Moreland
                                                            Andrew Sloey
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            KPMG LLP
       ---------------------------------------------------- --------------------------------------------


       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Crown Castle Communications Limited
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   2903056
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     28 February 1994(4)
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------
       Issued share capital:                                2,500,100 ordinary shares fully paid
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)3,000,000 in 3,000,000 ordinary
       ---------------------------------------------------- --------------------------------------------

--------------------
3 The company was incorporated under the name "Premtrade Limited" as a private company on 8 April 1997.
4 The company was incorporated under the name "Millennium Communications Limited" as a private limited company.

       ---------------------------------------------------- --------------------------------------------
                                                            shares of (pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Crown Castle UK Limited 2,500,100
       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
                                                            Andrew Sloey
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            KPMG LLP
       ---------------------------------------------------- --------------------------------------------

       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Terracom Estates Limited
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   03120642
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     1 November 1995(5)
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------
       Issued                                               share capital:
                                                            100,000 A ordinary
                                                            shares fully paid,
                                                            10,840 B ordinary
                                                            shares full paid,
                                                            2,410 C ordinary
                                                            shares fully paid,
                                                            4,820 E ordinary
                                                            shares fully paid
                                                            and 2,410 F ordinary
                                                            shares fully paid
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)2,000 divided into 110,000 A ordinary
                                                            shares of 1p each, 15,000 B ordinary
                                                            shares of 1p each, 15,000 C ordinary
                                                            shares of 1p each, 30,000 D ordinary
                                                            shares of 1p each, 15,000 E ordinary
                                                            shares of 1p each and 15,000 F ordinary
                                                            shares of 1p each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Crown Castle UK Limited 120,480
       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
                                                            Andrew Sloey
                                                            John Joseph Ward
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            KPMG LLP
       ---------------------------------------------------- --------------------------------------------

       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Terracom Design & Development Limited
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   02816853
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------


--------------------
5 The company was incorporated under the name "Plougmann Vingtost & Partners Limited" as a private limited company.

       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     11 May 1993(6)
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------
       Issued share capital:                                10,000 ordinary shares fully paid
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)10,000 divided into 10,000 ordinary
                                                            shares of (pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Terracom Estates Limited 10,000
       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
                                                            Andrew Sloey
                                                            John Joseph Ward
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            KPMG LLP
       ---------------------------------------------------- --------------------------------------------

       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Triscape Planning Limited

       ---------------------------------------------------- --------------------------------------------
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   03246721
       ---------------------------------------------------- --------------------------------------------
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     6 September 1996(7)
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------
       Issued share capital:                                1,000 ordinary shares fully paid
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)1,000 in 1,000 ordinary shares of
                                                            (pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Terracom Estates Limited 1,000
       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
                                                            Andrew Sloey
                                                            John Joseph Ward
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            KPMG LLP
       ---------------------------------------------------- --------------------------------------------

       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Mercator Developments Limited
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   3844675
       ---------------------------------------------------- --------------------------------------------
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     20 September 1999
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------

--------------------
6 The company was incorporated under the name "Rosa Developments Limited" as a private limited company.
7 The company was incorporated under the name "Terracom Northern Limited" as a private limited company.

       ---------------------------------------------------- --------------------------------------------
       Issued share capital:                                2 ordinary shares fully paid
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)1,000 in 1,000 ordinary shares of
                                                            (pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Crown Castle UK Limited 2
       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            None
       ---------------------------------------------------- --------------------------------------------

       ---------------------------------------------------- --------------------------------------------
       Name of Subsidiary:                                  Crown Castle UK Pension Trust Limited
       ---------------------------------------------------- --------------------------------------------
       Registered number:                                   3390775
       ---------------------------------------------------- --------------------------------------------
       Registered office:                                   Warwick Technology Park
                                                            Gallows Hill
                                                            Heathcote Lane
                                                            Warwick CV34 6TN
       ---------------------------------------------------- --------------------------------------------
       Date and place of incorporation:                     23 June 1997(8)
                                                            England and Wales
       ---------------------------------------------------- --------------------------------------------
       Issued share capital:                                1 ordinary share fully paid
       ---------------------------------------------------- --------------------------------------------
       Authorised share capital:                            (pound)100 in 100 ordinary shares of
                                                            (pound)1 each
       ---------------------------------------------------- --------------------------------------------
       Registered shareholders and shares held:             Crown Castle UK Limited 1
       ---------------------------------------------------- --------------------------------------------
       Beneficial shareholders and shares held:             None
       ---------------------------------------------------- --------------------------------------------
       Directors:                                           Peter Graham Abery
                                                            Rita Dora
                                                            John Fitzsimons
                                                            Andrew Sloey
                                                            Alan Taylor
                                                            John Joseph Ward
       ---------------------------------------------------- --------------------------------------------
       Secretary:                                           Angela Mary Dennehy
       ---------------------------------------------------- --------------------------------------------
       Accounting reference date:                           31 December
       ---------------------------------------------------- --------------------------------------------
       Auditors:                                            None
       ---------------------------------------------------- --------------------------------------------


--------------------
8 The company was incorporated under the name "Boxtrade Limited" as a private limited company.

                                   Schedule 2

                            Retained Names and Marks
                                  (Clause 13.2)

Application Number:             UK 2,173,589
Class:                          6, 9, 12, 16, 19, 25, 36-38
Status:                         Registered
Application date:               30 July 1998
Journal reference:              6274, 4546

[CROWN CASTLE WAVE LOGO]

Conditions:    The applicant claims the colours red, purple, blue and green as an element of the second mark in the series.

Class          6: Name plaques, signs, sign boards; all of metal.
Class          9: Tapes, discs, CDs, CD-Roms, videos; luminous name plaques, signs and signboards.
Class          12: Cars, vans.
Class          16: Stationery items, stationery, paper, booklets, brochures, pamphlets, folders, binders, pens, pencils; name plaques, signs and signboards, all of paper or cardboard.
Class          19: Name plaques, signs, signboards.
Class          25: Articles of clothing; footwear; headgear; T-shirts, overalls.
Class          36: Site acquisition for the telecommunication, transmission and broadcasting industries.
Class          37: Planning, consultancy, installation and maintenance of broadcasting, telecommunication and transmission equipment, apparatus and instruments.
Class          38: Broadcasting, telecommunication, transmission and
               transmission mast site sharing services; provision of distribution and transmission network services.

Proprietor:    Crown Castle UK Ltd
               Warwick Technology Park
               Gallows Hill
               Heathcote Lane
               Warwick
               CV34 6TN

Agent:         Marks & Clerk
               57-60 Lincoln's Inn Fields
               London
               WC2A 3LS

Week Ending    History

07 Aug 1998    Added
25 Sep 1998    New-App-Date Old:  30-Jan-1998
02 Apr 1999    Journal-Set New-Goods
30 Apr 1999    Status:  Advert1
13 Aug 1999    Registration
20 Aug 1999    Status:  Registered
03 Dec 1999    New-Proprietor Old:  Castle Transmission International Ltd
13 Feb 2002    Other-Update

Serial Number:                  US 75-632792
Application Number:             2,568,828
Class:                          9, 16, 19-21, 25, 36-38
Status:                         Registered
Application date:               3 Feb 1999
Registered:                     14 May 2002

[CROWN CASTLE WAVE LOGO]

I C Date:                       7 July 1998

Class 9: Pre-recorded tapes, discs, cds cd-roms, and videos about telecommunication network equipment and services, and information about specific bid proposals provided to customers concerning telecommunication network equipment services.

Class 16: Stationery items, namely, letterhead stationery, envelopes, memo pads, and facsimile transmission paper, labels, folders, binders, pens, pencils, printed paper signs; and booklets, brochures and pamphlets featuring information concerning telecommunication network equipment and services.

Class 19:      Non-luminous and non-mechanical signs not of metal.
Class 20:      Plaques and signboards.
Class 21:      Cups, plates and mugs.
Class 25:      Clothing, namely, footwear, hats, t-shirts and overalls.
Class          36: Telecommunications airtime brokerage
               services; cable television transmission; land acquisition, namely, real estate brokerage; real estate management; real estate development.

Class 37: Installation of broadcasting, telecommunication and transmission equipment, apparatus and instruments, namely, transmitters, antennas, combiners, multiplexers, in addition to antennae support structures, namely, maps and towers and ancillary equipment such as diesel generators and satellite disc installations.

Class 38: Television broadcasting, radio broadcasting, and broadcasting and transmission via wireless media of analog, digital, audio, video, pager, radio, microwave, television, data, and emergency signals; and television and radio transmission services in the nature of providing microwave links carrying television and video signals from the customers' television and radio studios to applicant's tower network.

Proprietor:    Crown Castle UK Ltd
               Warwick Technology Park

               Gallows Hill Heathcote Lane
               Warwick
               United Kingdom CV34 6TN

Service:       Albert B. Kimball, JR.
               Bracewell & Patterson LLP
               711 Louisiana STE 2900
               Houston TX 77002

Application Number:             CTM 1,535,475
Class:                          36-38
Status:                         Registered
Application date:               1 March 2000

[CROWN CASTLE WAVE LOGO]

Languages:                      English/Spanish

Class 36: Telecommunication site acquisition services, transmission site acquisition services, and broadcasting site acquisition services, real estate management, site management and real estate development services.

Class 37: Planning, consultancy, installation and maintenance of broadcasting, telecommunication and transmission equipment, apparatus and instruments.

Class 38: Broadcasting, telecommunication, transmission and transmission mast site sharing services; provision of distribution and transmission network services.

Seniorities:                    2,173,589|1999 08 13 1:  GB

Proprietor:                     Crown Castle UK Ltd
                                Warwick Technology Park
                                Gallows Hill
                                Heathcote Lane,
                                CV34 6TN
                                Warwick
                                United Kingdom

Service:                        Marks & Clerk
                                Sussex House
                                83-85 Mosley Street
                                Manchester
                                M2 3LG
                                United Kingdom

Received by OHIM:               1 March 2000

Week Ending                     History
18 Sep 2000                     Status:  Advertised
09 Apr 2001                     Status:  Registered
31 Mar 2003                     Other-Update

                                   Schedule 3

                               Closing Obligations
                                   (Clause 6)

1        Seller's Obligations

1.1      General Obligations

         On Closing, the Seller shall deliver or make available to the Purchaser the following:

         1.1.1 evidence that the Seller is authorised to execute this Agreement;

         1.1.2 transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as it may direct accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing);

         1.1.3 the written resignations of all of the directors and secretaries of each Group Company from their office as a director or secretary and as an employee or as the Purchaser may otherwise direct to take effect on the date of Closing and, in particular, in relation to Peter Abery, evidence in a form reasonably satisfactory to the Purchaser of (i) the satisfaction in full of all costs and expenses relating to his termination as an employee and international secondment under a Severance Agreement dated 12 February 2004; and (ii) the Seller's express written release of Peter Abery from all post-termination non-compete restrictions in the British Isles. The Seller's written acknowledgement and reiteration of its sole responsibility for all costs and expenses relating to the Severance Agreement described above shall satisfy the requirement to (i) above;

         1.1.4 the written resignations of the auditors of each Group Company to take effect on the date of Closing, with acknowledgements signed by each of them in a form satisfactory to the Purchaser to the effect that they have no claim against any Group Company and containing the statement referred to in Section 394 of the Companies Act to the effect that there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of any Group Company;

         1.1.5 the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of each Group Company (duly written up to the date immediately before the Closing
                  Date) and the share certificates in respect of each of the Subsidiaries;

         1.1.6 all the Books and Records of each Group Company and all title deeds and other documentation relating to the Properties;

         1.1.7 (if the Purchaser so requires) an irrevocable power of attorney (in the Agreed Terms) executed by the Seller in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

         1.1.8 evidence of release of the Liens on the Shares and the shares of any Group Company existing pursuant to the Amended and Restated Credit and Exchange Offer Agreement dated as of 10 October 2003, between Seller, Crown Castle

                  Operating Company, Crown Castle International Corp de Puerto Rico, J.P. Morgan Chase Bank as agent and the Lenders from time to time, as defined therein;

         1.1.9 evidence reasonably satisfactory to the Purchaser of the termination of the agreements (except for those agreements identified in Section 6.4 of the Disclosure Letter) between the Group Companies and the Seller or other members of the Seller's Group;

         1.1.10 releases or waivers in the Agreed Terms in respect of the Liens affecting any of the Shares or the shares of any Group Company;

         1.1.11 a certificate signed by an executive officer with respect to matters described in Clauses 8.1.1 and 8.1.2;

         1.1.12 evidence that the Seller has, or has procured that: in relation to the software licences set out in Section 3.5(7)(a) of the Disclosure Letter, that all reasonably necessary steps have been taken so as to enter into such agreements or arrangements with relevant third parties as are reasonably necessary to ensure that the Group is able to continue to use such software in substantially the same manner as it did immediately prior to the date of this Agreement and that such use will not infringe any third party Intellectual Property rights after Closing in any material respect; and

         1.1.13 evidence that the Seller has, or has procured that in relation to the software licences set out in Section 5.1.1 of the Disclosure Letter, that all reasonably necessary steps have been taken so as to obtain a sufficient number of additional licences so as to ensure that the Group's use of that software after Closing does not infringe any third party Intellectual Property rights in any material respect.

2        The Purchaser's and Guarantor's Obligations

         On Closing, the Purchaser and Guarantor shall deliver or make available to the Seller:

         2.1.1 evidence that each of the Purchaser and the Guarantor are authorised to execute this Agreement;

         2.1.2 a certificate signed by an executive officer of the Purchaser with respect to the matters described in Clauses 8.5.1 and 8.5.2; and

         2.1.3 a certificate signed by an executive officer of the Guarantor with respect to the matters described in Clauses 8.6.1 and 8.6.2.

3        Board Resolutions of the Group Companies

         On Closing, the parties shall join in procuring the passing of board resolutions of each Group Company inter alia:

         3.1.1 (if so required by the Purchaser) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

         3.1.2 approving in relation to the Company only the registration of the transfer of the Shares referred to in paragraph 1.1.2 of this Schedule 3 subject only to their being duly stamped;

         3.1.3 accepting the resignations referred to in paragraph 1.1.3 of this Schedule 3 and appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as directors and secretary;

         3.1.4 (if so required by the Purchaser) accepting the resignations referred to in paragraph 1.1.4 of this Schedule 3 and appointing alternative auditors;

         3.1.5 (if so required by the Purchaser) changing its registered office in accordance with instructions given by the Purchaser; and

         3.1.6 (if so required by the Purchaser) changing its accounting reference date in accordance with instructions given by the Purchaser.

                                   Schedule 4

                 Determination of Closing Date Balance Sheet and
                              Completion Statements
                                   (Clause 7)
                                     Part 1


1        Accounting Policies and Bases

1.1 The Closing Date Balance Sheet and the Completion Statements shall be prepared in accordance with:

         1.1.1    the policies or bases as set out in Part 6 of Schedule 4;

         1.1.2 (subject to the requirements of Paragraph 1.1.1 which shall prevail over the provisions of this Paragraph 1.1.2) in accordance with the historical cost convention and the same accounting policies, measurement bases and estimation techniques as used in preparing the audited annual consolidated accounts of the Group for the financial year ended on 31 December 2003; and to the extent that the accounting policies, measurement bases and estimation techniques adopted in such accounts are different to those applied in the preparation of the March Accounts arising solely from the differences arising from the preparation of the accounts for the year ended 31 December 2003 due to it being a fiscal year end, the accounting policies, measurement bases and estimation techniques used for the March Accounts shall instead be adopted and consistently applied; and

         1.1.3 (subject to the requirements of Paragraph 1.1.1 and 1.1.2 which shall prevail over the provisions of this Paragraph 1.1.3), UK GAAP.

2        Completion Statements

2.1 Pursuant to Clause 7.2, during the 30 Business Days following the Seller's receipt of the Completion Statements, the Seller and its independent auditors shall be permitted to review the non-proprietary working papers relating to such Completion Statements. The Completion Statements shall become binding upon the parties and deemed finally determined on the 30th Business Day following delivery thereof unless the Seller gives notice of its disagreement with the Completion Statements (a "Notice of Disagreement") to the Purchaser prior to such date. For the avoidance of doubt, the 30 Business Day period referenced in this paragraph 2.1 shall not commence until (i) each Completion Statement shall have been delivered to the Seller and (ii) the non-proprietary working papers relating to each such Completion Statement shall have been delivered or made available to the Seller.

2.2 Any Notice of Disagreement shall be in writing and specify with reasonable detail the nature of any disagreement and amount disputed so asserted, and shall include only disagreements based on (i) mathematical errors, (ii) the Closing Working Capital Amount, the Final Closing Cash Amount and/or the Final Cash Deferred Income Amount set out in the Completion Statements not being calculated in the manner provided in the definition(s) thereof or (iii) the amounts recorded in the line items reflected on the Closing Date Balance Sheet not being obtained from and in accordance with the Books and Records or in accordance with the Accounting Policies.

2.3 During the 20 Business Day period following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement and to agree on final Completion Statements. During such period the Purchaser and its independent auditors shall have access to the non-proprietary working papers prepared in connection with such Notice of Disagreement. For the avoidance of doubt, the 20 Business Day period referenced in this paragraph 2.3 shall not commence until the non-proprietary working papers prepared in connection with such Notice of Disagreement shall have been delivered or made available to the Purchaser.

2.4 At the end of such 20 Business Day period, if the Seller and the Purchaser have not otherwise agreed, the Seller and the Purchaser shall submit to a nationally recognised independent public accounting firm in the United Kingdom as shall be reasonably agreed upon by the parties hereto in writing or in default of agreement, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Accounting Firm") for expert determination any and all matters that remain in dispute and were properly included in such Notice of Disagreement, in each case in the form of a written brief, copied to all parties. The Seller or the Purchaser, as applicable, shall have the right to respond in writing to the written brief, by submitting such response to the other party and the Accounting Firm. The Seller and the Purchaser shall jointly request that each expert determination be conducted in an expedited manner, and the Seller and the Purchaser shall, using reasonable endeavours, cause the Accounting Firm to render a determination resolving the matters submitted thereto within 30 Business Days after submission. The Accounting Firm may only resolve those disagreements permitted to be asserted in a Notice of Disagreement pursuant to paragraph 2.2 of this
         Schedule 4, and may not make any other determination. The Accounting Firm shall act as an expert and not as an arbitrator. The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

2.5 The Seller and the Purchaser shall instruct the Accounting Firm to allocate the fees and expenses of the Accounting Firm incurred in connection with this paragraph 2 such that each party shall bear the portion of such fees and expenses incurred by the Accounting Firm in connection with matters in respect of which such party has not prevailed, and such fees and expenses shall be allocated between the Seller and the Purchaser as the Accounting Firm shall so determine.

                                   Schedule 4

                                     Part 2
                               March Balance Sheet
                                  (Clause 1.1)


                                                             UK GAAP
                                                           (pound)'000
Fixed Assets

Fixed & intangible assets, net                               532,253
Investments in advance to affiliates                               0
Investments in subsidiaries                                      100
Goodwill and other intangible assets, net                     39,787
Other assets, net                                                 24
                                                         ------------
Fixed Assets                                                 572,164
                                                         ============

Current Assets

Cash and Cash Equivalents                                     11,207
Receivables, net                                              27,376
Inventories                                                    4,275
Prepaid Expenses and other current assets                     26,265
                                                         ------------
Current Assets                                                69,123
                                                         ============
                                                             641,287
                                                         ============

Current Liabilities

Trade Accounts Payable                                      (15,915)
Other creditors                                              (7,393)
Accruals ( 1 yr                                             (87,535)
Accrued Interest                                                   0

Intercompany payables (receivables)                            4,763
Long-term debt, less current maturities                            0
                                                         ------------
Current Liabilities                                        (106,080)
                                                         ============

Long-term debt, less current maturities                            0
Inter-Company Notes                                        (109,270)
Site rental deposits and other liabilities                  (82,461)
                                                         ------------

                                                             UK GAAP
                                                           (pound)'000

Total Liabilities                                          (297,811)
                                                         ============
Net Current Assets/(Current Liabilities)                    (36,957)
                                                         ============
Total Assets less Current Liabilities                        535,207
                                                         ------------
Net Assets                                                   343,476
                                                         ============
Capital and Reserves                                         343,476
                                                         ============

                                   Schedule 4
                                     Part 3
                           Base Working Capital Amount
                                  (Clause 1.1)

                                                                                      General Ledger
                                                                 (pound)'000             reference
Base Working Capital Assets                                         32,385
Less: Base Working Capital Liabilities                            (39,819)
                                                         ------------------
Base Working Capital Amount                                        (7,434)
                                                         ==================

Base Working Capital Assets

Trade Debtors                                                       28,134      1.1210; 1.1212.BTWS;
                                                                                     1.1390; 2.1390;
                                                                                        133-133.1390

Doubtful debts provision                                           (1,100)           1.1220; 2.1220;
                                                                                        133-133.1220

Other Debtors                                                          342             1.1390.DTVSL;
                                                                             1.1390.SUNDRY02; 1.1310

Less: Receivables in deferred income                              (15,113)                 See below
Less: VAT on receivables in deferred income                        (2,645)     17.5%* Receivables in
                                                                                     deferred income
                                                         ------------------
Total Receivables                                                    9,618
                                                         ==================

Total Prepayments                                                   18,492                 See below
                                                         ==================

Inventory                                                            4,851           1.1411; 1.1412;
                                                                                     1.1412.DOLPHIN;
                                                                                         1.1438.JNL;
                                                                                      1.1412.MODULE;
                                                                                    1.1412.OBSOLETE;
                                                                                      1.1412.TMOBILE
Inventory (purchase variance)                                                                 1.1420
                                                                      (70)

Inventory (provision)                                              (2,079)                    1.1450
WIP                                                                          All and only codes with
                                                                     1,573               prefix 1.15
                                                         ------------------
Total Inventory                                                      4,275
                                                         ==================

Total Receivables for Base Working Capital                           9,618
Total Prepayments for Base Working Capital                          18,492
                                                         -----------------


                                                                                      General Ledger
                                                                 (pound)'000             reference

Total Inventory for Base Working Capital                             4,275
                                                         ------------------
Base Working Capital Assets                                         32,385
                                                         ==================
Base Working Capital Liabilities

Trade Creditors                                                    (8,819)                    1.4110
AP Logged Accruals                                                                    1.4212; 1.4130
                                                                       367

Goods Received Not Invoiced                                        (7,462)                    1.4120
                                                         ------------------
Total Payables                                                    (15,914)
                                                         ==================

Creditors - others                                                   (645)   1.4215; 1.4216; 1.4217;
                                                                                1.4219; 115-115.4213

Staff Expenses                                                         49            1.4271; 1.4278;
                                                                              1.4278.CONTROL; 1.4279

Tax Creditors                                                      (6,796)   1.4273; 1.4272; 1.4233;
                                                                                       1.4233.INPUT;
                                                                                      1.4233.OUTPUT;
                                                                                        1.4233.SUSP;
                                                                                1.4233.CORP; 2.4711;
                                                                                  133-133.4233.CORP;
                                                                                 133-133.4233.INPUT;
                                                                                133-133.4233.OUTPUT;
                                                                                   133-133.4233.SUSP

Accruals for Base Working Capital Liabilities                     (19,901)     1.4299; 1.4299.LEGAL;
                                                                                       1.4299.AUDIT;
                                                                                     1.4299.INVOICE;
                                                                                      1.4252.MANUAL;
                                                                                     1.4299.REBATES;
                                                                                      1.4251.MANUAL;
                                                                               1.4299.STAFF; 1.4253;
                                                                                        1.4299.CASH;
                                                                                         1.4251.PMS;
                                                                                    1.4251.PMSBTVAT;
                                                                                       1.4251.PMSBT;
                                                                                        115-115.4299
                                                                                      1.4299.INTERCO
                                                                                     1.4299.FASBACCR

Restructuring                                                                                 1.4780
                                                                     (339)

Finance Lease Creditor ( 1 yr                                                         1.4310.GENERAL
                                                                     (778)

Add FASB Liability                                                   1,742           1.4299.FASBACCR
Add: Powergen accrual                                                2,500
                                                         ------------------
Add:  Intercompany                                                     263            1.4299.INTERCO
                                                         ==================
Total Accrued Liabilities                                         (23,905)
                                                         ==================

Total Payables for Base Working Capital                           (15,914)

                                                                                      General Ledger
                                                                 (pound)'000             reference
Total Accrued Liabilities for Base Working Capital                (23,905)
                                                         ------------------
Base Working Capital Liabilities                                  (39,819)
                                                         ==================



Prepayments

General Prepayment                                2,145                     1.1829
Insurance                                         1,167                     1.1822
Interest Receivable                                  15                     1.1829.INTEREST
Licences                                             32                     1.1829.LICENCE
Rates Non-Property                                1,118                     1.1824.MANUAL
Rents Non-Property                                   13                     1.1821.MANUAL
Revenue                                           3,410                     1.1826
Service Contracts                                   425                     1.1829.SERVICE
Staff Costs                                          21                     1.1829.STAFF
Utilities                                           191                     1.1829.UTILITIE
DLA                                                  50                     1.1829.DLA
Rates                                                 0                     1.1824.PMS
Rents                                             6,319                     1.1821.PMS
BT Reach                                          3,586                     1.1821.PMSBT
                                     -------------------
Total Prepayments                                18,492

NB. The non cash amounts attributable to H3G sites not yet at RFI has been eliminated from Revenue Prepayments 1.1826

                                                         ==================

Receivables in Deferred Income

Site Share; Existing BT Rental; Site Share BT Reach                 11,875    1.4401; 1.4408.RENTAL;
                                                                                          1.4408.NEW

T Mobile NI Rollout                                                      0             1.4403.NITMOB
Other revenue deferrals                                              2,115                    1.4406
BBC DAB                                                                  0             1.4409.BBCDAB
DTT MUX C                                                            1,123          1.4409.(VARIOUS)
Northern Ireland Esat                                                    0             1.4409.NIESAT
                                                         ------------------
Total Receivables in Deferred Income                                15,113
                                                         ==================

                                   Schedule 4
                                     Part 4
                      Estimated Cash Deferred Income Amount
                                  (Clause 1.1)

                                                            Illustrative Estimated  General Ledger reference
                                                                        at Closing

                                            (pound)'000                (pound)'000
Cash Deferred Income                  Account Balance    Unpaid as of Account Date
Site Share                                       22,500                             1.4401
Existing BT Rental                                  800                             1.4408.RENTAL
Site Share BT Reach                               3,800                             1.4408.NEW
                                     -------------------
Total Site share                                 27,100                        800
T Mobile NI Rollout                                 700                             1.4403.NITMOB
Other Revenue Deferrals                           3,400                      3,200  1.4406
BBC DAB                                             100                        100  1.4409.BBCDAB
DTT MUX C                                           900                        800  1.4409.(VARIOUS)
Northern Ireland Esat                               600                          0  1.4409.NIESAT
                                     ------------------- --------------------------
                                                 32,800                      4,900



Cash Deferred Income (including                  32,800
Unpaid Amounts)
less Unpaid Amounts                             (4,900)
                                     -------------------
Estimated Cash Deferred Income                   27,900
                                     -------------------



NB. The accounts "Transmission" GL ref 1.4402, "Broadcast" GL ref 1.4405 and "DTT Mux D" GL ref 1.4409.(VARIOUS) are specifically excluded from Cash Deferred Income

                                   Schedule 4
                                     Part 5
               Illustration of Post-Closing Adjustment Mechanisms
                                  (Clause 7.5)

The Seller and the Purchaser agree that the following calculations are for illustration purposes only, and that the Seller makes no representation or warranty with respect to the accuracy of the hypothetical figures set out below, as actual results may vary substantially.

Closing and Completion Adjustment Summary

At Closing                                                                              (pound)

Closing Amount                                                                             150                 (a)
add Estimated Closing Cash Amount                                                           10                 (b)
                                                                                   ------------
Equity purchase price                                                                      160                 (c)
                                                                                   ------------
add Estimated Working Capital Adjustment Amount (or subtract if negative)                    3                 (d)
subtract Estimated Cash Deferred Income Amount                                            (10)                 (e)
---------------------------------------------------------------------------------- ------------ -------------------
Net amount payable to Seller at Closing for equity                                         153         (c)+(d)+(e)
Net amount payable to Seller at Closing for debt (Settlement Amount)                        50                 (f)
Total amount payable to Seller at Closing (j)=(c)+(d)+(e)+(f)                              203                 (j)
---------------------------------------------------------------------------------- ------------ -------------------

Post Closing 30 days

Final Closing Cash Amount                                                                   15
less Estimated Closing Cash Amount                                                        (10)
                                                                                   ------------
Adjustment payable) to or receivable from Seller                                             5                 (g)

Closing Working Capital Adjustment Amount                                                    3
less Final Working Capital Adjustment Amount                                               (3)
                                                                                   ------------
Adjustment payable to or receivable from Seller                                              -                 (h)

Final Cash Deferred Income Amount                                                          (8)
less Estimated Cash Deferred Income Amount                                                (10)
                                                                                   ------------
Adjustment payable to or receivable from Seller                                              2                 (i)
Increase / (decrease) in Consideration payable to Seller (k)=(g)+(h)+(j)                     7                 (k)
---------------------------------------------------------------------------------- ------------ -------------------
Total paid to Seller                                                                       210             (j)+(k)
Total paid for equity                                                                      160     (c)+(d)+(e)+(k)
                                                                                   ------------ -------------------
Total paid for debt                                                                         50                 (f)
---------------------------------------------------------------------------------- ------------ -------------------

                                   Schedule 4
                                     Part 6
                          Specific Accounting Policies

1.1 Balances in respect of Transmission (ledger account1.4402), Broadcast Engineering (ledger account 1.4405 (and DTT Mux D (ledger account 1.4409.(VARIOUS) shall not be included in Closing Working Capital Amount, Base Working Capital Amount, or Cash Deferred Income.

1.2 Balances in respect of DLA Surety (ledger account 1.1390.DLA) and ESAT Surety (ledger account 1.1829.ESAT) shall not be included in Closing Working Capital Amount or Base Working Capital Amount.

1.3 T-Mobile deferred income means non-cash income relating to the acquisition of T-Mobile sites that relates to future periods.

1.4 Install deferred income means capital contributions secured from customers as part of the install process that are being amortised over the term of the licence. Deferred income for Install revenue is calculated in accordance with the principles and requirements set out in the following documents: (i) April 2002 Discussion Document provided to Bob McLamb (KPMG Partner); (ii) Appendix A cost classifications; and
         (iii) Install Revenue Value White Paper, all of which are in the Agreed Terms.

1.5 Site Share deferred income means all billing that covers a future period is posted to deferred income at the point that the invoice is raised. Income relating to the current account period is released from deferred income over the term covered by the billing.

1.6 H3G Variation, H3G Reservation Fees and H3G Settlement deferred income are calculated in accordance with the requirements set out in the following documents: (i) Minutes of the CC/KPMG teleconference held on 23 September 2003; and (ii) Memo to Mike Martin (KPMG Partner) dated 6 October 2003, all of which are in the Agreed Terms.

                                   Schedule 5

                         Warranties given by the Seller

1        Corporate Information

1.1      The Shares and the Group Companies

         1.1.1    The Seller, through a 100% owned subsidiary:

                  (i)      is the sole legal and beneficial owner of the Shares;
                           and

                  (ii) has the right to exercise all voting and other rights over the Shares.

         1.1.2 The Shares comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

         1.1.3    The shareholders specified in paragraph 2 of Schedule 1:

                  (i) are the sole legal and beneficial owners of the shares in the Subsidiaries; and

                  (ii) have the right to exercise all voting and other rights over such shares.

         1.1.4 The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid or credited as fully paid.

         1.1.5 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

         1.1.6    There are no Liens on the shares in any Group Company.

         1.1.7 All consents necessary to effect the transfer of the Shares have been obtained or will be obtained by Closing. For the avoidance of doubt, the receipt of any consents which relate to change of control or other similar provisions in contracts, that are triggered as a result of the transactions contemplated hereby shall not be deemed to be necessary to effect the transfer of the Shares.

         1.1.8 The Shares and the shares in the Subsidiaries have not been and are not listed on any stock exchange or regulated market.

         1.1.9    No Group Company:

                  (i) has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of any other company (wherever incorporated) other than the Subsidiaries set out in
                           Schedule 1;

                  (ii) has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated; or

                  (iii) has or has had in the last three years any associate (being an entity that falls to be treated as such for the purposes of FRS 9).

         1.1.10 The particulars contained in Schedule 1 are true, accurate and not misleading in any material respect.

         1.1.11 No Group Company has been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of material assets, during the last five years and no such restructuring is currently taking place or envisaged.

1.2      Constitutional Documents, Corporate Registers and Minute Books

         1.2.1 The memoranda and articles of association disclosed pursuant to Schedule 1.2 of the Disclosure Letter are true and accurate copies of the memoranda and articles of association of the Group Companies and there have not been and are not any breaches by any Group Company of its memorandum and articles of association which would have a material and adverse effect on the business of the Group.

         1.2.2    The statutory books of whatsoever kind of each Group Company:

                  (i)      are up-to-date;

                  (ii) are maintained in accordance with applicable law on a proper and consistent basis;

                  (iii) contain complete and accurate records of all matters required to be dealt with in such books and records; and

                  (iv) have attached to them copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies and all other resolutions passed by the relevant Group Company or any class of members or shareholders, other than resolutions relating to ordinary business at any Annual General Meeting, in each case in all material respects.

         1.2.3 To the Seller's knowledge, all books and records referred to in paragraph 1.2.2 and all other material documents which are the property of each Group Company or ought to be in its possession are in the possession (or under the control) of the relevant Group Company and no notice or allegation that any of such books and records contain any material inaccuracies has been received.

         1.2.4 All accounts, documents and returns required by Law to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made on a timely basis.

2        Accounts

2.1      Latest Accounts

         Section 2.1 of the Disclosure Letter sets out the audited annual consolidated accounts of the Company and the audited annual accounts of Crown Castle UK, in each case for the financial year ended on 31 December 2003, and the March Accounts (together, the "Accounts"). Except as set out in Section 2.1 of the Disclosure Letter, in the footnotes to the Accounts, and except for the omission from the March Accounts of footnotes and normal recurring adjustments reflected in audited accounts, the Accounts (i) comply with the requirements of the Companies Act and other applicable Law, (ii) comply with all current statements of standard accounting practice, financial reporting standards and


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         Urgent Issues Task Force Abstracts applicable to a company incorporated in England and Wales and have been prepared in accordance with the historical cost convention and UK GAAP, on a basis consistent with changes in the business of the Group and in all material respects in accordance with the same measurement bases, accounting policies and estimation techniques as the corresponding accounts for the preceding three financial years except where estimation techniques have been revised in order to present a more appropriate view of the underlying transactions in accordance with UK GAAP and (iii) give a true and fair view of each of (A) the state of affairs of the Group as at the Accounts Date, in the case of the March Accounts, (B) its profit or loss for the three month financial period ended on the Accounts Date, in the case of the unaudited consolidated accounts of the Company and the unaudited accounts of Crown Castle UK (in each case for the three month financial period ended on the Accounts Date), and (C) the state of affairs of the Group as at 31 December 2003, and its profit or loss for the financial year ended on that date, in the case of the audited annual consolidated accounts of the Company and the audited annual accounts of Crown Castle UK (in each case for the financial year ended on that date).

2.2      Management Accounts

         2.2.1 The Management Accounts have been prepared, in all material respects, in accordance with accounting policies used in preparing the Accounts applied on a consistent basis.

         2.2.2 The Management Accounts are not misleading in any material respect and do not materially misstate the assets and liabilities of the Group as at the Relevant Management Accounts Date nor the profits or losses of the Group for the period concerned.

2.3      Assets under Construction

         To the Seller's knowledge, the Total Construction Cost for any individual asset under construction will not materially exceed the Projected Cost for that asset.

2.4      Accounting Controls

         The Seller has disclosed, based on its most recent evaluation of internal control over the Group's financial reporting, that the Seller is not aware of:

         2.4.1 any significant deficiency in the design or operation of internal controls of the Group which could adversely affect in any material respect the Seller's ability to record, process, summarise and report financial data or any material weaknesses in internal controls of the Group; or

         2.4.2 any fraud, whether or not material, that involves management or other employees who have a significant role in the Group's internal controls.

3        Financial Obligations

3.1      Financial Facilities

         Details of all financial facilities (including loans, derivatives and hedging arrangements), in each case exceeding (pound)50,000, outstanding or available to the Group Companies are given in the Disclosure Letter.


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3.2      Guarantees

         There is no material outstanding guarantee, indemnity, pledge, suretyship or security (whether or not legally binding) given:

         3.2.1    by any Group Company; or

         3.2.2    for the benefit of any Group Company,

         other than in the case of any indemnities arising in the ordinary course of business consistent with past practice and in any other case given by a Group Company in respect of the obligations or Liabilities of another Group Company.

3.3      Off-Balance Sheet Financing

         No Group Company has outstanding any loan capital, nor has it factored, discounted or securitised any of its debts, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Accounts.

3.4      Grants and Subsidies

         No Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Entity and, to the Seller's knowledge, no Group Company has incurred any political expenditure or made any political donation during the Relevant Period or is under any binding obligation to do so.

3.5      No Undisclosed Liabilities

         As of the date of this Agreement, no Group Company has any Liabilities which would be required by the Companies Act or current statements of standard accounting practice, financial reporting standards and Urgent Issues Task Force Abstracts applicable to a company incorporated in England and Wales to be set out in a consolidated balance sheet of the Company or Crown Castle UK that are not disclosed in the Accounts (including the notes thereto), except for Liabilities (i) incurred in the ordinary course of business consistent with past practice since the Accounts Date; (ii) specifically reserved against in the Accounts (and only to the extent of such reservation); or (iii) incurred outside the ordinary course of business and which are immaterial.

4        Assets

4.1      Real Property

         4.1.1    The Disclosure Letter sets out correct and complete lists of:

                  (i) real property owned freehold by a Group Company (the "Owned Real Property");

                  (ii) real property which is owned part freehold and part leasehold by a Group Company (the "Owned Mixed Property");

                  (iii) real property owned leasehold by a Group Company (the "Leasehold Property") or licenced to and used or held by a Group Company for use in the operation or conduct of the business of a Group Company (the "Leasehold/Licenced Property") including rents and licence fees payable in respect of such Leasehold/Licenced Property as at 18 May 2004;


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                  (iv)     real property licenced by National
                           Transcommunications Limited to a Group Company for use in the operation or conduct of the business of a Group Company (the "NTL Licenced Property"); and

                  (v) real property managed by a Group Company on behalf of a third party, where a Group Company is entitled to receipt of all or a portion of third party site sharing income derived from such property as part of the business of a Group Company (the "Managed Property"); and such lists identify the individual Owned Real Property, Owned Mixed Property, Leasehold/Licenced Property, NTL Licenced Property and Managed Property by name, grid reference and/or by address or such description as may be commercially reasonable and used by the applicable Group Company to identify its location.

         4.1.2 The Disclosure Letter sets out a list which is correct and complete in all material respects of all leases, subleases and other site sharing agreements entered into by a Group Company as lessor or licensor with a third party as lessee or licencee (such list including details of rents and licence fees payable), other than Ancillary Agreements (collectively, "Site Sharing Agreements") related to or affecting any Owned Real Property, any Owned Mixed Property and any Leasehold/Licenced Property or any interest therein. Except for the Site Sharing Agreements and the Ancillary Agreements, there are no leases, tenancy or site sharing agreements affecting any Owned Real Property and no Group Company has entered into any other leases, tenancy or site sharing agreements other than the relevant Site Sharing Agreements in respect of any Owned Mixed Property and any Leasehold/Licenced Property.

         4.1.3 A Group Company is the legal and beneficial owner of (subject to any Site Sharing Agreements and the Ancillary Agreements) all Owned Real Property, Owned Mixed Property and Leasehold Property, free and clear of all Liens, except for:

                  (i)      Permitted Liens;

                  (ii)     Liens set out in the Disclosure Letter;

                  (iii)    Site Sharing Agreements set out in the Disclosure
                           Letter;

                  (iv) easements, covenants, notices and restrictions, reservations and rights-of-way which are being substantially complied with in the carrying on of the business of the Group Companies thereat immediately prior to the date of this Agreement;

                  (v) any condition that would be apparent as part of a physical inspection of any Owned Real Property, Owned Mixed Property or Leasehold/Licenced Property actually made by or on behalf of the Purchaser prior to the Closing;

                  (vi) town and country planning, building and other similar restrictions;

                  (vii)    restrictions imposed by any Governmental Entity; and

                  (viii) Liens that have been placed by any vendor, landlord or other third party on property over which a Group Company has easement rights or similar agreements relating thereto.


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

         4.1.4 Each Group Company has sufficient rights to occupy and use the Owned Real Property, the Owned Mixed Property or the Leasehold/Licenced Property to enable it to perform its obligations under each of the Site Sharing Agreements.

         4.1.5 The Owned Real Property, the Owned Mixed Property, the Leasehold/Licenced Property and the Managed Property:

                  (i)      comprise all of the properties necessary;

                  (ii) enjoy sufficient ancillary, access and services rights over other land; and

                  (iii)    are in a sufficient state of repair and condition,

                  to enable each Group Company to carry on its business after the date of this Agreement in the manner carried on immediately prior to the date of this Agreement.

         4.1.6 No material breach of the Planning Acts or of any bye-laws, building regulations or other applicable Law has been committed in relation to any Owned Real Property, Owned Mixed Property or Leasehold/Licenced Property.

         4.1.7 No material development, alterations or other works which would require any permission or consent under the Planning Acts or under any bye-laws, building regulations or other applicable Law have been carried out in relation to any Owned Real Property, Owned Mixed Property or Leasehold/Licenced Property without all those permissions and consents having been obtained and all conditions attached to those permissions and consents have been observed and performed in all material respects.

         4.1.8 Since 24 February 1997, no Group Company has assigned or transferred any Leasehold Property of which it was the original tenant or in respect of which it entered into a covenant with the landlord to observe and perform the tenant's covenants under an applicable lease without receiving a full and legally effective indemnity in respect of its Liability under such lease and to the knowledge of the Seller, no Group Company has had cause to claim on any such indemnity.

         4.1.9 Since 24 February 1997, no Group Company has conveyed or transferred any freehold property in respect of which it entered into any covenant (including an indemnity covenant) which continues to bind it without having received a full and legally effective indemnity in respect of its Liability under such covenant and to the knowledge of the Seller, no Group Company has had cause to claim on any such indemnity.

         This paragraph 4.1 does not relate to Environmental Matters which are the subject of paragraph 9 of this Schedule.

4.2      Ownership of Assets

         4.2.1 Each Group Company has legal and beneficial ownership of all material assets reflected in the Accounts or acquired after the Accounts Date, except for those sold or otherwise disposed of since the Accounts Date in the ordinary course of business and not contrary to the provisions of this Agreement, in each case free and clear of all Liens except Permitted Liens and Liens being discharged at Closing as set out in the Disclosure Letter.


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         4.2.2    No Group Company has at any relevant time been party to a
                  transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by any Group Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person.

         This paragraph 4.2 does not relate to Intellectual Property and information technology, such items being the subject of paragraph 5 of this Schedule.

4.3      Plant and Machinery etc.

         The material items of machinery, broadcasting and transmission equipment and plant owned or used by each Group Company (i) are in good repair and condition (subject to ordinary wear and tear and having regard to their age, location and use); (ii) are in reasonably satisfactory working order; (iii) have been adequately serviced and maintained and (iv) are not materially surplus to that Group Company's requirements.

4.4      Sufficiency of Assets

         The assets owned, leased, licenced or managed to or by the Group are sufficient to enable each Group Company to, and no Group Company shall be dependent upon the Seller in order to, conduct its business immediately following the date of this Agreement in substantially the same manner as currently conducted and there are no assets which are material to the conduct of the business of the Group as currently conducted other than the assets owned, leased, licenced or managed by the Group.

5        Intellectual Property and Information Technology

5.1      Information Technology

         All the material records and systems (including computer systems and software) and all material data and information of the Group:

         5.1.1 are legally owned or licenced and recorded, stored, maintained or operated or otherwise held exclusively by one or more of the Group Companies and are not wholly or partly dependent in any material respect on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of one or more the Group Companies;

         5.1.2 have not failed or broken down to any extent in the last 12 months except as has not had a material and adverse effect on the business of the Group;

         5.1.3 to the Seller's knowledge, have not been subject to any material logical intrusions (e.g. hacking) or physical intrusions in the last 12 months;

         5.1.4 have in place reasonably adequate protection against viruses and harmful program codes in line with good business practice;

         5.1.5 to the extent that they consist of third party software, are being used pursuant to a valid licence agreement;

         5.1.6 are subject to reasonably appropriate disaster recovery arrangements to ensure that the their operation is uninterrupted in any material respect, apart from interruptions for scheduled maintenance;


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         5.1.7    are provided with all reasonably necessary maintenance or
                  support by either a Group Company or by a third party, and in line with good practice in the Group's industry as reasonably necessary to run the business as currently conducted; and

         5.1.8 in relation to operation, functionality and performance, will be unaffected in any material respect by any change in date or by any related change in the field configurations containing date information.

5.2      Intellectual Property

         5.2.1 In relation to Intellectual Property each Group Company has, and in relation to Know-how, to the Seller's knowledge, each Group Company has, the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicence, without payment to any other person, the material Intellectual Property owned, used, filed by or licenced by or to the Group or required by the Group for the conduct of its business as substantially presently conducted, and, to the knowledge of the Seller, the consummation of the transactions contemplated by this Agreement will not conflict with, alter or impair any such rights in all material respects.

         5.2.2 No written notice has been received in respect of any, and there are no, actions, claims or proceedings pending or, to the knowledge of the Seller, threatened as of the date of this Agreement against the Seller, or any Group Company by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property or Know-How owned, used, filed by or licenced to a Group Company or alleging that any Group Company is infringing on the Intellectual Property or Know-How of any third party.

         5.2.3 All reasonable details of all the material Intellectual Property or Know-How owned, used, filed by or licenced by or to (including the material terms of such licences) the Group or required by the Group for the conduct of its business as presently conducted have been delivered or made available to the Purchaser.

         5.2.4 To the Seller's knowledge, all material Intellectual Property or Know-How owned or filed by a Group Company is valid and subsisting and nothing has been done or omitted to be done by any Group Company and there has been no act or omission of any third party, which jeopardises the validity or subsistence of any such Intellectual Property or Know-How.

5.3      Data Protection

         5.3.1 To the Seller's knowledge, each Group Company has complied in the last three years in all material respects with all applicable requirements (including notification requirements) of the Data Protection Act 1998.

         5.3.2 No notice alleging non-compliance in any material respect with the Data Protection Act 1998 (including any enforcement notice, deregistration notice or transfer prohibition notice) has been received by any of the Group Companies from the Office of the Information Commissioner.

         5.3.3 No undertaking has been made by any Group Company to the Office of the Information Commissioner.


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

         5.3.4 No correspondence, dispute, enquiry or information notice has been made or audit undertaken or, to the Seller's knowledge, been proposed by the Office of the Information Commissioner in relation to any Group Company.

         5.3.5 No Group Company has any outstanding subject access requests or outstanding court orders in respect of the rectification or erasure of personal data.

         5.3.6 No Group Company has been involved in a dispute with an individual in respect of any infringement or alleged infringement of the Data Protection Act 1998 and no Group Company has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous three years.

6        Contracts

6.1      Capital Commitments

          Since the Accounts Date, the Group has incurred capital commitments in the ordinary course of business and in accordance in all material respects with the Budget.

6.2      Contracts

         The Disclosure Letter sets out a complete and correct list of each contract (together with any contract which amends or modifies any such contract in a material respect) as of the date of this Agreement to which a Group Company is a party that is:

         6.2.1 an employment agreement which is not terminable at will and which requires the payment of an amount (other than ordinary severance pay) in excess of (pound)100,000 (one hundred thousand pounds Sterling);

         6.2.2 a collective bargaining agreement or other material contract with any Representative Body;

         6.2.3 a contract containing a covenant that following the Closing would by its terms limit in any material respect the freedom of any Group Company to carry on its business as it sees fit or compete in any material respect with the Seller, any Affiliate of the Seller or any third party;

         6.2.4 a contract granting a Lien on the Shares, or the shares or the material assets in any Group Company (other than contracts which are immaterial to the business, subject to Permitted Liens or relate to car leasing arrangements);

         6.2.5 to the extent not set out pursuant to paragraph 6.2.6 below, the master agreements pursuant to which the Company enters or has entered into Site Sharing Agreements;

         6.2.6    a material contract with any Major Customer or Major Supplier;

         6.2.7 a contract relating to any material Indebtedness of a Group Company; or

         6.2.8 a material contract whereunder a Group Company acts as an agent for a third party, or a third party acts as an agent for a Group Company with the authority to bind such Group Company (other than contracts with employees), and true and complete copies of the contracts listed in Section 6.2 of the Disclosure Letter have been provided or made available to the Purchaser for review.


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

6.3      Joint Ventures etc.

         No Group Company is, or has agreed in writing to become, to the knowledge of the Seller, effectively to become, a member of any joint venture, consortium, partnership or other unincorporated association.

6.4      Agreements with Connected Parties

         6.4.1 There is no Indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company and any current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons or in which any such person is interested (whether directly or indirectly) and since the enactment of Sarbanes-Oxley, no Group Company has made any material loans (other than loans which relate to ordinary course employee advances for business purposes including annual travel arrangements) to any executive director of a Group Company.

                 For the purposes of this Clause, "former" shall mean, in relation to any employee, director or consultant, a person who ceased to be employed by a Group Company not more than three years prior to the date of this Agreement.

         6.4.2 Set out in Section 6.4.2 of the Disclosure Letter is a list of all contracts between a Group Company on the one hand, and the Seller or any of its Subsidiaries (other than a Group Company), on the other hand, which shall remain in full force and effect as at Closing.

6.5      Commission and Finder's Fees

         No (i) broker, investment banker, financial advisor or other person (including any Relevant Employee or Former Employee), other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Seller, is entitled to any broker's, finder's, financial advisor's or other fee, commission or bonus or similar payment and (ii) no fee, commission or bonus or similar payment is payable by any Group Company, in each case in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

6.6      Compliance with Agreements

         6.6.1 Each Contract listed in Section 6.2 of the Disclosure Letter (collectively, the "Material Contracts") is valid, binding and in full force and effect in all material respects and is enforceable in all material respects by a Group Company in accordance with its terms.

         6.6.2 Each Group Company has performed in all material respects the obligations required to be performed by it to date under the Material Contracts, is not in breach or default thereunder and, to the knowledge of the Seller, no other party to any Material Contract is in breach or default in any material respect thereunder.

         6.6.3 No Notice to terminate any Material Contract currently in effect has been served or received by any Group Company.

6.7      Effect of Sale of the Shares

         Neither entering into, nor compliance with, nor completion of this Agreement will:


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

         6.7.1 to the Seller's knowledge, cause any Major Customer or Major Supplier to cease to do business with any Group Company on substantially the same terms; or

         6.7.2 result in a material breach of, or give any third party a right to terminate or modify in any material respect, or result in any material Lien under, any Material Contract to which any Group Company is a party.

7        Employees and Employee Benefits

7.1      Definitions

         For the purposes of this paragraph 7:

         "appropriate representatives" has the meaning given in Regulation 10 of the Transfer Regulations;

         "employee representatives" means any and all appropriate representatives, trade union, association of trade unions, European Works Council, works council, staff association, staff council, shop steward committee or other organisation or body of employees;

         "Former Employees" means any employee who was employed by any Group Company at any time within the Relevant Period but who is not employed by any Group Company at the date of this Agreement;

         "Relevant Employees" means those employees of the Group Companies who are immediately prior to Closing employed by the Group and whose details are set out in the Disclosure Letter;

         "Senior Employee" means any employee employed or engaged by a Group Company with an annual base salary, on the basis of full-time employment, in excess of (pound)85,000 (eighty five thousand pounds Sterling); and

         "Transfer Regulations" means The Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended or re-enacted from time to time.

7.2      Relevant Employees and Terms of Employment

         7.2.1 Full particulars or, in the case of a document, a copy of the following is set out in the Disclosure Letter:

                  (i) the total number of Relevant Employees to within 10 Relevant Employees;

                  (ii) a list of the following terms and conditions of the Relevant Employees: notice period; job title; base salary; location; principal benefits (including but not limited to leave and post termination restrictions) and date of continuous employment;

                  (iii) copies of standard form contracts of employment for each grade of employee, together with standard form documentation such as an employee handbook and a note of any significant differences to the standard forms;

                  (iv) any arrangement or practice under which any Relevant Employee may receive, or any Former Employee has during the Relevant Period received, any contractual payment;

                  (v) any arrangement or practice for the payment of redundancy payments;


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

                  (vi) subject to the Data Protection Act 1998, where any Relevant Employee has been within the Relevant Period continuously absent from work for a period in excess of one month, the reason for the absence where reasonably practicable to do so and the likely future duration of such absence if known but excluding any Relevant Employee on maternity leave;

                  (vii) the terms of the contract of employment of each Senior Employee;

                  (viii) any agreement for the secondment to any Group Company of any person;

                  (ix) any agreement for or relating to the provision of any consultancy service or the service of personnel to any Group Company;

                  (x) any written employment policy operated in relation to Relevant Employees or any group of them, whether contractual, customary or discretionary;

                  (xi) any loan or other financial assistance provided to any Relevant Employee which is outstanding;

                  (xii)    the constitution of any Representative Body;

                  (xiii) any collective agreement, dismissal procedures agreement, union membership agreement, trade dispute or proceedings before any court or tribunal under or by virtue of the provisions of the Trade Union and Labour Relations (Consolidation) Act 1992; and

                  (xiv) any material outsourcing arrangements with any Group Company to third parties outside of the Group.

         7.2.2 All Relevant Employees at the date of this Agreement are employed by the Group.

         7.2.3 No Relevant Employee will be entitled to any additional compensation, benefits or acceleration of vesting of any benefits or any change to their terms of employment as a result of the transactions contemplated by this Agreement.

         7.2.4 Subject to paragraph 7.2.7 below, there is not any, and during the Relevant Period there has not been any, industrial action in the form of a labour strike, work stoppage or lockout with respect to the Seller or any Group Company.

         7.2.5 Subject to paragraph 7.2.7 below, neither the Seller nor any Group Company is involved in any dispute with any Relevant Employees (or any Representative Body) or Former Employee under or affected by the Employment Relations Act 1999, the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Beliefs) Regulations 2003 or the Trade Union and Labour Relations (Consolidation) Act 1992.

         7.2.6 Subject to paragraph 7.2.7 below, to the Seller's knowledge, there are not any proceedings in connection with the conduct of the business of the Seller or any Group Company pending before any agency responsible for the prevention of unlawful employment practices.

         7.2.7 The provisions of each of paragraphs 7.2.4 to 7.2.6 above, shall not apply for any such actions, disputes or proceedings which are not reasonably likely to have a material and adverse effect on the business of the Group.


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         7.2.8    There is no contract of employment between any Group Company and any Relevant Employee which cannot be lawfully terminated by six months or less notice (or a payment in lieu of notice for a period not exceeding six months) without giving rise to any claim for damages or compensation except for any statutory claim (other than a breach of contract claim brought in an Employment Tribunal).

         7.2.9 Within the period six months preceding of this Agreement and at the date of this Agreement there have been and/or are no definitive proposals to:

                  (i)      terminate the employment of any Relevant Employee; or

                  (ii) to vary or amend any term or condition of employment of any Relevant Employee other than in the ordinary course of business.

         7.2.10 There are no amounts owing to any Relevant Employee or Former Employee other than remuneration accrued due (but not payable) since the most recent pay day or business expenses due to be reimbursed.

         7.2.11 The union recognition agreements, collective agreements and European Works Council agreements listed in the Disclosure Letter are all the agreements between the Group Companies and Representative Bodies.

         7.2.12 To the Seller's knowledge, no agreement has been made by any Group Company with any employee representatives in which a Group Company has given any promise or commitment to keep in operation any part of the Group Company's business or keep open any sites where Group Companies are located.

         7.2.13   Within the period of six months preceding the date of this
                  Agreement:

                  (i) no notice of any redundancies has been given to the relevant Secretary of State with respect to any Group Company;

                  (ii) no information and consultation exercise has started with a trade union or unions or appropriate representatives by any Group Company under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or Regulation 10 of the Transfer Regulations in connection with Relevant Employees or Former Employees; and

                  (iii) no Group Company has been a party to any relevant transfer under the Transfer Regulations.

         7.2.14 There is no claim by or on behalf of any Relevant Employee or Former Employee nor is there any claim by or on behalf of any Relevant Employee or Former Employee pending or, to the Seller's knowledge, threatened, or reasonably capable of arising, in respect of an accident, injury or disease.

         7.2.15 Each Group Company is in compliance in all material respects with all laws relevant to the employment and/or engagement of the Relevant Employees and any consultancy or agency staff except for instances of non-compliance not reasonably likely to have a material and adverse effect on the business of the Group.


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7.3      Liabilities to and for Relevant Employees etc.

         In relation to the employment of the Relevant Employees no material Liability (which remains undischarged) has been or, to the Seller's knowledge, will be incurred by any Group Company for breach of any contract of employment or consultancy agreement.

7.4      Incentive Schemes

         7.4.1 The Seller has provided to the Purchaser copies of the rules and other material documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Relevant Employee or any former employees of any of the Group Companies, together with full details of all awards and options granted and which remain outstanding.

         7.4.2 No Group Company is or may become liable for any National Insurance contributions arising out of the grant, exercise or release of such awards and options which are not fully provided for in the Accounts.

         7.4.3 In respect of all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Relevant Employees or any former employees of any of the Group Companies, the Seller and the Group Companies have properly complied with all requirements in relation to PAYE and National Insurance contributions including making such deductions as are required by Law from all payments made or deemed to be or treated as made by them or on their behalf and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which they are required to account under the PAYE and National Insurance contributions systems.

         7.4.4 The Crown Castle International Corp. Savings-Related Share Option Plan was established and remains approved under the Income Tax (Earnings and Pensions) Act 2003 and has been operated at all times in accordance with that legislation.

         7.4.5 There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Relevant Employees or any former employees of any of the Group Companies.

         7.4.6 No Group Company is liable to pay any amount to any employee trust.

7.5      Pensions

         7.5.1 The Seller's Pension Scheme and the GPP are the only arrangements (funded or unfunded) under which a Group Company has or could have any Liability for the purpose of providing benefits on retirement or death and no Group Company otherwise has any obligation (whether written or established by custom or established pursuant to an oral promise) to provide any such benefit or to make any payment for the purpose of providing any such benefit.

         7.5.2 The Seller has supplied to the Purchaser up-to-date documentation relating to the Seller's Pension Scheme and the GPP. Such documentation is accurate in all material respects and is sufficient to provide the Seller with full details of the benefits to be provided under the Seller's Pension Scheme and the GPP and, in the case of the Seller's Pension Scheme, of its funding position as at the date of the most recent actuarial valuation on the bases applicable to that valuation.


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         7.5.3    The Seller's Pension Scheme is approved as an exempt approved scheme (within the meaning of Chapter I of Part XIV of the Taxes Act), and, to the Seller's knowledge, there is no reason why this approval could be withdrawn.

         7.5.4 There is in force in respect of each employment with each Group Company to which the Seller's Pension Scheme relates an appropriate contracting-out certificate. To the Seller's knowledge, there is no reason why any contracting-out certificate could be cancelled, surrendered or varied.

         7.5.5 Each Group Company and the Seller's Pension Scheme comply and have, to the Seller's knowledge, at all times complied in all material respects with all Laws applicable to the Seller's Pension Scheme except to the extent that such laws will be applied retrospectively.

         7.5.6 To the Seller's knowledge, each Group Company has at all time complied in all material respects with its duty to facilitate access to a stakeholder pension scheme (under section 3 of the Welfare Reform and Pensions Act 1999).

         7.5.7 No claim, dispute, complaint or investigation has arisen which relates to the Seller's Pension Scheme or to the provision of retirement or death benefits in respect of the current and former employees of each Group Company, and, to the Seller's knowledge, there is no reason why any material claim, dispute, complaint or investigation could arise.

         7.5.8 All amounts under the Schedule of Contributions in respect of the Seller's Pension Scheme and under the relevant scheme member's contract of employment and under the schedule of payments in respect of the GPP which are required to be paid prior to Closing have been paid.

         7.5.9 The assets of the Seller's Pension Scheme are not subject to any Lien or charge, and do not include any securities issued by, properties leased to or occupied by, or loans made to the Seller or Crown Castle UK or any connected person (for the purposes of Section 40 of the Pensions Act 1995).

         7.5.10 Prior to Closing, no action has been taken by the Seller or the Seller's Pension Scheme which has resulted in or could result in the Seller's Pension Scheme being amended, closed, terminated or wound up in whole or in part.

         7.5.11 All lump sum death in service benefits (with the exception of a refund of contributions) in respect of Relevant Employees are fully insured.

         7.5.12 No payment or repayment of any of the assets of any occupational pension scheme or cancellation of any outstanding payment to an occupational pension scheme has been made to or for the benefit of a Group Company.

         7.5.13 An announcement substantially in the form of the draft announcement disclosed to the Purchaser, pursuant to Section 4.10.26(ix) of the Disclosure Letter, has been sent to all members of the Seller's Pension Scheme who were affected by the amendments set out therein.

         7.5.14 The early retirement provisions of the Seller's Pension Scheme, including actuarial reduction factors, were, as at the date on which former members of the BBC Pension Scheme joined the Seller's Pension Scheme, identical to the early retirement provisions which were applicable to such members under the BBC Pension Scheme immediately prior to their ceasing membership of that scheme.


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8        Legal Compliance

8.1      Licences and Consents

         8.1.1 All material licences, consents, authorisations, Orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities ("Licences") necessary for the carrying on of the businesses of each of the Group Companies as now carried on, and as previously carried on material to the business of the Group (i) have been obtained, (ii) are in full force and effect, (iii) do not contain conditions (including termination conditions) which would hinder the ordinary and usual course of business in any material respect; and (iv) have been and are being complied with in all material respects.

         8.1.2 To the Seller's knowledge, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

         8.1.3 None of the Licences has been breached and to the Seller's knowledge the Seller has not received notification that any Licence will be suspended, modified, revoked or not renewed (whether as a result of the entry into or completion of this Agreement or otherwise).

8.2      Compliance with Laws

         8.2.1 Each Group Company is in compliance with all Laws (including anti-trust laws, fair trading, state aid, consumer protection or similar legislation) and Orders applicable thereto, except for instances of non-compliance that are not reasonably likely to have a material and adverse effect on the business of the Group.

         8.2.2 Neither the Seller nor any Group Company has received any written notice during the Relevant Period from a Governmental Entity that alleges that a Group Company is not in compliance in any material respect with any Laws or Orders applicable thereto.

         8.2.3 Neither the Seller nor, any Group Company has received any written notice during the Relevant Period that any investigation or review by any Governmental Entity with respect to any Group Company is pending or contemplated.

         8.2.4 Since 1 January 1999, the Seller has not received notice from the SEC or any other governmental entity that any of its accounting policies or practices relating to or having an impact on the Group are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on the Seller's filings which comments have either been satisfied or withdrawn by the SEC.

         8.2.5 This paragraph 8.2 does not relate to matters with respect to Taxes, which are subject to paragraph 12 of this Schedule, employee related matters, which are subject to paragraphs 7.2 and 7.3 of this Schedule, Environmental Matters, which are subject to paragraph 9 of this Schedule and intellectual property matters which are subject to paragraph 5 of this Schedule.

8.3      No Questionable Payments

         To the Seller's knowledge, none of the directors, officers, agents, employees or other persons acting on behalf of any Group Company has been party to the use of any of the assets of the Group Companies for unlawful contributions, gifts, entertainment or other


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         unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; to the making of any fraudulent entries in the books or records of any Group Company; or to the making of any unlawful or material undisclosed payment.

9        Environment

9.1      The Group Companies:

         9.1.1 are in material compliance with and, to the Seller's knowledge, have at all times prior to the date of this Agreement complied with all Environmental Laws in all material respects;

         9.1.2 hold and comply in all material respects with and have obtained and, to the Seller's knowledge, at all times prior to the date of this Agreement complied in all material respects with all Environmental Licences.

9.2 To the Seller's knowledge, there are no circumstances which are reasonably likely to give rise to any suspension, revocation or material modification of any material Environmental Licence, or which may prejudice the renewal, extension or, where necessary, transfer of, any such Environmental Licence.

9.3 There is no ongoing civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit against or involving any Group Company relating to Environmental Law or Environmental Licences or Industry Guidelines, nor have any such proceedings, investigations or suits taken place or been settled and, to the Seller's knowledge, there are no such proceedings, investigations or suits pending or threatened nor to the Seller's knowledge are there any circumstances which are reasonably likely to give rise to a material investigation, proceeding or suit.

9.4 To the Seller's knowledge, no material work, measures or expenditure is required in the next 12 months in connection with the business of any Group Company in order to secure compliance with or maintain any existing Environmental Licences or to comply with Environmental Laws.

9.5 Material details of all environmental, health and safety and Asbestos assessments, audits, reviews or investigations, whether in draft (where no final form report has been produced) or final form in the possession of the Seller or any Group Company, concerning the current or previous operations of any Group Company and/or the Environment at any Property have been made available to the Purchaser.

9.6 To the Seller's knowledge, no Hazardous Substance is present on or has been disposed of, stored, generated, released or buried at, on, from or under any Property, so as to give rise to a material Liability on the part of any Group Company, nor has any Group Company or any other person or entity for which any Group Company can be liable to any material extent, disposed of, stored, generated, released or buried any Hazardous Substance or knowingly permitted such disposal, storage, generation, release or burial at, on, from or under any other place, in circumstances which are reasonably likely to give rise to a material Liability of any Group Company under Environmental Law.

9.7 To the Seller's knowledge, no Radiation is present on or has been generated or released, from any Relevant Equipment that will give rise to a material Liability on the part of any


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         Group Company, nor has any Group Company or any other person or entity for which any Group Company will be liable to any material extent generated or released any Radiation or knowingly permitted such generation or release from any other Relevant Equipment in circumstances which will give rise to a Material Liability of any Group Company under Environmental Law or Industry Guidelines.

10       Litigation

10.1     Current Proceedings

         No Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business and immaterial town and country planning, building and other similar proceedings) (each a "Claim").

10.2     Pending or Threatened Proceedings

         To the Seller's knowledge, no Claim is pending or threatened by or against any Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable).

10.3     Circumstances likely to lead to claims

         To the Seller's knowledge, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any Claim (excluding Claims relating to Environmental Law or Environmental Licences) which, if adversely determined, is likely to have a material adverse effect on the business of the Group.

10.4     No Court Orders etc

         Neither the Seller nor any Group Company, nor any of the material properties, assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgment or order of any Court, arbitrator, governmental agency or regulatory body, nor in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any Court that is likely to have a material and adverse effect on the Group.

11       Insurance

11.1     Particulars of Insurances

         11.1.1 To the Seller's knowledge, all the material assets of each of the Group Companies which are capable of being insured have at all material times been and are insured consistent with normal industry practice under an "all risks" policy on the basis of "replacement cost valuation" subject to the customary terms, conditions and exceptions of such policies.

         11.1.2 To the Seller's knowledge, each Group Company has at all material times complied in all material respects with the statutory insurance requirements of the country of exposure.


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         11.1.3   To the Seller's knowledge, each Group Company has at all
                  material times been and is reasonably covered against accident, physical loss or damage, third party liability (including product liability), environmental liability (to the extent that insurance is reasonably available), and other risks normally covered by insurance by such companies.

11.2     Details of Policies

         In respect of the insurances referred to in paragraph 11.1:

         11.2.1 all premiums and any related insurance premium taxes have been duly paid to date;

         11.2.2   all the policies are in full force and effect;

         11.2.3 to the Seller's knowledge, no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise;

         11.2.4 to the Seller's knowledge, there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy; and

         11.2.5 to the Seller's knowledge, neither the entering into, nor compliance with nor completion of this Agreement will, or is likely to, give an insurer the right to terminate, modify in any material respect or lapse any insurance policy.

11.3     Insurance Claims

         11.3.1 Details of all insurance claims made during the past three years are contained in the Disclosure Letter.

         11.3.2 No material insurance claim is outstanding and, to the Seller's knowledge, no circumstances exist which are likely to give rise to any material insurance claim.

         11.3.3 To the Seller's knowledge, there has been no failure in the past three years to notify the Group's insurers of any circumstances which would have given rise to a material insurance claim or any failure to notify which has resulted in the Group's insurer not accepting any material insurance claim.

11.4     Claims Refused

         Since 9 May 1996 no claim has been refused or settled below the amount claimed.

12       Tax

         Definitions:

         For the purposes of this paragraph 12:

         "Clawback Provision" means Finance Act 2002 Section 111; Finance Act 2002 Section 113; Finance Act 2002 Schedule 35 paragraph 3; Schedule 35 paragraph 4; Finance Act 2003 Schedule 7 paragraph 3; Finance Act 2003
         Schedule 7 paragraph 4(7); Finance Act 2003 Schedule 7 paragraph 9; and Finance Act 2003 Schedule 7 paragraph 11; and

         "Secondary Recovery Provision" means Finance Act 2002 Schedule 34 paragraph 8; Finance Act 2002 Schedule 35 paragraph 9; Finance Act 2003
         Schedule 7 paragraph 5; and Finance Act 2003 Schedule 7 paragraph 12.


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12.1     Each Group Company has timely filed (within any applicable extension periods) with the appropriate Tax Authorities all Tax Returns required to be filed (including any Tax Return which any Tax Authority may require a Group Company to file) on or prior to the date of this Agreement, such Tax Returns are true, accurate and complete in all material respects, are not likely to become the subject of any material dispute with any Tax Authority and all Taxes shown as due from such Group Company on any such Tax Returns have been paid and all Liabilities for Taxes of any Group Company have been discharged to the extent that payment of such Taxes fell due on or prior to the date of Closing. Copies of all corporation tax returns for each Group Company for the last three years have been delivered or made available to the Purchaser.

12.2 No Tax Authority has raised in writing any material disputes or claims concerning any Liability for Taxes relating solely to the assets or business of any Group Company and, there is no audit or investigation pending or, to the Seller's knowledge, threatened, in respect of any Liability for Taxes of any Group Company.

12.3 If Closing shall occur on or prior to 31 August 2004 and Closing were the end of an accounting period (within the meaning of section 12 of the Taxes Act) for each Group Company, as of 31 December 2003 the Tax Written Down Value of the assets of any Group Company which constitute Plant and Machinery which are not Long Life Assets was not less than (pound)234,000,000 (two hundred and thirty four million pounds Sterling).

12.4 If Closing shall occur on or prior to 30 September 2004 and Closing were the end of an accounting period (within the meaning of section 12 of the Taxes Act) for each Group Company, as of 31 December 2003 the Tax Written Down Value of the assets of any Group Company which constitute Plant and Machinery which are not Long Life Assets was not less than (pound)231,500,000 (two hundred and thirty one million, five hundred thousand pounds Sterling).

12.5 Set out in Section 12.5 of the Disclosure Letter is the Seller's reasonable estimation at the date of this Agreement of the Tax Written Down Value as of a hypothetical tax year-end of 31 August 2004, setting out the calculations related thereto. The Seller makes no warranty with respect to the accuracy of such estimate or such calculations, which are being furnished solely for informational purposes, as actual results may vary substantially.

12.6 No Group Company has made a claim for relief from stamp duty or stamp duty land tax which may be withdrawn pursuant to a Clawback Provision, including without limitation, the application of any Clawback Provision as a result of the execution of this Agreement, and no Group Company is liable for stamp duty or stamp duty land tax of another company pursuant to a Secondary Recovery Provision.

12.7 Each payment made pursuant to the Corporation Tax (Instalment Payments) Regulations 1985, as well as the provision made in respect of such payments in the Working Capital Statement, is a reasonable estimate of the aggregate tax liability for the Pre-Closing periods of each Group Company.

12.8 There are no outstanding written agreements or waivers extending the statutory period of limitations or extending any concession that is not a concession of general application to United Kingdom companies applicable to any Group Company for any Pre-Closing Tax Period.

12.9 All Liabilities of the Group Companies for Taxes measured by reference to income, profits or chargeable gains earned, accrued, or deemed earned or accrued, or received on or


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         before the Accounts Date, or arising in respect of an Event occurring on or before that date, are fully provided for or reserved against in the Accounts.

12.10 Each Group Company has complied with its obligations to pay Taxes in respect of, and report the payment of, employment income or employment benefits, including any employee securities or options, relating to all Relevant Employees and Former Employees and officers of such company and, where required, has complied with its obligation to withhold such Taxes from such person or has otherwise ensured that such person has made good to the relevant Group Company the amount of such Taxes within the statutory time limit.

12.11 The Disclosure Letter fully discloses all claims, elections, disclaimers, withdrawals of claims or notifications that have not been made as of the date of this Agreement but that are assumed to have been made for purposes of the provisions or reserves for Taxes included in the Accounts.

12.12 No Group Company has entered into any transaction or incurred any liability the consideration for which was or will be otherwise than on an arm's-length basis, nor has it agreed to do so, where the relevant Tax Authority could reasonably be expected to adjust that company's income, profits or capital gains for Tax purposes. Each Group Company has kept full and accurate documentation recording the methodology used to determine such consideration.

12.13 No Group Company has acquired any asset that will be deemed under applicable Tax legislation to be disposed of and reacquired by a Group Company as a result of this Agreement and no Liability for Taxes of a Group Company will otherwise arise as a result of the entry into and performance of this Agreement.

12.14 No transaction or event has occurred that would cause a Group Company to be liable for any Taxes for which another person (other than a Group Company) is primarily liable, including as a result of such other person being or having been a member of the same group of companies.

12.15 All documents in the possession of any Group Company or in the enforcement of which any Group Company may be interested (or, to the extent that any such documents have been executed and retained outside the United Kingdom, they would not attract United Kingdom stamp duty if brought into the United Kingdom) and that attract stamp duty or transfer duty in the United Kingdom or elsewhere have been duly stamped in respect of UK stamp duty and any other transfer or documentary tax of a similar nature and all such duty and tax wheresoever imposed or payable, and any interest and penalties have been paid.

12.16 Each Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated, and each such company is not and has never been treated as a resident or liable to Tax in any other jurisdiction for Tax purposes, including pursuant to any double taxation agreement. Each Group Company has kept proper and adequate records to enable it to calculate and support such calculations of its liability for Taxes and to comply with Tax law, where such Liability or such requirement relates to the last six accounting periods.

12.17    Each Group Company has fully complied with any relevant value added tax
         Law.

12.18 Each Group Company has complied with all rules and regulations relating to the withholding of Taxes.








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12.19    No Group Company has, in the six years preceding the date of this
         Agreement, been the subject of a PAYE audit in which non-compliance with share plan PAYE Liability and/or National Insurance contributions Liability was identified as an issue by the Inland Revenue.

13       Important Business Issues Since the Accounts Date

         Since the Accounts Date as regards each Group Company:

13.1 there has been no material adverse change in the financial or trading position and no event, fact or matter has occurred which will or is likely to give rise to any such change;

13.2 there has been no disposal of, or agreement to dispose of, any material fixed assets;

13.3 the business has been carried on in the ordinary and usual course, in all material respects;

13.4 except as set out in the Budget, no material capital commitments have been entered into or proposed by any Group Company. For these purposes a material capital commitment is one involving capital expenditure of over, or consideration equal to, (pound)3,000,000 (three million pounds Sterling) exclusive of VAT;

13.5 the business has not been materially and adversely affected by the loss of any Major Customer or Major Supplier and to the Seller's knowledge, no notification has been received from any Major Customer or Major Supplier that it intends to terminate such contract;

13.6 no Group Company has declared, made or paid any dividend or other distribution to its members;

13.7 no Group Company has issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

13.8 no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital; and

13.9 no Group Company has changed the application of its accounting policies which is material to the Accounts and Management Accounts taken as a whole.

14       Disclosure of Information

         To the Seller's knowledge, each document specified in the Disclosure Letter as being attached thereto as an agreed disclosure is a true and complete copy of such document.

15       Authority and Capacity

15.1 Each of the Seller and each of the Group Companies is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

15.2 The Seller has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

15.3 This Agreement will, when executed, constitute valid and binding obligations on the Seller, in accordance with its terms.








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15.4     The Seller has taken all corporate action required by it to authorise it to enter into and to perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

16       Insolvency etc.

16.1 No Group Company is insolvent or unable, whether as defined by Section 123 of the Insolvency Act 1986 or otherwise, to pay its debts, including its future and prospective debts.

16.2 No Group Company has proposed or intends to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

16.3 No Group Company nor any creditor of any Group Company has presented any petition, application or other proceedings for any administration order, creditors' voluntary arrangement or similar relief by which the affairs, business or assets of any Group Company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any creditor or by such company itself nor has any such Order or relief been granted or appointment made.

16.4 No Order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up any Group Company or whereby the assets of any Group Company are to be distributed to creditors or shareholders or other contributories of any Group Company.

16.5 No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or similar official has been appointed in respect of the whole or any part of the business or assets of any Group Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

16.6 No creditor of any Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of any Group Company or is, to the Seller's knowledge, likely to do so in the immediate future.

16.7 No Group Company is in default of any of its obligations in relation to any of the financial facilities referred to in paragraph 3.1 of this Schedule.

17       Broadcasting

17.1     Licences

         17.1.1 In relation to licences issued under the Broadcasting Acts and Wireless Telegraphy Acts to the Group, or used (as agent or otherwise) by the Group, the Group:

                  (i) has disclosed these licences in Schedule 17.1.1 of the Disclosure Letter;

                  (ii) has complied in all material respects with all material terms of these licences;

                  (iii) has promptly met all material deadlines under these licences (including, but not limited to, all payment obligations, disclosure obligations and notification obligations);


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                  (iv)     to the Seller's knowledge, has not received
                           notification that any such licence will be revoked or not renewed; and

                  (v) is not presently obliged and, to the Seller's knowledge, will not be obliged, to commit material or significant capital expenditure now or in the next 12 months in order to comply with the terms of the licences as of the date of this Agreement.

17.2     Material Transmission customers contracts

         In relation to each of the BBC Analogue Transmission Agreement, the BBC Mux 1 DDT Transmission Agreement and the BBC Mux B DTT Transmission Agreement, the Company has not commenced discussions regarding renewal of the agreement nor has it been notified that the BBC does not propose to renew the agreement.


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                                   Schedule 6
                        Warranties given by the Purchaser

1        Authority and Capacity

1.1 The Purchaser is validly existing and is a company duly incorporated under the Law of its jurisdiction of incorporation.

1.2 The Purchaser has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

1.3 This Agreement will, when executed, constitute valid and binding obligations on the Purchaser, in accordance with its terms.

1.4 The Purchaser has taken all corporate action required by it to authorise it to enter into and to perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

2        Insolvency etc.

2.1 The Purchaser is not insolvent or unable, whether as defined by Section 123 of the Insolvency Act 1986 or otherwise, to pay its debts, including its future and prospective debts.

2.2 The Purchaser has not proposed and does not intend to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

2.3 Neither the Purchaser nor any creditor of the Purchaser has presented any petition, application or other proceedings for any administration Order, creditors' voluntary arrangement or similar relief by which the affairs, business or assets of the Purchaser are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any creditor or by the Purchaser itself nor has any such order or relief been granted or appointment made.

2.4 No Order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Purchaser or whereby the assets of the Purchaser are to be distributed to creditors or shareholders or other contributories of the Purchaser.

2.5 No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or similar official has been appointed in respect of the whole or any part of the business or assets of the Purchaser nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

3        No Violation; Consents and Approvals

3.1 The execution and delivery by the Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not:


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         3.1.1    conflict with or result in any violation of any provision of the organisational documents of Purchaser;

         3.1.2 conflict with, result in a violation or breach of, or constitute a default, or give rise to any right of termination, revocation, cancellation or acceleration, under any note, bond, mortgage, indenture, deed of trust, licence, lease, contract, commitment or agreement to which the Purchaser is a party, except for any such conflict, violation, breach, default or right which is not reasonably likely to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement; or

         3.1.3 conflict with or result in a violation of any Law or Order applicable to the Purchaser or to the property or assets of the Purchaser, except for any such conflict or violation which is not reasonably likely to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

3.2 No consent, approval, licence, permit, Order or authorisation of, registration, declaration or filing with, or notice to, any Governmental Entity or any other person is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, licences, permits, Orders, authorisations, registrations, declarations or filings the failure of which to be obtained or made are not reasonably likely to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

4        No Additional Warranties

         The Purchaser acknowledges that it and its Representatives have had the opportunity to conduct, and have conducted, due diligence investigations in relation to the Group before the date of this Agreement through access to a data room, which investigations, for the avoidance of doubt, shall not affect the provisions of Clause 8.2. The Purchaser further acknowledges that none of the Seller, any Subsidiary, any of the Seller's Representatives nor any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Group Companies furnished or made available to the Purchaser and its Representatives, except as expressly set out in this Agreement, and except as expressly set out in this Agreement, none of the Seller, any Subsidiary, any of the Seller's Representatives nor any other person shall have or be subject to any Liability to the Purchaser or any other person resulting from the distribution to the Purchaser or any of its Representatives, or the Purchaser's or any such Representative's use of, any such information, including any Books and Records or any other information, documents or management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

5        Tax Warranty

         The Purchaser does not intend to permit the corporation tax Liabilities of any Group Company, to the extent provided for in the Accounts and to the extent payable by any company to remain undischarged. The Purchaser is not entering into this Agreement on the assumption referred to in
         Section 767AA(2) of the Taxes Act.


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

6        Financial Warranty

         The Purchaser warrants that it has, or will have, as at Closing sufficient readily available funds for the payment in full of the Closing Amount.


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

                                   Schedule 7

                        Warranties given by the Guarantor

1        Authority and Capacity

1.1 The Guarantor is validly existing and is a company duly incorporated under the Law of its jurisdiction of incorporation.

1.2 The Guarantor has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

1.3 This Agreement will, when executed, constitute valid and binding obligations on the Guarantor, in accordance with its terms.

1.4 The Guarantor has taken all corporate action required by it to authorise it to enter into and to perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

2        Insolvency etc.

2.1 The Guarantor is not insolvent or unable, whether as defined by Section 123 of the Insolvency Act 1986 or otherwise, to pay its debts, including its future and prospective debts.

2.2 The Guarantor has not proposed and does not intend to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

2.3 Neither the Guarantor nor any creditor of the Guarantor has presented any petition, application or other proceedings for any administration Order, creditors' voluntary arrangement or similar relief by which the affairs, business or assets of the Guarantor are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any creditor or by the Guarantor itself nor has any such order or relief been granted or appointment made.

2.4 No Order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Guarantor or whereby the assets of the Guarantor are to be distributed to creditors or shareholders or other contributories of the Guarantor.

2.5 No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or similar official has been appointed in respect of the whole or any part of the business or assets of the Guarantor nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.


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

                                   Schedule 8
                               Seller's Knowledge

Name                                        Title
John P. Kelly                               President/CEO, Crown Castle International Corp.
W. Benjamin Moreland                        SVP/CFO/Treasurer, Crown Castle International Corp.
E. Blake Hawk                               General Counsel, Crown Castle International Corp.
Jay Brown                                   Vice President, Finance, Crown Castle International Corp.
Peter G. Abery                              President and Managing Director, Crown Castle UK Limited
Angela M. Dennehy                           Director, Legal Services and Company Secretary, Crown Castle UK Limited
Graham Greener                              Director, Site Operations, Crown Castle UK Limited
Ben Quinn                                   Director, Asset Management, Crown Castle UK Limited
Andrew Sloey                                Director, Finance, Crown Castle UK Limited
John J. Ward                                Director, Network Operations and Engineering, Crown Castle UK Limited
Dr. Shirin Tahzib                           Vice President, Information Systems and Services, Crown Castle UK Limited
Rita Dora                                   Director, Human Capital, Crown Castle UK Limited


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

                                   Schedule 9
                         Transitional Services Agreement


The following is a summary of the terms for the Transitional Services Agreement-Mobile Media.

The agreement shall provide that the Group Company shall make available to the Seller's Group the individuals listed below for the services described below.

Individuals:                  Nick Davies
                              Russel Inman
                              Keith Hayler
                              John Village
                              Phil Osburne
                              Paul Segar (currently a consultant)
                              Chas Murray (currently a consultant)

Term: Twenty four (24) months following Closing.

Compensation: The internal rate card quoted by the Group Company plus substantiated direct third party expenses consistent with practices at the Closing Date. The compensation and reimbursement shall be billed monthly and such amount is due within thirty (30) days of the invoice date.

Services: Consultation and technical services involving and relating to RF transmission in the United States including radio planning for mobile media and involving 1670-1675 Mhz spectrum and DVB-H deployment and transmission.

Scheduling: Seller's Group shall provide the Group Company with a schedule of its requirements for the services on a monthly basis at least two months in advance and the Group Company shall use best efforts to provide full and timely access to indicated individuals in accordance with such schedule.

IP: Any intellectual property developed or discovered by an individual while providing services to the Seller's Group while the individual is an employee or consultant to the Group Company shall be the intellectual property for both the Seller's Group and the Group Company.

Confidentiality: The parties shall be subject to commercially reasonable confidentiality arrangements as to confidential and proprietary information.

Miscellaneous: The Group Company is not to be obliged to retain any of the named individuals as an employee or consultant and any non-solicitation provision is not to be applicable to the named individuals. The parties shall retain reasonable commercial insurance as to the services to be provided by the named individuals.


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